PROSPECTUS

                                1,200,000 SHARES

                                  COMMON STOCK
                            ------------------------

     All of the 1,200,000 shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), are offered hereby (the "Offering") by HLM Design, Inc. ("HLM Design").

     Prior to the Offering, there has been no public market for the Common Stock. The public offering price will be $6.00 per share. See "Underwriting" for information relating to factors to be considered in determining the initial public offering price.

     HLM Design has been approved for quotation of the Common Stock on the Nasdaq SmallCap Market under the symbol "HLMD."

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE. SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS. THIS OFFERING INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS. ANY   REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                           ------------------------


                                                                PRICE TO                UNDERWRITING            PROCEEDS TO THE
                                                                 PUBLIC                 DISCOUNT (1)               COMPANY(2)
Per Share...........................................             $6.00                      $.60                     $5.40
Total (3)...........................................           $7,200,000                 $720,000                 $6,480,000

(1) HLM Design has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses, payable by HLM Design, estimated at $558,280.

(3) HLM Design has granted to the Underwriters an option, exercisable within 45 days of the date hereof, to purchase up to an aggregate of 180,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to HLM Design will be $1,080,000, $108,000 and $972,000, respectively. See "Underwriting."
                            ------------------------

     The Shares are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Shares will be made in New York, New York on or about June 18, 1998.

BERTHEL FISHER & COMPANY FINANCIAL SERVICES, INC.

                               WESTPORT RESOURCES INVESTMENT SERVICES, INC.

                                              MARION BASS SECURITIES CORPORATION

                            ------------------------

                 The date of this Prospectus is June 12, 1998.

           [Photographs of various projects completed by the Company]

     HLM DESIGN INTENDS TO FURNISH ITS STOCKHOLDERS WITH ANNUAL REPORTS CONTAINING FINANCIAL STATEMENTS AUDITED BY ITS INDEPENDENT AUDITORS AND WILL MAKE AVAILABLE COPIES OF ITS QUARTERLY RESULTS FOR THE FIRST THREE QUARTERS OF EACH YEAR.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (A) GIVES EFFECT TO AN EFFECTIVE 12.75-TO-1 STOCK SPLIT (EFFECTED IN A SERIES OF TRANSACTIONS) OF HLM DESIGN'S COMMON STOCK TO BE COMPLETED PRIOR TO THE CONSUMMATION OF THE OFFERING (THE "STOCK SPLIT"), (B) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED, AND (C) GIVES EFFECT TO THE EXERCISE OF THE WARRANTS, INCLUDING THE WARRANTS HELD BY PACIFIC (AS DEFINED HEREIN) TO BE EXERCISED IMMEDIATELY PRIOR TO THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. SEE "DESCRIPTION OF CAPITAL STOCK -- WARRANTS" AND "UNDERWRITING." UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES HEREIN TO THE "COMPANY" MEAN HLM DESIGN, INC. AND THE ARCHITECTURAL, ENGINEERING AND PLANNING FIRMS ("AEP FIRMS") IT MANAGES CONSIDERED AS ONE ENTERPRISE, REFERENCES TO A "MANAGEMENT AND SERVICES AGREEMENT" MEAN A LONG-TERM AGREEMENT BETWEEN HLM DESIGN AND AN AEP FIRM AS DESCRIBED HEREIN IN "BUSINESS -- HLM DESIGN
OPERATIONS -- MANAGEMENT AND SERVICES AGREEMENTS", AND REFERENCES TO THE "MANAGED FIRMS" MEAN (I) WITH RESPECT TO THE PERIOD PRIOR TO THE DATE OF THIS PROSPECTUS, HLMI, HLMNC AND HLMO (EACH AS DEFINED BELOW) WHICH ARE THE AEP FIRMS CURRENTLY OPERATING UNDER MANAGEMENT AND SERVICES AGREEMENTS WITH HLM DESIGN, AND (II) WITH RESPECT TO THE PERIOD FROM AND AFTER THE DATE OF THIS PROSPECTUS, HLMI, HLMNC AND HLMO AND SUCH OTHER AEP FIRMS WITH WHICH HLM DESIGN SHALL, FROM TIME TO TIME, ENTER INTO MANAGEMENT AND SERVICES AGREEMENTS. "HLM" IS A REGISTERED TRADEMARK OF HLM DESIGN.

                                  THE COMPANY
     HLM Design, Inc. is a management company that enters into management and services relationships with full service AEP Firms. It was formed in March 1997 to pursue a strategy of consolidating non-professional operations and providing management expertise to individual AEP Firms. HLM Design believes it is the first company to pursue such a consolidation strategy in order to take advantage of operating efficiencies and provide geographic and service diversification for clients. Prior to March 1997, the current management team of HLM Design operated HLM Design of Northamerica, Inc. (formerly named Hansen Lind Meyer Inc.), an Iowa corporation ("HLMI"), HLM Design of the Southeast, P.C. (formerly named HLM of North Carolina, P.C.) ("HLMNC") and HLM Design of the Northwest, Architecture, Engineering and Planning, P.C. (formerly named HLM of Oregon, Architecture and Planning, P.C.) ("HLMO"). HLMI has been in operation for over thirty years. HLMNC and HLMO were organized in 1996 but have had no operations to date. These three AEP Firms have each entered into a Management and Services Agreement with HLM Design. The Managed Firms operate offices in Atlanta, Georgia, Iowa City, Iowa, Chicago, Illinois, Orlando, Florida, Bethesda, Maryland, Denver, Colorado, Sacramento, California, Philadelphia, Pennsylvania, Portland, Oregon and Charlotte, North Carolina. HLM DESIGN IS NOT ENGAGED IN THE PRACTICE OF ARCHITECTURE, ENGINEERING OR PLANNING.

     Joseph M. Harris and Vernon B. Brannon, executive officers and principal stockholders of HLM Design, are also the principal stockholders and officers of the Managed Firms, HLMI, HLMNC and HLMO. As officers of the Managed Firms, they caused the Managed Firms to enter into Management and Services Agreements with HLM Design and as stockholders of each of the Managed Firms they entered into Stockholders' Agreements (as described below). See "Certain
Transactions -- Relationships with Managed Firms."

     A full-service AEP Firm provides a spectrum of services in various specialties to customers through a broad range of professionals, including architects, mechanical, electrical, structural and civil engineers, landscape architects, interior designers and construction administration personnel. HLM Design has chosen to focus its effort on the management of full-service AEP Firms because it believes these firms offer a competitive advantage -- the ability to provide a full line of high-quality, cost effective services -- over firms that provide a more narrow range of services. HLM Design believes that its consolidation strategy will assist in attracting new AEP Firms as a result of two major trends: (1) the increasing complexity, cost and competitiveness of the design practice conducted by AEP Firms requiring operating and cost efficiencies, and (2) AEP Firms' need for access to a wider pool of geographically dispersed professionals in order to provide solutions for the evolving needs of their clients.

     As a management company, HLM Design's relationship with the Managed Firms is contractual; it has no ownership interest in the Managed Firms. As a result, stockholders in HLM Design will have no direct or indirect ownership interest in the Managed Firms.

     HLM Design's strategy is to expand revenues through (1) the development of new long-term Management and Services Agreements with full-service AEP Firms throughout the United States and (2) the expansion of services to existing clients. Currently, HLM Design is not engaged in negotiations with any AEP Firms.

     HLM Design's principal executive office is located at 121 West Trade Street, Suite 2950, Charlotte, North Carolina and its telephone number is (704) 358-0779.
                               OPERATING STRATEGY
     The Company provides, primarily through HLMI, a complement of architectural, engineering and planning services to a variety of clients in several industries. These services include, in addition to the provision of architectural and engineering services, all phases of a construction project starting with assistance in the funding process, development of a master plan, and construction oversight. The services also may involve the redesign of a workplace to make it efficient, reliable and easy to maintain. The Company has developed a strength and is recognized as a national leader in the following markets:

     (Bullet) Healthcare -- In the last five years, HLMI has designed and constructed more than 15 million square feet of healthcare facilities. Clients have ranged from 20-bed hospitals in the rural mid-west to America's most prestigious academic medical centers. Healthcare clients include Duke University Medical Center, University of Chicago Hospitals, University of Iowa Hospitals and Clinics, Rush-Presbyterian-St. Lukes Medical Center, Thomas Jefferson University Hospital and Georgetown University Medical Center.

     (Bullet) Justice -- HLMI has designed over 10 million square feet of justice facilities in the last ten years. It has designed jail and prison projects valued at over $500 million and has designed emerging court facility projects valued at over $555 million.

     (Bullet) High-tech Research Facilities -- HLMI has designed research facilities valued at over $500 million. The Company's clients in this market include some of the most prestigious in the country including Johns Hopkins University, the National Institutes of Health, the Mayo Foundation, and Georgetown University. Planning for high-tech research facilities is intended to optimize space utilization and provide flexibility to adapt to changing technology and funding constraints.

     All of the Company's architecture, engineering and planning services are provided through the Managed Firms, and not by HLM Design.

                                GROWTH STRATEGY

     HLM Design intends to implement an aggressive, yet disciplined, expansion program by pursuing Management and Services Agreements with (i) large "regional" AEP Firms with established operating histories located in large metropolitan and high-growth suburban geographic markets that the Company does not currently serve and (ii) small firms that provide operational diversity in geographic areas that complement the services that are either currently provided by the Company in such geographic areas or that are intended to be provided in the future. HLM Design believes its approach will be attractive to these large and small AEP Firms because it will provide these firms with economies of scale and the synergies that result from increased purchasing power, a greater breadth of services, an increased pool of professionals, and geographical diversity. Furthermore, this strategy will give these regional and local AEP Firms, as a part of the Company, the ability to provide services to existing and future clients with national operations that might otherwise have turned to "non-local" firms to service their needs. The goal is for the Company to be the single source provider for large national clients that have geographically diverse operations.

     HLM Design generally expects that AEP Firms that sign Management and Services Agreements will retain existing high-quality professional employees and continue to operate in an effective and efficient manner with architects, engineers and planning professionals who understand the local market. HLM Design's management team will provide all management and administrative services to the AEP Firms. Management believes it is positioned to pursue larger, well established AEP Firms as a result of the depth of HLM Design's management team, HLM Design's capital structure and the reputation of the management team in the design industry. Management also believes its growth strategy can be achieved at less cost than that which would be incurred by AEP firms operating on a stand alone basis.
                              CERTAIN RISK FACTORS
     The Common Stock offered hereby involves a high degree of risk. Prospective purchasers should consider that:

     (Bullet) HLM Design's operating and growth strategies are predicated upon its ability to achieve significant consolidation of AEP Firm operations and to generate profits from those firms;

     (Bullet) Conflicts of interest could arise between HLM Design and Joseph
              Harris and Vernon Brannon, the President and Chief Financial Officer, respectively, of HLM Design, in connection with the operation and enforcement of the provisions of Stockholders' Agreements and the Management and Services Agreements;

     (Bullet) HLM Design's revenues are currently derived from Management and Services Agreements with three firms, only one of which had active operations at October 31, 1997 and all of which are related to each other, and to HLM Design, by common and principal stockholders, Messrs. Harris and Brannon;

     (Bullet) HLM Design's operating and growth strategies require substantial capital resources resulting in the incurrence of long-term and short-term indebtedness and may result in the public or private issuance from time to time of additional debt or equity securities, including the issuance of such securities in connection with the execution of new Management and Services Agreements;

     (Bullet) AEP Firms that have entered into Management and Services
              Agreements with HLM Design have the right to terminate such agreements upon the filing by HLM Design of a petition in voluntary bankruptcy or assignment for the benefit of creditors, or upon other action taken voluntarily or involuntarily under any federal or state law for the benefit of debtors;

     (Bullet) Because of the unique structure of the relationship between HLM
              Design and its Managed Firms, many aspects of these relationships have not been the subject of prior regulatory interpretations and there can be no assurance that a review of the Company's business by applicable regulatory authorities will not result in determinations that may adversely affect the operations of the Company or prevent its continued operations;

     (Bullet) The Company's success depends to a significant degree upon the continued contributions of Messrs. Harris and Brannon; and

     (Bullet) There is no existing market for the Common Stock and no assurance can be given that one will develop following the Offering.

     PROSPECTIVE INVESTORS SHOULD ALSO BE AWARE THAT AS OF THE DATE HEREOF, HLM DESIGN HAS ENTERED INTO MANAGEMENT AND SERVICES AGREEMENTS ONLY WITH AFFILIATED ENTITIES AND NO ASSURANCES MAY BE GIVEN THAT HLM DESIGN WILL BE SUCCESSFUL IN ENTERING INTO SUCH AGREEMENTS WITH OTHER AEP FIRMS.

     See "Risk Factors" beginning on page 7 for a discussion of factors that should be considered by prospective purchasers of the Common Stock offered hereby.
                                  THE OFFERING

Common Stock offered by HLM Design....................  1,200,000 shares (1)
Common Stock to be outstanding after the Offering.....  2,075,087 shares (1)(2)(3)
     Total............................................  2,075,087 shares
Use of proceeds.......................................  The net proceeds of the Offering will be used to repay certain indebtedness of HLM Design, for working capital and for general corporate purposes, including the funding of HLM Design's entering into new Management and Services Agreements. See "Use of Proceeds."
Trading...............................................  The Company has been approved for quotation of the Common Stock on the Nasdaq SmallCap Market ("Nasdaq"), under the symbol "HLMD."

---------------

(1) Does not include up to an aggregate of 180,000 shares that may be sold by HLM Design upon exercise of the over-allotment option granted to the Underwriters. See "Underwriting."

(2) Excludes (i) 159,955 shares of Common Stock reserved for future issuance under HLM Design's Stock Option Plan (as defined herein), including options to purchase an aggregate of 115,908 shares of Common Stock that have been approved for grant and will become effective immediately before the completion of the Offering, and (ii) up to 57,954 shares of Common Stock reserved for future issuance under HLM Design's ESPP (as defined herein).

(3) Gives effect to the Stock Split.

     All broker-dealers effecting transactions in the Common Stock in the State of Oklahoma must comply with the requirements of Section 660: 10-9-31 of the Rules of the Oklahoma Securities Commission and the Administrator of the Department of Securities to deliver a prospectus prior to or concurrently with any transaction in the Common Stock until 90 days after the effective date of the registration of the Common Stock in Oklahoma.

     California investors are subject to certain investor suitability standards. See "Underwriting."

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following summary historical and financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of HLM Design and Affiliates and the Predecessor Company (as defined below) and the related notes thereto included elsewhere in this Prospectus.

     The following summary historical financial data for the Predecessor Company for each of the three fiscal years ended April 25, 1997 are derived from audited financial statements, which are included elsewhere in this Prospectus. The summary financial data (Predecessor Company) for the one month ended May 30, 1997 and the nine months ended January 24, 1997 are derived from the unaudited financial statements of HLMI, which are included elsewhere in this Prospectus. The selected financial data for the nine months ended January 30, 1998 are derived from the unaudited combined financial statements of HLM Design and, for the eight months ended January 30, 1998, of HLMI, HLMNC and HLMO, which are included elsewhere in this Prospectus. In the opinion of management, these unaudited financial statements reflect all adjustments necessary for a fair presentation of its results of operations and financial condition. The results of operations for an interim period are not necessarily indicative of results of operations for a full fiscal year or any other interim period.

                                                                          PREDECESSOR COMPANY (1)
                                                  -----------------------------------------------------------------------
                                                                                                  NINE
                                                             FOR THE YEAR ENDED                  MONTHS        ONE MONTH
                                                  -----------------------------------------       ENDED          ENDED
                                                   APRIL 30,      APRIL 26,      APRIL 25,     JANUARY 24,      MAY 30,
                                                     1995           1996           1997           1997           1997
                                                  -----------    -----------    -----------    -----------    -----------
INCOME STATEMENT DATA:
Revenue........................................   $29,122,557    $28,554,424    $26,754,710    $19,442,280    $2,233,036
                                                  -----------    -----------    -----------    -----------    -----------
Costs and Expenses:
Direct cost of revenue.........................    15,685,671     14,261,952     13,376,251     9,917,627        898,979
Operating costs................................    14,098,729     13,104,278     12,414,739     9,359,733      1,163,141
ESOP expenses..................................       573,837        584,202        408,765       406,652
Amortization on intangible assets..............         5,952         99,145        107,670        81,807          9,571
                                                  -----------    -----------    -----------    -----------    -----------
Total costs and expenses.......................    30,364,189     28,049,577     26,307,425    19,765,819      2,071,691
                                                  -----------    -----------    -----------    -----------    -----------
Income (loss) from operations..................    (1,241,632)       504,847        447,285      (323,539 )      161,345
                                                  -----------    -----------    -----------    -----------    -----------
Other income (expense):
Net interest...................................      (142,744)      (383,552)      (396,007)     (280,027 )      (36,951 )
Non-operating income...........................       428,475        850,273        285,635
                                                  -----------    -----------    -----------    -----------    -----------
    Total other income (expense)...............       285,731        466,721       (110,372)     (280,027 )      (36,951 )
                                                  -----------    -----------    -----------    -----------    -----------
Income (Loss) Before Income Taxes..............      (955,901)       971,568        336,913      (603,566 )      124,394
Income tax expense (benefit)...................      (360,080)       435,459        219,799      (143,517 )       43,000
                                                  -----------    -----------    -----------    -----------    -----------
Net income (loss) (3)..........................   $  (595,821)   $   536,109    $   117,114    $ (460,049 )   $   81,394
                                                  -----------    -----------    -----------    -----------    -----------
                                                  -----------    -----------    -----------    -----------    -----------
BALANCE SHEET DATA:
Working capital(deficiency)....................   $(1,029,547)   $(1,620,488)   $(1,902,363)   $ (686,632 )   $(2,238,531)
Total assets...................................    10,519,859     12,577,992     12,874,503    13,402,269     17,639,673
Long-term debt.................................       840,302        564,577        103,792       769,742      2,476,008
Total liabilities..............................    10,690,072     11,819,796     11,670,962    12,803,938     16,354,738
Warrants outstanding (4).......................
Stockholders' equity (deficiency) (5)..........      (170,213)       758,196      1,203,541       598,331      1,284,935

                                                 HLM DESIGN
                                                 (COMBINED)
                                                    NINE
                                                   MONTHS
                                                    ENDED
                                                 JANUARY 30,
                                                  1998 (2)
                                                 -----------
INCOME STATEMENT DATA:
Revenue........................................  $21,543,416
                                                 -----------
Costs and Expenses:
Direct cost of revenue.........................   9,979,581
Operating costs................................   9,629,991
ESOP expenses..................................
Amortization on intangible assets..............     114,549
                                                 -----------
Total costs and expenses.......................  19,724,121
                                                 -----------
Income (loss) from operations..................   1,819,295
                                                 -----------
Other income (expense):
Net interest...................................    (748,621 )
Non-operating income...........................
                                                 -----------
    Total other income (expense)...............    (748,621 )
                                                 -----------
Income (Loss) Before Income Taxes..............   1,070,674
Income tax expense (benefit)...................     514,063
                                                 -----------
Net income (loss) (3)..........................  $  556,611
                                                 -----------
                                                 -----------
BALANCE SHEET DATA:
Working capital(deficiency)....................  $ (432,870 )
Total assets...................................  18,043,555
Long-term debt.................................   4,357,057
Total liabilities..............................  17,194,658
Warrants outstanding (4).......................     200,068
Stockholders' equity (deficiency) (5)..........     648,829

---------------

(1) The "Predecessor Company" is HLMI.

(2) Includes information for HLM Design and for the Managed Firms for the eight months from May 31, 1997 to January 30, 1998 on a combined basis. HLM Design's operations for the month ended May 30, 1997 reflected herein include no revenues or expenses.

(3) Historical net income per share is not presented, as the historical capital structure prior to the Offering is not comparable with the capital structure of the Company that will exist after the Offering.

(4) Reflects Warrants held by Pacific and Equitas as of January 30, 1998. Equitas exercised its Warrants in February 1998 and Pacific has undertaken that it will exercise its Warrants immediately prior to the effective date of the Registration Statement of which this Prospectus is a part.

(5) Neither HLM Design nor the Predecessor Company has paid cash dividends from May 1, 1994 to January 30, 1998.

                                  RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER AND EVALUATE ALL OF THE INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING THE PRINCIPAL RISK FACTORS SET FORTH BELOW.

INNOVATIVE STRATEGY

     HLM Design's operating and growth strategies are predicated upon its ability to achieve significant consolidation of AEP Firm operations and to generate profits from those firms. The process of identifying suitable candidates for entering into Management and Services Agreements and proposing, negotiating and implementing economically feasible affiliations with AEP Firms is lengthy and complex. Such strategies require intense management direction in a dynamic marketplace that is increasingly subject to cost containment and other competitive pressures. There can be no assurance that these strategies will be successful or that modifications to the Company's strategies will not be required.

CONFLICTS OF INTEREST

     Joseph Harris and Vernon Brannon, the President and the Chief Financial Officer, respectively, of HLM Design, are also principal stockholders in each of HLMI, HLMNC and HLMO and have entered into Stockholders' Agreements with respect to those firms that, among other things, permit the management by HLM Design of each of HLMI, HLMNC and HLMO. Conflicts of interest could arise between HLM Design and Messrs. Harris and Brannon in connection with the operation and enforcement of the provisions of these Stockholders' Agreements and the Management and Services Agreements. See "Certain Transactions." The interests of HLM Design could be materially adversely affected if circumstances arose in which it would be in the interest of Joseph Harris and Vernon Brannon to interfere with the performance by HLMI, HLMNC or HLMO of the Management and Services Agreements. Upon the execution of new Management and Services Agreements with AEP Firms, similar conflicts of interest would arise between HLM Design and stockholders of such firms.

BENEFITS OF OFFERING TO INSIDERS

     Joseph M. Harris and Vernon B. Brannon, stockholders, directors and executive officers of HLM Design, will benefit personally from the Offering in several ways. Both Mr. Harris and Mr. Brannon will be released from personal guaranties in connection with the Pacific/Equitas Loan (as defined below) upon the consummation of the Offering and the repayment of the Pacific/Equitas Loan from the proceeds of the Offering. The Offering will result in increased liquidity for Messrs. Harris and Brannon, as well as all other current stockholders of HLM Design, with respect to the shares of Common Stock each such person currently holds in HLM Design. Messrs. Harris and Brannon and Berthel Fisher & Company Leasing, Inc. ("Berthel Leasing") have, however, agreed to escrow Common Stock owned by each of them pursuant to the requirements of the various state securities commissions. For a description of restrictions on current stockholders' ability to freely transfer Common Stock outstanding on the date hereof and not sold in the Offering, see "Shares Eligible for Future Sale." Additionally, in connection with the consummation of the Offering, Messrs. Harris and Brannon have entered into Employment Agreements with HLM Design whereby each will receive compensation and other benefits as well as options to purchase 57,954 shares of HLM Design Common Stock. See "Management -- Employment Agreements."

MANAGEMENT AND SERVICES AGREEMENTS WITH ONLY THREE FIRMS

     HLM Design's revenues are derived solely from its contractual relationships with the Managed Firms (for whom, as indicated below, HLM Design will also provide required financing). Currently, HLM Design has Management and Services Agreements with three firms, only one (HLMI) of which had active operations at January 30, 1998. All three of these firms are related to each other and to HLM Design, by common principal stockholders, Joseph M. Harris and Vernon B. Brannon. There can be no assurance that HLM Design will be able to successfully enter into Management and Services Agreements with additional firms.

UNCERTAINTIES CONCERNING ABILITY TO RECEIVE PAYMENTS FROM MANAGED FIRMS

     HLM Design earns, for services provided to the Managed Firms, 99% of the net income of the Managed Firms as determined in accordance with generally accepted accounting principles. However, for cash management purposes, HLM Design is to receive 99% of the positive cash flows of the Managed Firms (calculated for any period as the change in the cash balances from the beginning of the period to the end of the period). HLM Design's ability actually to receive payments in respect thereof during the period will be subject to the cash requirements of the Managed Firms for the period. Through January 30, 1998, HLM Design had earned aggregate management fees under Management and Services Agreements with

Managed Firms of $1,034,008 since its inception in March 1997. As of January 30, 1998, $450 in management fees had actually been paid by the Managed Firms to HLM Design and $1,033,558 continued to be carried by HLM Design as an account receivable. Such receivable balance is to be paid with future positive cash flows. To the extent, however, the cash requirements of the Managed Firms continue to exceed 1% of positive cash flows, HLM Design will be unable to receive payments against such receivable and such payments will continue to be delayed. HLM Design's ability to pay dividends on the Common Stock will depend on the ability of HLM Design to collect such receivables.

UNCERTAINTIES CONCERNING ADDITIONAL FINANCINGS AND COMPANY'S ABILITY TO OBTAIN NEW LINE OF CREDIT

     HLM Design's operating and growth strategies require substantial capital resources, particularly since HLM Design, as the management company, will be responsible for the financing of working capital growth, capital growth and other cash needs of the Managed Firms. See "Business -- HLM Design
Operating -- Management and Services Agreements." These requirements will result in HLM Design incurring long-term and short-term indebtedness and may result in the public or private issuance, from time to time, of additional debt or equity securities, including the issuance of such securities in connection with the execution of Management and Services Agreements. There can be no assurance that any such financing will be obtainable on terms acceptable to HLM Design. As further discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," HLM Design has already incurred borrowings under its existing revolving line of credit equal to the full amount of its borrowing capacity thereunder. Furthermore, such line of credit, as extended, matures as of July 30, 1998, unless it is renewed by the lender. Although HLM Design has received both verbal and written indications of the willingness of the lender to renew and increase HLM Design's line of credit following a successful completion of this Offering, the lender has not entered into any commitment to do so. If HLM Design is unable to obtain a new revolving line of credit following the Offering, its ability to implement its growth strategy will be adversely affected.

     Additionally, issuing securities in connection with the execution of Management and Services Agreements will dilute the percentage of Common Stock owned by stockholders prior to such issuance. There is no assurance that such financings will not cause dilution in the book value per share of the Common Stock.

EFFECT OF BANKRUPTCY

     AEP Firms that have entered into Management and Services Agreements with HLM Design have the right to terminate such agreements upon the filing by HLM Design of a petition in voluntary bankruptcy, an assignment for the benefit of creditors, or upon other action taken voluntarily or involuntarily under any federal or state law for the benefit of debtors. Because the substantial majority of the assets of the Company are owned by the Managed Firms, if such agreements are terminated, HLM Design would proceed through bankruptcy without any meaningful assets. In such circumstances, it is likely that no significant assets would be available for distribution to stockholders upon a liquidation.

GOVERNMENT REGULATION

     The architectural and engineering industries are regulated at the state level. The Company believes its operations are in material compliance with applicable law. Nevertheless, because of the unique structure of the relationships between HLM Design and its Managed Firms, many aspects of these relationships have not been the subject of prior regulatory interpretation. The Company has not discussed its structure with or received approvals from any regulatory authorities, and is unaware of its business being reviewed by any such regulatory authorities. There can be no assurance that a review of the Company's business by applicable regulatory authorities will not result in determinations that may adversely affect the operations of the Company or prevent its continued operation. There also can be no assurance that the regulatory environment will not change so as to restrict the Company's existing operations or limit the expansion of the Company's business. Expansion of the operations of the Company to certain jurisdictions could require structural and organizational modifications of HLM Design's relationships with its Managed Firms. Consequently, if the Company is unable or unwilling to undertake such modifications, it may be limited in its ability to expand into certain jurisdictions. As of the date hereof, the Company has not determined which jurisdictions would require structural or organizational modifications of HLM Design's relationships with the Managed Firms. Although the Company believes its operations are in material compliance with existing applicable law, there can be no assurance that the Company's existing Management and Services Agreements could not be successfully challenged as, for example, constituting the unlicensed practice of architecture, or that the enforceability of the provisions thereof, including non-disclosure agreements therein, will not be limited.

DEPENDENCE ON KEY PERSONNEL AND LIMITED MANAGEMENT AND PERSONNEL RESOURCES

     The Company's success depends to a significant degree upon the continued contributions of its management team (particularly its senior management) and professional personnel. The loss of the services of one or more of these key employees could have a material adverse effect on the Company. The Company carries key employee insurance on each of Joseph M. Harris (and has agreed with the Underwriters to maintain such coverage) and Vernon B. Brannon and has employment and/or noncompetition agreements with Messrs. Harris and Brannon as well as with several members of its senior professional staff, but does not have such agreements with all of its key personnel. There can be no assurance that a court would enforce the noncompetition agreements as currently in effect. A court might, for example, narrow the geographical or client restrictions contained in such agreement, lessen the length of the agreements or, in some cases, refuse to enforce any provisions thereof. If courts refuse to enforce the noncompetition agreements of HLM Design or the Managed Firms, such refusals could have a material adverse effect on HLM Design.

     In addition, as the Company expands it may need to hire additional personnel and will likely be dependent on the senior professional staff of any firm with which HLM Design enters into a Management and Services Agreement. The market for qualified employees in the industry and in the regions in which the Company operates is competitive and may subject the Company to increased labor costs in periods of low unemployment. The loss of the services of key employees or the inability to attract additional qualified professional staff could have a material adverse effect on the Company. In addition, the lack of qualified professional staff or employees of the Company's potential candidates for Management and Services Agreements may limit the Company's ability to consummate future agreements. See "Business -- Growth Strategy," "Business -- Competition" and "Management."

RISKS INHERENT IN PROVISION OF SERVICES

     The Managed Firms and certain employees of the Managed Firms are involved in the delivery of services to the public and, therefore, are exposed to the risk of professional liability claims. Claims of this nature, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Insurance against losses related to claims of this type can be expensive and varies widely from state to state. Although HLM Design is indemnified under its Management and Services Agreements for claims against the Managed Firms and their employees, HLM Design maintains liability insurance for itself and negotiates liability insurance for its Managed Firms and the professionals employed by its Managed Firms. Successful malpractice claims asserted against the Managed Firms, their employees or HLM Design could have an adverse effect on the Company's profitability.

DEPENDENCE ON MANAGED FIRMS

     HLM Design's revenues depend on fees and revenues generated by various AEP Firms managed by HLM Design. Any material loss of revenue by such firms, whether as a result of the loss of professionals or otherwise, could have a material adverse effect on HLM Design. HLM Design is not engaged in the practice of architecture, engineering or planning and, as a result, does not control (i) the practice of architecture, engineering or planning by professionals or (ii) the compliance with certain regulatory requirements directly applicable to the Managed Firms.

COMPETITION

     The business of providing architectural, engineering and planning related services is highly competitive. The Company's competition includes many other firms, including large national firms as well as regional or small local firms. Several companies that have established operating histories and significantly greater resources than the Company provide some of the services provided by the Managed Firms. In addition, there are other companies with substantial resources that may in the future decide to engage in activities similar to those in which the Company engages. See "Business -- Competition."

CONCENTRATION OF VOTING POWER AND ANTI-TAKEOVER PROVISIONS

     HLM Design's Certificate of Incorporation authorizes the Board of Directors of HLM Design to issue 1,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely effect the voting power or other rights of the holders of HLM Design's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of preferred stock, there can be no assurance that the Company will not do so in the future. The application of any such provisions or the issuance of preferred stock could prevent stockholders from realizing a premium upon the sale of their shares of Common Stock upon an acquisition of the Company. See "Description of Capital Stock."

     Certain provisions of the Company's Certificate of Incorporation and Bylaws make it more difficult for stockholders of the Company to effect certain corporate actions. See "Description of Capital Stock -- Delaware Law and Certain Charter and Bylaw Provisions." Under the Company's Stock Option Plan, options outstanding thereunder become immediately exercisable upon a change in control of the Company. See "Management -- Stock Option Plan." Additionally, HLM Design's Bylaws provide: (i) for a Board of Directors divided into three classes serving staggered terms, (ii) that special meetings of stockholders, unless otherwise prescribed by law or its Certificate of Incorporation, may be called only by the President at the request in writing of the majority of the Board of Directors and (iii) that any stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. These provisions will impair the stockholders' ability to influence or control the Company or to effect a change in control of the Company, and may prevent stockholders from realizing a premium on the sale of their shares of Common Stock upon an acquisition of the Company. See "Description of Capital Stock."

NO PRIOR PUBLIC MARKET FOR COMMON STOCK AND POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock. HLM Design has been approved for quotation of its Common Stock on the Nasdaq SmallCap Market. The initial public offering price of the Common Stock will be determined by negotiations among the Company and representatives of the Underwriters. See "Underwriting." There can be no assurance that the market price of the Common Stock prevailing at any time after this Offering will equal or exceed the initial public offering price. Quarterly and annual operating results of the Company, variations between such results and the results expected by investors and analysts, changes in local or general economic conditions or developments affecting the architecture or engineering industries, the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. As a result of these factors, as well as other factors common to initial public offerings, the market price could fluctuate substantially from the initial offering price. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations, which could adversely effect the market price for the Common Stock without regard to the financial performance of the Company.

POSSIBLE INABILITY TO MEET CONTINUED NASDAQ SMALLCAP LISTING REQUIREMENTS

     While the Company has been approved for Nasdaq SmallCap listing and expects its Common Stock to be initially included on the Nasdaq SmallCap, there can be no assurance that the Company will at all times meet the criteria for continued listing. If the Company is unable to satisfy the Nasdaq SmallCap's maintenance requirements, its Common Stock may be delisted from the Nasdaq SmallCap. In addition, Nasdaq has the right to review and reverse a decision to list a security on the Nasdaq SmallCap Market before or after the completion of an offering. In the event of any such delisting, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink-sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. ("NASD") and it could be more difficult to obtain quotations of the market price of the Company's Common Stock. Consequently, the liquidity of the Company's Common Stock could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company. The Company expects to meet the Nasdaq SmallCap continued listing requirements immediately following this Offering.

POTENTIAL ADVERSE EFFECTS OF DELISTING; "PENNY STOCK" RULES

     If the Company's Common Stock were delisted from the Nasdaq SmallCap, it could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that sell such Common Stock to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses), among others. For transactions covered by such a rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently such rule may adversely affect the ability of broker-dealers to sell the Company's Common Stock and may adversely affect the ability of purchasers in the Offering to sell in the secondary market any of the Common Stock acquired.
     Commission regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     The foregoing required penny stock restrictions will not apply to the Company's Common Stock if the Common Stock is listed on the Nasdaq SmallCap and has certain price and volume information provided on a current and continuing basis or meets certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's Common Stock will qualify for exemption from these restrictions. In any event, even if the Company's Common Stock was exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's Common Stock were subject to the rules on penny stocks, the market liquidity for the Company's Common Stock could be severely adversely affected.

LACK OF INDEPENDENT DIRECTORS

     Upon completion of the Offering, the majority of the members of HLM Design's Board of Directors will be employees of HLM Design or representatives of holders of Common Stock. HLM Design intends to maintain at least two independent directors on its Board following completion of the Offering and to establish audit and compensation committees which will consist entirely of outside directors. Such directors will not, however, constitute a majority of the Board, and HLM Design's Board may not have a majority of independent directors at any time in the future. In the absence of a majority of independent directors, HLM Design's executive officers, who also are principal stockholders and directors, could establish policies and enter into transactions without independent review and approval thereof, subject to certain restrictions under HLM Design's Certificate of Incorporation and other undertakings by HLM Design. HLM Design has undertaken that all transactions between the Company and any of its officers, directors and employees or any of their affiliates (including affiliated Managed Firms) will be approved by the outside directors. Terminations by HLM Design of Management and Services Agreements with affiliated Managed Firms would also require such independent director approval. See "Management."

DILUTION
     Purchasers of Common Stock in the Offering will experience immediate and substantial dilution in the amount of $3.53 per share, or 59% of the initial public offering price ($3.74 per share, or 62% of the initial public offering price, giving effect to the Common Stock issuance and exercise of Warrants subsequent to January 30, 1998), in net tangible book value per share from the initial offering price, based on the initial offering price of $6.00 per share (the initial offering price as set forth on the cover page of this Prospectus). See "Dilution."

POTENTIAL ADVERSE MARKET PRICE EFFECT OF ADDITIONAL SHARES ELIGIBLE FOR FUTURE SALE
     The 875,087 shares of Common Stock owned beneficially by existing stockholders of HLM Design and the 159,955 shares of Common Stock reserved for future issuance under the Stock Option Plan will be "restricted securities" as defined in, or will be otherwise subject to the provisions of, Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and may in the future be resold in compliance with Rule 144. See "Management -- Stock Option Plan" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." No prediction can be made as to the effect that resale of shares of Common Stock, or the availability of shares of Common Stock for resale, will have on the market price of the Common Stock prevailing from time to time. The resale of substantial amounts of Common Stock, or the perception that such resales may occur, could adversely affect prevailing market prices for the Common Stock and the ability of HLM Design to raise equity capital in the future. HLM Design has agreed, subject to certain exceptions relating to the execution of new Management and Services Agreements, not to offer, sell or otherwise dispose of, and Messrs. Harris and Brannon have agreed not to offer or sell any shares of Common Stock or other equity securities of HLM Design, for 365 days after the date of this Prospectus without the prior written consent of Berthel Fisher & Company Financial Services, Inc. ("Berthel Fisher"). See "Shares Eligible for Future Sale" and "Underwriting." Additionally, Messrs. Harris and Brannon and Berthel Leasing have agreed to escrow all Common Stock owned by each of them for a period of three years from the date of acquisition thereof, subject to prior release if
(i) the market price of the Common Stock exceeds 175% of the initial public offering price for at least 90 consecutive trading days after at least one year from the date of effectiveness of this Registration Statement, or (ii) the Company achieves certain earnings results for two consecutive fiscal years. Notwithstanding the foregoing, Messrs. Harris and Brannon and Berthel Leasing have agreed with HLM Design that such Common Stock shall not be released from escrow pursuant to (i) or (ii) above to the extent such release would result in the recognition of compensation expense to the Company in connection therewith.

                                USE OF PROCEEDS
     The net proceeds to HLM Design from the sale of the shares of Common Stock offered hereby are estimated to be approximately $5.92 million ($6.89 million if the Underwriters' over-allotment option is exercised in full), based on an initial public offering price of $6.00 per share (the initial public offering price set forth on the cover page of this Prospectus) and after deducting the underwriting discount and estimated expenses of the Offering.

     HLM Design intends to use approximately $3.0 million of the net proceeds to repay certain indebtedness consisting of (i) the $2.0 million due under the Pacific/Equitas Loan (bearing interest at a nominal rate of 13.5% per annum and maturing June 1, 2002, with monthly principal payments commencing June 1, 2000),
(ii) a $0.75 million term loan from Berthel Leasing, an affiliate of one of the Underwriters (payable July 1, 1998, with an interest rate of 12% due in monthly installments), and (iii) notes payable in an aggregate principal amount of $0.2 million to employee stockholders (payable at various dates until August 2002 including interest of 6.0%). The $3.0 million of indebtedness currently has an effective weighted interest cost at an annual rate equal to 23%. (In connection with the merger agreement between HLMI and BBH Corp. described elsewhere in this Prospectus and the payment of the merger consideration to holders of HLMI's common stock, the Company incurred indebtedness in the aggregate principal amount of $2 million to Pacific Capital, L.P. ("Pacific") and Equitas, L.P. ("Equitas") (the "Pacific/Equitas Loan") and assumed the above-referenced notes payable to employee stockholders. The Berthel Leasing proceeds were used for working capital.) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     HLM Design intends to use the remaining expected net proceeds of the Offering for the development of new business, including payments made by HLM Design in connection with the execution of new Management and Services Agreements, and, to the extent not required in that regard, up to 15% of the net proceeds of the Offering for working capital and other general corporate purposes. Until utilized, the Company will invest the net proceeds in short-term, interest bearing, investment grade instruments. The following table illustrates HLM Design's intended use of proceeds in order of priority:

                                                                                                     DOLLARS      PERCENTAGE OF
                                         USE OF PROCEEDS                                               ($)        PROCEEDS (%)
-------------------------------------------------------------------------------------------------   ----------    -------------
Underwriting Discount............................................................................   $  720,000         10.00%
Payment of Expenses..............................................................................      558,280          7.75%
Repayment of Pacific/Equitas Loan................................................................    2,000,000         27.78%
Repayment of Berthel Leasing Loan................................................................      750,000         10.42%
Repayment of notes payable to employee stockholders..............................................      200,000          2.78%
New Business Development.........................................................................    2,971,720         41.27%
                                                                                                    ----------    -------------
  Estimated Net Proceeds to HLM Design...........................................................   $7,200,000        100.00%
                                                                                                    ----------    -------------
                                                                                                    ----------    -------------

                                DIVIDEND POLICY

     HLM Design has never declared or paid a dividend on its Common Stock. HLM Design intends to retain all of its earnings to finance the growth and development of its business, including through the execution of new Management and Services Agreements, and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. Any future change in HLM Design's dividend policy will be made at the discretion of the Board of Directors of HLM Design and will depend upon HLM Design's operating results, financial condition, capital requirements, general business conditions and such other factors as the Board of Directors deems relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Capital Stock."

                                 CAPITALIZATION

     The following table sets forth, as of January 30, 1998, the combined capitalization of HLM Design and Affiliates (a) on an actual basis (giving effect to the Stock Split), and (b) on a pro forma basis, as adjusted to reflect the Offering and the application of the estimated net proceeds thereof to be received by the Company, and the Common Stock issuance and exercise of Warrants subsequent to January 30, 1998. See "Use of Proceeds", "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the unaudited pro forma financial statements of HLM Design and Affiliates and the related notes thereto included elsewhere in this Prospectus.

                                                                                                       JANUARY 30, 1998
                                                                                                -------------------------------
                                                                                                              PRO FORMA FOR THE
                                                                                                                COMMON STOCK
                                                                                                                ISSUANCE AND
                                                                                                                 EXERCISE OF
                                                                                                                  WARRANTS
                                                                                                                SUBSEQUENT TO
                                                                                                              JANUARY 30, 1998
                                                                                                                 AND FOR THE
                                                                                                  ACTUAL         OFFERING(1)
                                                                                                ----------    -----------------
Short-term debt:
  Notes payable..............................................................................   $2,250,000       $ 1,500,000
  Current maturities of long-term debt.......................................................      743,311           743,311
                                                                                                ----------    -----------------
     Total short-term debt...................................................................   $2,993,311       $ 2,243,311
                                                                                                ----------    -----------------
                                                                                                ----------    -----------------
Long-term debt, excluding current maturities.................................................   $4,357,057       $ 2,194,749
                                                                                                ----------    -----------------
Warrants outstanding.........................................................................      200,068                 0
                                                                                                ----------    -----------------
Stockholders' equity:
  Preferred Stock of HLM Design, $.10 par value, 1,000,000 shares authorized; no shares
     issued and outstanding..................................................................            0                 0
  Common Stock of HLM Design, $.001 par value, 9,000,000 shares authorized; 702,834 shares issued and outstanding, actual; 2,075,087 shares issued and outstanding, as adjusted
     (2).....................................................................................          703             2,075
  Common Stock of HLMI, $.01 par value; Class A, voting authorized 2,000,000 shares; issued
     200; Class B, nonvoting, authorized 1,000,000 shares, no shares outstanding.............            2                 2
  Common Stock of HLMNC $.01 par value, 10,000 shares authorized; 300 shares issued and
     outstanding.............................................................................            3                 3
  Common Stock of HLMO $.01 par value, 10,000 shares authorized; 300 shares issued and
     outstanding.............................................................................            3                 3
  Additional Paid-in capital (3).............................................................      101,031         6,221,533
  Retained earnings..........................................................................      556,611           556,611
  Stock subscription receivable -- HLM Design, HLMNC, HLMO (4)...............................       (9,524)           (9,524)
                                                                                                ----------    -----------------
     Total stockholders' equity..............................................................      648,829         6,770,703
                                                                                                ----------    -----------------
       Total capitalization..................................................................   $5,205,954       $ 8,965,452
                                                                                                ----------    -----------------
                                                                                                ----------    -----------------

---------------

(1) Adjusted to give effect to the Offering and the application of the net proceeds thereof, the exercise by Equitas of Warrants to purchase 5,749 shares of Common Stock (73,300 shares after giving effect to the Stock Split) and the exercise by Pacific of Warrants to purchase 7,761 shares of Common Stock (98,953 shares after giving effect to the Stock Split). See "Use of Proceeds", "Dilution", "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Transactions."

(2) 2,255,087 shares if the Underwriters' over-allotment option is exercised in full. See "Underwriting" and "Principal Stockholders." Excludes (i) 159,955 shares of Common Stock reserved for future issuance under HLM Design's Stock Option Plan (including up to 115,908 shares of Common Stock reserved for issuance upon exercise of options approved for grant prior to consummation of the Offering pursuant to the Stock Option Plan), and (ii) up to 57,954 shares of Common Stock reserved for issuance under HLM Design's ESPP. See "Management's Discussion of Financial Condition and Results of
    Operations -- Liquidity and Capital Resources," "Management -- Stock Option Plan" and "Management -- Employee Stock Purchase Plan".

(3) Includes additional consideration received in connection with the exercise of Warrants after the time of the initial exercise in the case of Equitas, Berthel Leasing and Mr. Caroland. See "Dilution."

(4) Common Stock had not been funded as of January 30, 1998.

                                    DILUTION

     The net tangible book deficit of the Company (defined as the combined net tangible book value (deficit) of HLM Design, HLMI, HLMNC, and HLMO) as of January 30, 1998 was $1,618,616, or $2.30 per share of Common Stock. Net tangible book value (deficit) per share is determined by dividing the tangible net worth of the Company by the total number of outstanding shares of Common Stock. After giving effect to the sale of the 1,200,000 shares of Common Stock offered hereby and the receipt of an assumed $5.92 million of net proceeds from the Offering (based on an initial public offering price of $6.00 per share and net of underwriting discounts and estimated offering expenses), net tangible book value of the Company at January 30, 1998 would have been $2.47 per share. This represents an immediate increase in the net tangible book value of $4.77 per share to existing stockholders and an immediate dilution of $3.53 per share to new investors purchasing Common Stock in the Offering. The following table illustrates this per share dilution (as of January 30, 1998 and without giving effect to the Common Stock issuance or exercise of Warrants subsequent to January 30, 1998):

Initial public offering price per share..............................................................................   $ 6.00
  Net tangible book value per share (deficit) before giving effect to the Offering...................................    (2.30)
  Increase in net tangible book value per share attributable to the Offering.........................................     4.77
Pro forma net tangible book value per share after giving effect to the Offering......................................     2.47

Dilution per share to new investors(1)(2)............................................................................   $ 3.53
  Dilution per share as a percentage of the initial public offering price(2).........................................       59%

---------------

(1) Dilution is determined by subtracting the net tangible book value per share of Common Stock after the Offering from the public offering price per share.

(2) Giving effect to the Common Stock issuance and exercise of Warrants subsequent to January 30, 1998 the dilution per share to new investors would be $3.74 and the dilution per share as a percentage of the initial public offering price would be 62%.

     The following table sets forth the issuance of Common Stock to current stockholders of HLM Design (giving effect to the Stock Split):

                                                                           NUMBER OF
         STOCKHOLDER(4)                       DATE ISSUED                SHARES ISSUED               PRICE
--------------------------------   ----------------------------------    -------------    ----------------------------
Joseph Harris                      March 20, 1997                           261,375       an aggregate of $1,000
                                   March 2, 1998                             47,813       $2.09 per share (1)
Vernon Brannon                     March 20, 1997                           261,375       an aggregate of $1,000
                                   March 2, 1998                             47,812       $2.09 per share (1)
Equitas                            February 12, 1998                         73,300       an aggregate of $110.67 (2)
Pacific                            (4)                                       98,953       an aggregate of $98.96 (2)
Berthel Leasing                    December 26, 1997                         43,631       an aggregate of $43.64 (2)
Clay R. Caroland                   November 10, 1997                         10,991       an aggregate of $11.00  (2)
Other employee stockholders (3)    May 16, 1997-November 1, 1997             29,837       an aggregate of $34,655.40

---------------

(1) Represents price paid by Messrs. Harris and Brannon in purchase of shares from a former director.

(2) Represents price paid in connection with exercise of Warrants, including in the case of Equitas, Berthel Leasing and Mr. Caroland, a portion received after the time of the initial exercise. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Equitas (and/or a representative thereof), Pacific, Bethel Leasing and Mr. Caroland originally paid $8,000, $10,800, $4,757 and $1,200, respectively, as consideration for the purchase of the Warrants.

(3) Each of such employees owns less than 1% of the Common Stock outstanding.

(4) Warrants to be exercised and shares issued immediately prior to the effective date of the Registration Statement of which this Prospectus is a part.

                            SELECTED FINANCIAL DATA

     The following selected financial data for the Predecessor Company for each of the three fiscal years ended April 25, 1997 are derived from audited financial statements, which are included elsewhere in this Prospectus. The following selected financial data for the Predecessor Company for each of the two fiscal years ended April 30, 1994 are derived from unaudited financial statements, which are not included in this Prospectus. The selected financial data (Predecessor Company) for the one month ended May 30, 1997 and the nine months ended January 24, 1997 are derived from the unaudited financial statements of HLMI, which are included elsewhere in this Prospectus. The selected financial data for the nine months ended January 30, 1998 are derived from the unaudited combined financial statements of HLM Design and, for the eight months ended January 30, 1998, of HLMI, HLMNC and HLMO, which are included elsewhere in this Prospectus. In the opinion of management, these unaudited financial statements reflect all adjustments necessary for a fair presentation of its results of operations and financial condition. The results of operations for an interim period are not necessarily indicative of results of operations for a full fiscal year or any other interim period. All of the data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related notes included elsewhere in this Prospectus.

                                                                       (PREDECESSOR COMPANY) (1)
                                   -------------------------------------------------------------------------------------------------
                                                                                                             NINE
                                                           FOR THE YEAR ENDED                               MONTHS       ONE MONTH
                                   -------------------------------------------------------------------      ENDED          ENDED
                                    APRIL 30,     APRIL 30,     APRIL 30,     APRIL 26,     APRIL 25,    JANUARY 24,      MAY 30,
                                      1993          1994          1995          1996          1997           1997           1997
                                   -----------   -----------   -----------   -----------   -----------   ------------   ------------
Revenue..........................  $33,464,656   $27,841,902   $29,122,557   $28,554,424   $26,754,710   $19,442,280    $ 2,233,036
                                   -----------   -----------   -----------   -----------   -----------   ------------   ------------

Costs and Expenses:
Direct cost of revenue...........  18,371,876    15,925,434     15,685,671    14,261,952    13,376,251     9,917,627        898,979
Operating costs..................  15,376,045    13,516,392     14,098,729    13,104,278    12,414,739     9,359,733      1,163,141
ESOP expenses....................     474,403       564,918        573,837       584,202       408,765       406,652
Amortization on intangible
  assets.........................       4,464         5,952          5,952        99,145       107,670        81,807          9,571
                                   -----------   -----------   -----------   -----------   -----------   ------------   ------------
Total costs and expenses.........  34,226,788    30,012,696     30,364,189    28,049,577    26,307,425    19,765,819      2,071,691
                                   -----------   -----------   -----------   -----------   -----------   ------------   ------------
Income (loss) from operations....    (762,132 )  (2,170,794 )   (1,241,632)      504,847       447,285      (323,539 )      161,345
                                   -----------   -----------   -----------   -----------   -----------   ------------   ------------
Other income (expense):

Net interest.....................     (18,438 )     (43,058 )     (142,744)     (383,552)     (396,007)     (280,027 )      (36,951)
Non-operating income.............          --            --        428,475       850,273       285,635
                                   -----------   -----------   -----------   -----------   -----------   ------------   ------------
    Total other income
     (expense)...................     (18,438 )     (43,058 )      285,731       466,721      (110,372)     (280,027 )      (36,951)
                                   -----------   -----------   -----------   -----------   -----------   ------------   ------------
Income (loss) before income
  taxes..........................    (780,570 )  (2,213,852 )     (955,901)      971,568       336,913      (603,566 )      124,394
Income tax expense (benefit).....    (260,000 )    (779,000 )     (360,080)      435,459       219,799      (143,517 )       43,000
                                   -----------   -----------   -----------   -----------   -----------   ------------   ------------
Net income (loss) (3)............  $ (520,570 )  $(1,434,852)  $  (595,821)  $   536,109   $   117,114   $  (460,049 )  $    81,394
                                   -----------   -----------   -----------   -----------   -----------   ------------   ------------
                                   -----------   -----------   -----------   -----------   -----------   ------------   ------------
BALANCE SHEET DATA:
Working capital(deficiency)......  $2,059,840    $1,229,211    $(1,029,547)  $(1,620,488)  $(1,902,363)     (686,632 )   (2,238,531)
Total assets.....................  11,586,309    10,147,420     10,519,859    12,577,992    12,874,503    13,402,269     17,639,673
Long-term debt...................   1,598,727     1,050,330        840,302       564,577       103,792       769,742      2,476,008
Total liabilities................  10,020,182     9,713,789     10,690,072    11,819,796    11,670,962    12,803,938     16,354,738
Warrants outstanding (4).........
Stockholders' equity (deficiency)
  (5)............................   1,566,127       433,631       (170,213)      758,196     1,203,541       598,331      1,284,935

                                   HLM DESIGN
                                   (COMBINED)
                                      NINE
                                     MONTHS
                                      ENDED
                                   JANUARY 30,
                                    1998 (2)
                                   -----------
Revenue..........................  $21,543,416
                                   -----------
Costs and Expenses:
Direct cost of revenue...........   9,979,581
Operating costs..................   9,629,991
ESOP expenses....................
Amortization on intangible
  assets.........................     114,549
                                   -----------
Total costs and expenses.........  19,724,121
                                   -----------
Income (loss) from operations....   1,819,295
                                   -----------
Other income (expense):
Net interest.....................    (748,621 )
Non-operating income.............
                                   -----------
    Total other income
     (expense)...................    (748,621 )
                                   -----------
Income (loss) before income
  taxes..........................   1,070,674
Income tax expense (benefit).....     514,063
                                   -----------
Net income (loss) (3)............  $  556,611
                                   -----------
                                   -----------
BALANCE SHEET DATA:
Working capital(deficiency)......    (432,870 )
Total assets.....................  18,043,555
Long-term debt...................   4,357,057
Total liabilities................  17,194,658
Warrants outstanding (4).........     200,068
Stockholders' equity (deficiency)
  (5)............................     648,829

---------------

(1) The "Predecessor Company" is HLMI.

(2) Includes information for HLM Design and for the Managed Firms for the eight months from May 31, 1997 to January 30, 1998 on a combined basis. HLM Design's operations for the month ended May 30, 1997 reflected herein include no revenues or expenses.

(3) Historical net income per share is not presented, as the historical capital structure prior to the Offering is not comparable with the capital structure of the Company that will exist after the Offering.

(4) Reflects Warrants held by Pacific and Equitas as of January 30, 1998. Equitas exercised its Warrants in February 1998 and Pacific has undertaken that it will exercise its Warrants immediately prior to the effective date of the Registration Statement of which this Prospectus in a part.

(5) Neither HLM Design nor the Predecessor Company has paid cash dividends from May 1, 1992 to January 30, 1998.

                        HLM DESIGN, INC. AND AFFILIATES
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

     The following unaudited pro forma combined financial information includes HLM Design, HLMI, HLMNC and HLMO to reflect their results assuming that the acquisition of HLMI through the merger of BBH Corp., a non-operating entity controlled by the controlling stockholders of HLM Design, into HLMI had occurred at the beginning of the respective periods and that the Management and Services Agreements and related Stockholder Agreements had been effective as of the beginning of the respective periods.

     The Company believes that the assumptions used in the following statements provide a reasonable basis on which to present the pro forma financial data. The unaudited pro forma combined financial data is provided for informational purposes only and should not be construed to be indicative of the Company's financial condition or results of operations had the transactions and events described above been consummated on the dates assumed, and are not intended to project the Company's financial condition on any future date or its results of operation for any future period.

                                             (PREDECESSOR   HLM DESIGN                                           (COMBINED)
                                              COMPANY)      (COMBINED)                                           PRO FORMA
                                              ONE MONTH     NINE MONTHS                         PRO FORMA       FOR THE NINE
                                                ENDED          ENDED                           ADJUSTMENTS      MONTHS ENDED
                                               MAY 30,      JANUARY 30,       PRO FORMA          FOR THE        JANUARY 30,
                                                1997           1998         ADJUSTMENTS(1)      OFFERING            1998
                                             -----------    -----------     -------------     -------------     ------------
Revenue...................................   $ 2,233,036    $21,543,416                                         $23,776,452
Costs and expenses:
Direct cost of revenue....................       898,979      9,979,581                                          10,878,560
Operating costs...........................     1,163,141      9,629,991     $      (3,800)(7)                    10,761,332
                                                                                  (28,000)(3)
Amortization of intangible assets.........         9,571        114,549             4,800(2)                        128,920
                                             -----------    -----------     -------------     -------------     ------------
Total costs and expenses..................     2,071,691     19,724,121           (27,000)                       21,768,812
                                             -----------    -----------     -------------     -------------     ------------
Income from operations....................       161,345      1,819,295            27,000                         2,007,640
Other income (expense)
Interest expense..........................       (36,951)      (748,621)           26,000(4)  $    (298,000)(6)    (994,572 )
                                                                                  (35,000)(4)       355,000(6)
                                                                                  (48,000)(5)      (209,000)(12)
                                             -----------    -----------     -------------     -------------     ------------
  Total other expense.....................       (36,951)      (748,621)          (57,000)         (152,000)       (994,572 )
                                             -----------    -----------     -------------     -------------     ------------
Income before income taxes................       124,394      1,070,674           (30,000)         (152,000)      1,013,068
Income tax expense........................        43,000        514,063            (9,650)(9)       (58,140)(8)     489,273
                                             -----------    -----------     -------------     -------------     ------------
Net income................................   $    81,394    $   556,611     $     (20,350)    $     (93,860)    $   523,795
                                             -----------    -----------     -------------     -------------     ------------
                                             -----------    -----------     -------------     -------------     ------------
Pro forma net income per share (11)(14)...                                                                      $       .25
                                                                                                                ------------
Weighted average shares outstanding
  (000s)..................................                                                                            2,060
                                                                                                                ------------
                                                                                                                ------------

                                                   (FOOTNOTES ON FOLLOWING PAGE)

                        HLM DESIGN, INC. AND AFFILIATES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                                                                  PRO FORMA         PRO FORMA
                                                            FOR THE TWELVE          (1)          ADJUSTMENTS      FOR THE TWELVE
                                                             MONTHS ENDED        PRO FORMA         FOR THE         MONTHS ENDED
                                                            APRIL 25, 1997      ADJUSTMENTS       OFFERING        APRIL 25, 1997
                                                            --------------      -----------      -----------      --------------
Revenue..................................................    $ 26,754,710                                          $ 26,754,710
Costs and Expenses:
Direct cost of revenue...................................      13,376,251                                            13,376,251
Operating costs..........................................      12,414,739        $(338,000)(3)                       12,031,739
                                                                                   (45,000)(7)
ESOP expenses............................................         408,765         (408,765)(10)
Amortization of intangible assets........................         107,670           60,330(2)                           168,000
                                                            --------------      -----------      -----------      --------------
Total costs and expenses.................................      26,307,425         (731,435)                          25,575,990
                                                            --------------      -----------      -----------      --------------
Income from operations...................................         447,285          731,435                            1,178,720
                                                            --------------      -----------      -----------      --------------
Other income (expense)
Interest expense.........................................        (402,509)         311,000(4)     $(240,000)(6)      (1,118,509)
                                                                                  (425,000)(4)      400,000(6)
                                                                                  (580,000)(5)     (182,000)(12)
Non-operating income.....................................         292,137                                               292,137
                                                            --------------      -----------      -----------      --------------
  Total other expense....................................        (110,372)        (694,000)         (22,000)           (826,372)
                                                            --------------      -----------      -----------      --------------
Income before income taxes...............................         336,913           37,435          (22,000)            352,348
Income tax expense.......................................         219,799           78,579(9)        (8,415)(8)         289,963
                                                            --------------      -----------      -----------      --------------
Net income...............................................    $    117,114        $ (41,144)       $ (13,585)       $     62,385
                                                            --------------      -----------      -----------      --------------
                                                            --------------      -----------      -----------      --------------
Pro forma net income per share (13)(14)..................                                                          $        .03
                                                                                                                  --------------
Weighted average shares outstanding (000s)...............                                                                 2,033
                                                                                                                  --------------
                                                                                                                  --------------

---------------

 (1) On May 23, 1997 BBH Corp., affiliated with HLM Design through a majority-in-interest of common stockholders, acquired HLMI in a transaction accounted for under the purchase method of accounting. BBH Corp. purchased 50,000 shares in HLMI for $3.2 million, and in connection with this transaction, BBH Corp. was merged into HLMI with HLMI being the surviving entity. Upon the merger, each share of common stock in BBH Corp. outstanding at the time of merger was converted into one share of common stock in HLMI. All common stock of HLMI held by BBH Corp. (including HLMI common stock contributed to BBH Corp. by Messrs. Harris and Brannon as their initial capital contribution to BBH Corp.) were canceled and retired. As a part of the foregoing, the stockholders of HLMI (other than BBH Corp.), including the HLMI Employee Stock Ownership Plan (the "ESOP"), redeemed their HLMI common stock for a total of $64 a share. As a result, there was a 90% change in voting control of HLMI. The assets and liabilities of HLMI were restated to fair value as of May 31, 1997. Purchase accounting was effected May 31, 1997 because (i) it was not materially different than May 23, 1997, (ii) May 30, 1997 was the normal accounting close for HLMI and (iii) a portion of the acquisition funding commitment for the transaction was not finalized until May 30, 1997. The excess of the purchase cost over the fair value of tangible net assets was recorded as goodwill and will be amortized over fifteen years.

 (2) Reflects the adjustment necessary for the amortization of goodwill arising from the acquisition of HLMI by BBH Corp. and the merger of BBH Corp. into HLMI.

 (3) Reflects the adjustment necessary to record the net decrease in depreciation expense as a result of the extended lives of depreciable assets (furniture and fixtures) due to the establishment of remaining lives subsequent to the acquisition by BBH Corp. Management estimated the remaining useful lives of such assets from their date of acquisition or the term of lease if less.

 (4) Reflects the increase in interest expense resulting from the financing arrangement for the HLMI acquisition, which was in the form of a sale-leaseback agreement and which is reduced by the interest costs associated with bank loans that were repaid. Although the transaction was structured in the form of a sale leaseback, the transaction was in substance a financing, and, therefore, no gain or loss resulted.

 (5) Reflects the adjustment to record interest expense for the debt incurred to effect the acquisition of HLMI by BBH Corp. through the merger of BBH Corp. into HLMI.

 (6) Reflects the decrease in interest expense resulting from the repayment of certain indebtedness through the proceeds of the Offering which is offset by an increase in deferred fee expense associated with the pay off of such indebtedness. See "Use of Proceeds".

 (7) Reflects the adjustment necessary to record decreased depreciation expense due to the reduction to fair value of certain leasehold improvements in connection with the HLMI transaction.

 (8) Reflects the change in provision for income taxes resulting from adjustment
     (5) above.

 (9) Reflects the change in provision for income taxes resulting from adjustments above.

(10) Reflects the elimination of ESOP expenses as a result of the acquisition of HLMI by BBH Corp. through the merger of BBH Corp. into HLMI.

(11) Pro forma net income per share is based upon the assumption that 2,075,087 shares of Common Stock are outstanding after the Offering. This amount represents 1,200,000 shares of Common Stock to be issued in the Offering, 702,834 shares of Common Stock owned by the Company's stockholders prior to the Offering, and the inclusion of Common Stock equivalents of 172,253 related to Warrants.

(12) Reflects the increase in interest expense resulting from the write-off of deferred loan costs relating to Warrants attached to certain indebtedness which was repaid with proceeds of the Offering. See "Use of Proceeds".

(13) Pro forma net income per share is based upon the assumption that 2,033,685 shares of Common Stock are outstanding after the Offering. This amount represents 1,200,000 shares of Common Stock to be issued in the Offering, 618,375 shares of Common Stock owned by the Company's stockholders prior to the Offering, and the inclusion of Common Stock equivalents of 215,310 related to Warrants.

(14) Fully diluted earnings per share are not materially different.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the results of operations and financial condition of the Company should be read in conjunction with HLM Design and Affiliate's financial statements and the Predecessor Company's financial statements and the related notes thereto included elsewhere in this Prospectus.

OVERVIEW

     HLM Design is a management company which enters into management and services relationships with full-service architectural, engineering and planning firms. Currently, HLM Design has entered into Management and Services Agreements with HLMI, HLMNC and HLMO. These three firms operate in ten offices in Atlanta, Georgia, Iowa City, Iowa, Chicago, Illinois, Orlando, Florida, Bethesda, Maryland, Denver, Colorado, Sacramento, California, Philadelphia, Pennsylvania, Portland, Oregon, and Charlotte, North Carolina. A full service AEP Firm provides a spectrum of services in various specialties to customers through a broad range of professionals, including architectural, mechanical, electrical, structural and civil engineers, landscape architects, interior designers and construction administration personnel.

     In May 1997, BBH Corp., a corporation controlled by Joseph Harris and Vernon Brannon, controlling shareholders of HLM Design, merged into HLMI with HLMI being the surviving corporation. Funding for the acquisition through the merger and "cash-out" of HLMI's existing stockholders, including the redemption of the ESOP, was provided by loans of $3.2 million from HLM Design to BBH Corp. See "Certain Transactions -- Merger Transaction."

     Immediately following the merger, the Managed Firms, HLMI, HLMNC and HLMO, entered into Management and Services Agreements with HLM Design. HLM Design, under the terms of such agreements, is the sole and exclusive manager and administrator of all of the Managed Firms' day-to-day business functions, including financial planning, facilities, equipment and supplies, management and administrative services, and earns 99% of the net income of the Managed Firms and, for cash management purposes, receives all but 1% of each firm's positive cash flow following the payment by each firm of all such firm's expenses.

PRO FORMA RESULTS OF OPERATIONS (EXCLUDING THE EFFECT OF THE OFFERING)

     As a result of the acquisition of HLMI through the merger of BBH Corp. into HLMI and the consummation of the Management and Services Agreements and Stockholders' Agreements, the discussion and analysis of results of operations for the nine months ended January 30, 1998 compared to nine months ended January 24, 1997 is presented on a pro forma basis that reflects the acquisition of the assets of HLMI through the merger of BBH Corp. into HLMI and the consummation of the Management and Services Agreements and Stockholders' Agreements as though they occurred at the beginning of the respective periods.

  NINE MONTHS ENDED JANUARY 30, 1998 COMPARED WITH NINE MONTHS ENDED JANUARY 24, 1997 -- PRO FORMA

     This pro forma financial data does not give effect to the Offering.

                                                                                                   COMBINED       COMBINED
                                                                                                   PRO FORMA      PRO FORMA
                                                                                                  JANUARY 24,    JANUARY 30,
                                                                                                     1997           1998
                                                                                                  -----------    -----------
Revenue........................................................................................   $19,442,280    $23,776,452
Costs and expenses:
Direct cost of revenue.........................................................................     9,917,627     10,878,560
Operating costs................................................................................     9,072,733     10,761,332
Amortization of intangible assets..............................................................       126,000        128,920
                                                                                                  -----------    -----------
Total costs and expenses.......................................................................    19,116,360     21,768,812
                                                                                                  -----------    -----------
Income from operations.........................................................................       325,920      2,007,640
Other income (expense)
Interest expense...............................................................................      (801,027)      (842,572)
                                                                                                  -----------    -----------
  Total other expense..........................................................................      (801,027)      (842,572)
                                                                                                  -----------    -----------
Income (loss) before income taxes..............................................................      (475,107)     1,165,068
Income tax expense (benefit)...................................................................       (77,517)       547,413
                                                                                                  -----------    -----------
Net income (loss)..............................................................................   $  (397,590)   $   617,655
                                                                                                  -----------    -----------
                                                                                                  -----------    -----------

     Revenues were $23.8 million for the nine months ended January 30, 1998 compared to $19.4 million for the nine months ended January 24, 1997, which is an increase of 22.3%. The increase in revenues is attributable to management's stronger focus on marketing efforts during the nine months ended January 30, 1998.

     Direct costs primarily include, direct labor, subconsultant costs, and reimbursable expenses. Direct costs were $10.9 million, or 45.8% of revenues, for the nine months ended January 30, 1998, as compared to $9.9 million, or 51.0% of revenues, for the nine months ended January 24, 1997. This decrease as a percent of revenue is principally due to a decrease in direct labor incurred as a percentage of revenues due to improved productivity as a result of management's closer monitoring of each project, as well as a decrease in subconsultant costs.

     Operating expenses were $10.8 million, or 45.3% of revenues, for the nine months ended January 30, 1998 as compared to $9.1 million, or 46.7% of revenues, for the nine months ended January 24, 1997. This decrease as a percentage of net sales was due principally to increased sales.

     Amortization of intangible assets were $0.1 million for both the nine months ended January 30, 1998 and January 24, 1997. The amortization expense relates to the goodwill arising from the acquisition of HLMI by BBH Corp. through the merger of BBH Corp. into HLMI. See Note 2 to the Notes to Combined Financial Statements.

     Interest expense was $0.8 million for the nine months ended January 30, 1998 as compared to $0.8 million for the nine months ended January 24, 1997.

     Income tax expense for the nine months ended January 30, 1998 was $0.5 million as compared to an income tax benefit of $0.1 million for the nine months ended January 24, 1997. The effective income tax rate was 48% for the nine months ended January 30, 1998 as compared to 16.3% for the nine months ended January 24, 1997. The effective income tax rate was higher due to non-deductible goodwill amortization and the ratio of non-deductible penalties and meals and entertainment expense to pre-tax income or loss.

PREDECESSOR RESULTS OF OPERATIONS
     The following discussion and analysis and results of operations for the fiscal years ended April 25, 1997, 1996 and 1995 relate to the Predecessor Company, HLMI. HLM Design was incorporated on March 6, 1997 had no significant activity as of April 25, 1997.

  FISCAL 1997 COMPARED WITH FISCAL 1996
     Revenues were $26.8 million in fiscal 1997 compared to $28.6 million in fiscal 1996, which was a decline of 6.3%. The decline in revenues was primarily attributable to HLMI's decentralization of architectural personnel from one location to multiple locations, a shift in HLMI's mix from large academic education facilities to smaller healthcare and criminal justice projects, and HLMI's efforts to focus on the estimating process and selecting contracts with profitability as the major goal, which resulted in some potential contracts not being pursued. During fiscal 1997 and fiscal 1996, approximately 70% of HLMI's revenues were related to health care projects and approximately 30% were from criminal justice and other projects.

     Direct costs include, among other things, direct labor, subconsultant costs, and reimbursable expenses. Direct costs were $13.4 million, or 50.0% of revenues, in fiscal 1997 as compared to $14.3 million, or 49.9% of revenues, in fiscal 1996. This increase as a percent of revenue is principally due to an increase in the use of subconsultants to meet project requirements (18.2% and 16.7% of revenue in fiscal 1997 and fiscal 1996, respectively) and an increase in reimbursable expenses incurred (4.4% and 3.3% of revenue in fiscal 1997 and fiscal 1996, respectively). This increase is offset by a decrease in direct labor incurred due to improved productivity as a result of HLMI's focus on cost containment of each project (24.7% and 26.7% of revenue in fiscal 1997 and fiscal 1996, respectively). As a result of these fluctuations and decreased sales, gross profit from revenue (revenue less direct cost of revenue) decreased to $13.4 million in fiscal 1997 from $14.3 million in fiscal 1996.

     Operating expenses decreased 5.3% to $12.4 million, or 46.4% of revenues, in fiscal 1997 from $13.1 million, or 45.9% of revenues, in fiscal 1996. The decrease of 5.3% is principally due to a reduction in personnel costs resulting from HLMI's efforts to increase utilization of labor.

     ESOP expenses were $0.4 million in fiscal 1997 as compared to $0.6 million in fiscal 1996. These expenses represent principal and interest payments on the ESOP debt.

     Amortization of intangible assets was $0.1 million for both fiscal 1997 and 1996. The amortization relates to the goodwill arising from the acquisition of MPB Architects, Inc. in April 1995. See Note 2 to HLMI Financial Statements included elsewhere in this Prospectus.

     Interest expense was $0.4 million for both fiscal 1997 and fiscal 1996.

     Non-operating income was $0.3 million in fiscal 1997 compared to $0.9 million in fiscal 1996. Non-operating income is principally due to the gain on a lease termination as a result of the cumulative excess of lease expense over the lease payments made as of the termination dates. In fiscal 1997 and fiscal 1996, HLMI terminated facility leases resulting in a gain of $0.3 million and $0.8 million, respectively.

     Income tax expense was $0.2 million in fiscal 1997 compared to $0.4 million in fiscal 1996. The effective income tax rate in fiscal 1997 was 65.2% compared to 44.8% in fiscal 1996. The effective tax rate was higher for fiscal 1997 as compared to fiscal 1996 due principally to nondeductible penalties (17.4% in 1997) and meals and entertainment expenses (9.3% in 1997). The increase in penalty expense is due to HLMI's inability to timely fund payroll taxes.

  FISCAL 1996 COMPARED WITH FISCAL 1995

     Revenues were $28.6 million in fiscal 1996 compared to $29.1 million in fiscal 1995, a decline of 2.0%. The decline in revenues was primarily attributable to HLMI's decentralization of architectural services from one location to multiple locations and its efforts to focus on the estimating process and selecting contracts with profitability as the major goal, which resulted in some potential contracts not being pursued. During fiscal 1996, approximately 70% of HLMI's revenues were related to health care projects and approximately 30% were from criminal justice and other projects as compared to during fiscal 1995, approximately 73% of HLMI's revenues were related to health care projects and approximately 27% were from criminal justice and other projects.

     Direct costs include, among other things, direct labor, subconsultants costs, and reimbursable expenses. Direct costs were $14.3 million, or 49.9% of revenues, in fiscal 1996 as compared to $15.7 million, or 53.9% of revenues, in fiscal 1995. This decrease as a percent of revenues is principally due to a decrease in the use of subconsultants to meet project requirements (16.7% and 18.4% of revenue in fiscal 1996 and fiscal 1995, respectively), a decrease in direct labor incurred as a result of HLMI's focus on cost containment of each project (26.7% and 27.3% of revenue in fiscal 1996 and fiscal 1995, respectively) and a decrease in reimbursable expenses incurred (3.3% and 5.3% of revenue in fiscal 1996 and fiscal 1995, respectively). As a result of these reductions, gross profit from revenue (revenue less direct cost of revenue) increased to $14.3 million in fiscal 1996 from $13.4 million in fiscal 1995.

     Operating expenses decreased 7.1% to $13.1 million, or 45.9% of revenues, in fiscal 1996 from $14.1 million, or 48.4% of revenues, in fiscal 1995. The decrease is principally due to a decrease in rent and occupancy costs resulting from management's renegotiation of certain office leases and, to a lesser extent, a decrease in the costs incurred for contingencies related to various disputes and legal actions related to contract operations due to HLMI's focus on prevention and resolution of such matters on an ongoing basis. This was partially offset by an increase in salary and related costs and reproduction costs.
     ESOP expenses were $0.6 million for both fiscal 1996 and 1995. The expenses represent principal and interest payments on the ESOP debt.

     Amortization of intangible assets were $0.1 million in fiscal 1996 and $5,952 in fiscal 1995. This increase relates to the goodwill arising from the acquisition of MPB Architects, Inc. in April 1995. See Note 2 to Notes to HLMI Financial Statements.

     Interest expense was $0.4 million for fiscal 1996 and $0.2 million for fiscal 1995. This increase is primarily due to increased borrowing for working capital needs in fiscal 1996.

     Non-operating income was $0.9 million in fiscal 1996 compared to $0.4 million in fiscal 1995. In fiscal 1996, the Company terminated facility leases resulting in a gain of $0.8 million. In fiscal 1995, HLMI sold its airplane which generated a gain on sale of assets of $0.4 million. See Note 4 to Notes to HLMI Financial Statements.

     Income tax expense was $0.4 million in fiscal 1996 compared to an income tax benefit of $0.4 million in fiscal 1995. The effective income tax rate in fiscal 1996 was 44.8% compared to 37.7% in fiscal 1995. The effective tax rate was higher for fiscal 1996 as compared to fiscal 1995 due to the ratio of non-deductible meals and entertainment expense to pre-tax income or loss.

LIQUIDITY AND CAPITAL RESOURCES

     At April 25, 1997, HLMI's current liabilities of $11.6 million exceeded current assets of $9.7 million, resulting in a working capital deficit of $1.9 million. During fiscal 1997, HLMI generated $0.5 million in cash from operating activities. HLMI used $0.7 million in investing activities, primarily the purchase of equipment. HLMI received proceeds from new debt of $0.5 million and repaid borrowings on notes payable of $0.4 million. These transactions resulted in a net decrease in cash of $8,809 for the fiscal year.

     At January 30, 1998, the Company's current liabilities of $12.8 million exceeded current assets of $12.4 million resulting in a working capital deficiency of $.4 million. During the nine months ended January 30, 1998, the Company provided $0.2 million in cash for operating activities. The Company used $0.5 million for investing activities, primarily the purchase of equipment. The Company generated $0.4 million for financing activities, primarily from long-term borrowings reduced by the payment of the ESOP buyback.

     The Company received proceeds, in June 1997, from financing, in the form of a 60 month, triple net capital lease, of $2.8 million (the "Lease Financing") from Berthel Leasing. The proceeds were used to repay a line of credit and a note payable due to Firstar Bank of Iowa, N.A. In connection with the Lease Financing (which carries a rental payment of $64,501 per month and a $1 purchase option at the end of the lease term), HLMI granted a security interest in all of its personal property to Berthel Leasing, and Joseph Harris, Vernon Brannon and a former director of HLM Design, partially guaranteed the amount due to Berthel Leasing. HLM Design also entered into a $0.75 million term loan, in September 1997, with Berthel Leasing for working capital purposes. Such loan, which matures as of July 1, 1998, is also secured by a pledge of HLM Design assets and guaranties by HLMI, Joseph Harris and Vernon Brannon. In consideration for this borrowing, HLM Design sold Warrants to purchase 3,422 shares of Common Stock (43,631 shares after giving effect to the Stock Split), subject to adjustment in certain circumstances, to Berthel Leasing (the "Berthel Warrants"). See "Certain Transactions -- Berthel Leasing Lease Financing" and "Description of Capital Stock -- Warrants." In December 1997, Berthel Leasing exercised its Warrants and purchased 3,422 shares of Common Stock (43,631 shares after giving effect to the Stock Split) at an exercise price of $.01 per share.

     In connection with the merger agreement with BBH Corp. and the payment of the merger consideration to holders of HLMI common stock, the Company (i) issued indebtedness in the aggregate principal amount of $2 million to Pacific and Equitas, (ii) obtained financing from First Charter National Bank in the form of a revolving line of credit in an aggregate principal amount of $1 million (together with a $0.5 million line of credit with First Charter National Bank previously in effect with HLMI, the "First Charter Loan") (under which the Company currently has borrowings outstanding of $1.5 million) and obtained notes payable to employee stockholders for $0.2 million. The Pacific/Equitas Loan is secured by, among other things, a collateral assignment of HLM Design's interest in its Management and Services Agreements and the HLMI Note (as defined below) and a security interest in HLM Design's personal property and fixtures. Additionally, HLMI, and under certain circumstances, Joseph Harris and Vernon Brannon have guaranteed the Pacific/Equitas Loan. HLM Design also sold Warrants to purchase 14,372 shares of Common Stock (183,242 shares after giving effect to the Stock Split), subject to adjustment in certain circumstances, to Pacific, Equitas, Shannon LeRoy, a representative of Equitas and a member of the Board of HLM Design, and Clay R. Caroland, a representative of Pacific and a member of the Board of HLM Design (the "Pacific/Equitas Warrants" and, together with the Berthel Warrants, the "Warrants"). See "Certain Transactions -- Merger Transaction," "Description of Capital Stock -- Warrants" and Note 4 to the Combined Financial Statements. In November 1997, Mr. Caroland exercised his Warrants and purchased 862 shares of Common Stock (10,991 shares after giving effect to the Stock Split) at an exercise price of $.01 per share and Mr. LeRoy transferred his Warrants to purchase 862 shares of Common Stock (10,991 shares after giving effect to the Stock Split) to Equitas. In February 1998, Equitas exercised its Warrants and purchased 5,749 shares of Common Stock (73,300 shares after giving effect to the Stock Split) at an exercise price of $.01 per share. Pacific has undertaken that it will exercise its Warrants immediately prior to the effective date of the Registration Statement of which this Prospectus is a part. The First Charter Loan is secured by an unconditional guaranty from HLMI, and is secured by a security interest in all of HLMI's accounts receivable. Joseph Harris, Vernon Brannon and a former director have also guaranteed the First Charter Loan. For additional information concerning the First Charter Loan, see Note 4 to the accompanying combined financial statements of HLM Design.

     The Company's growth and operating strategy will require substantial capital and may result in the Company incurring additional debt, issuing equity securities or obtaining additional bank financing. (As the management company, HLM Design will be responsible for the financing of working capital growth, capital growth and other cash needs of the Managed Firms. See "Business -- HLM Design Operations -- Management and Services Agreements"). As indicated above, HLM Design has already maximized its borrowings under its existing revolving line of credit in the form of the First Charter Loan. Furthermore, such line of credit, as extended, matures as of July 30, 1998, unless it is renewed by First Charter. Although HLM Design has received both verbal and written indications from First Charter of its willingness to renew and increase HLM Design's line of credit following a successful completion of this Offering, First Charter has not entered into any commitment to do so. The Company believes that the net proceeds from the Offering, the new revolving line of credit and anticipated funds from future operations will be sufficient to meet its working capital needs for at least the next twelve months. If HLM
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
Design is unable to obtain a new revolving line of credit following the Offering, however, its ability to implement its growth strategy will be adversely affected.

     The Company's operations are professional services and as such are not capital intensive. However, in order to enhance productivity, the Company has increased its purchase of computer hardware and software. The Company currently has no material commitments for purchases of additional equipment. Capital expenditures during fiscal year 1997 were $0.7 million. The Company expects fiscal 1998 capital expenditures to be comparable to expenditures in fiscal 1997.

     Subsequent to the Offering, the Company expects to fund AEP Firm affiliations with proceeds from the Offering and future offerings.

SEASONALITY

     The Company's operations are not seasonal in nature.

EFFECTS OF INFLATION

     Due to the relatively low levels of inflation in fiscal years 1995, 1996 and 1997, inflation did not have a significant effect on the Company's results of operations for those periods.

NEW ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Standards No. 128, "Earnings Per Share." This Statement specifies the computation, presentation and disclosure requirements for earnings per share. The Company believes that the adoption of such Statement would not result in earnings per share materially different than pro forma earnings per share presented in the accompanying pro forma statements of income. It will be effective for periods ending after December 15, 1997.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This Statement establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This Statement will be effective for HLM Design's fiscal year ending April 24, 1998, and the Company does not intend to adopt this Statement prior to the effective date.

     On November 20, 1997, EITF 97-2, "Application of FASB Statement No. 94, CONSOLIDATION OF ALL MAJORITY-OWNED SUBSIDIARIES, and APB Opinion No. 16, BUSINESS COMBINATIONS, to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements", was issued which reached a consensus that arrangements similar to those between HLM Design and the Managed Firms should be accounted for on a consolidated basis. The Company intends to reflect this change prospectively in the fiscal year ended April 24, 1998 financial statements. If the change had been effected for the nine months ended January 30, 1998, the effect would have been a reduction to stockholder's equity by approximately $10,511, an increase in minority interest by approximately $10,511 and a decrease in net income of approximately $10,509.

                                    BUSINESS
OVERVIEW

     HLMI was founded in Iowa City, Iowa in 1962 to provide architectural, engineering and planning services. HLMI enjoyed steady growth, expanding geographically and establishing a national presence and is now recognized as a leader in the healthcare arena. In 1987, the original founders of HLMI sold their ownership in the company to the ESOP and a board of directors, consisting of senior principals, took control of HLMI.

     In 1994, as a result of the poor financial performance of HLMI, Joseph M. Harris was hired as Chief Executive Officer and Vernon B. Brannon was hired as Chief Financial Officer. Messrs. Harris and Brannon instituted significant changes, cutting costs and personnel, with a focus on returning HLMI to profitability. In 1996, HLMO and HLMNC were formed and the headquarters of HLMI was moved from Iowa City, Iowa to Charlotte, North Carolina. HLMI, HLMO and HLMNC currently operate offices in Atlanta, Georgia, Iowa City, Iowa, Chicago, Illinois, Orlando, Florida, Bethesda Maryland, Denver, Colorado, Sacramento, California, Philadelphia Pennsylvania, Portland, Oregon and Charlotte, North Carolina.

     On May 23, 1997, BBH Corp. merged into HLMI. See "Certain
Transactions -- Merger Transaction." Following the merger of BBH Corp. into HLMI, Messrs. Harris and Brannon owned all of the outstanding common stock in HLMI.

     In March 1997, HLM Design was formed with the intent of managing the nonprofessional operations of AEP Firms through Management and Services Agreements. HLM Design believes it is the first company in the architectural, engineering and planning industry to actively pursue the strategy of consolidating non-professional operations and providing management expertise to AEP Firms. Currently, HLM Design is not engaged in negotiations with any AEP Firms. HLM Design believes its strategy will take advantage of operating efficiencies for AEP Firms and provide service and geographic diversification for its AEP Firm's clients. The process of developing and entering into management and services relationships is complex and will likely require several months to complete. In May 1997, HLM Design entered into forty-year Management and Services Agreements with HLMI, HLMNC and HLMO. All three of these firms are related through common principal stockholders and these stockholders have entered into Stockholders' Agreements. See "Certain Transactions."

     As a management company, HLM Design's relationship with the Managed Firms is contractual; it has no ownership interest in the Managed Firms. As a result, stockholders in HLM Design will have no direct or indirect ownership interest in the Managed Firms.

OPERATING STRATEGY

     The creation of a management relationship between HLM Design and an AEP Firm involves, among other things, the signing of a Management and Services Agreement between HLM Design and the AEP Firm. Under the terms of the Management and Services Agreement, HLM Design is the sole and exclusive manager and administrator of all of the Managed Firm's day-to-day business functions. These functions include financial planning, facilities, equipment and supplies, and management and administrative services. Management and administrative services include bookkeeping and accounts, general administration services, contract negotiation and administration for all non-architectural and non-engineering aspects of all agreements pertaining to the provision of architectural and engineering services by Managed Firms to third parties, personnel, security and maintenance, architectural and engineering recruiting and training, insurance, issuance of debt and additional capital stock and billing and collections. In connection with these services, HLM Design receives all but 1% of the firm's positive cash flow (as determined in accordance with generally accepted accounting principles applied on a consistent basis) following the payment by the AEP Firm of all such firm's expenses. See " -- HLM Design
Operations -- Management and Services Agreements."

     In addition to the Management and Services Agreement, HLM Design will require stockholders of Managed Firms to enter into Stockholders' Agreements which will provide the stockholders of those entities with nominee stockholder status. Generally, the Stockholders' Agreements will provide for the following:
(i) the repurchase by the Managed Firm of the stockholder's stock upon such stockholder's death, (ii) restrictions on transferability of the stock, (iii) a "call-right" on the stock by the Managed Firm and (iv) a voting agreement among the stockholders and the Managed Firm. See " -- HLM Design
Operations -- Stockholders' Agreements."

     The architects, engineers and planners employed by the Managed Firms offer a broad range of specialty and ancillary services. The Managed Firms offer services in master planning, architectural design, mechanical, electrical, structural and civil engineering, interior design, environmental graphics, landscape architecture, construction services and facility management. Each office varies in the number and types of specialties offered. The Managed Firms provide excellence in design and over the years have designed over a billion square feet of buildings and completed hundreds of planning and feasibility studies. Clients of the firms range from small companies to America's most prestigious corporations. The professionals at the Managed Firms specialize in the design of hospitals, criminal justice buildings and high-tech research facilities. Design experience of professionals employed by the Managed Firms includes corporate headquarters, physician office buildings, investment office buildings, multi-use office complexes and related facilities. The Managed Firms' professionals maintain full control over their architectural and engineering practices, determine which projects to pursue and set their own standards of practice in order to promote high-quality provision of services and retain ownership of all contracts with clients. HLM Design is not engaged in the practice of architecture, engineering or planning.

     The following more fully describes the services provided by the Managed
Firms:

     FOCUS ON HEALTHCARE. The Managed Firms design healthcare facilities that help their clients improve patient care and reduce operating costs. During the last 33 years, HLMI has designed over one billion square feet of healthcare facilities. Its experience includes more than 325 healthcare clients and over 825 major healthcare engagements including:

     (Bullet) 201 health facility master plans
     (Bullet) 118 ambulatory care centers
     (Bullet) 77 ambulatory surgery centers
     (Bullet) 119 academic medical centers and teaching facilities (Bullet) 64 cancer centers
     (Bullet) 69 women's facilities
     (Bullet) 13 replacement hospitals
     (Bullet) 44 medical office buildings

     FOCUS ON JUSTICE. The Managed Firms design justice facilities that help their clients build efficient and effective public facilities in times where financing of construction and operation of these public facilities is continually being scrutinized. Its experience includes:

     (Bullet) 25 federal and state projects
     (Bullet) 1.8 million square feet for the federal government
     (Bullet) 3 million square feet of courthouse renovation

     By integrating design and planning, the Company's professionals meet project objectives by improving staff efficiency, accelerating the project schedule or even addressing sensitive urban design issues. Teams explore options to optimize the return on construction dollars, for example, by creatively combining renovation and new construction. The Company helps bridge the gap between need and public acceptance through public information campaigns and cost control. The results are buildings -- courts, police, detention or corrections facilities -- that meet stringent cost requirements yet still achieve a high quality of design.

     FOCUS ON RESEARCH FACILITIES. The Managed Firms design laboratories for clients that focus on optimizing space utilization and provide flexibility to adapt to changing technology or funding constraints. Systems are designed to control operating costs while protecting the demands of the research function and making safety and security the highest priority. Often, the goal is to produce environments that stimulate creativity, promote interaction, enhance the client's ability to recruit the best and brightest and attract funding. The Managed Firms have completed 30 projects totalling over 3 million square feet valued at $540 million in construction.

GROWTH STRATEGY

     HLM Design intends to implement an aggressive, yet disciplined, expansion program by pursuing Management and Services Agreements with (i) large "regional" AEP Firms with established operating histories located in large metropolitan and high-growth suburban geographic markets that the Company does not currently serve and (ii) small firms that provide operational diversity in geographic areas that will complement the services that are either currently provided by the Company in such geographic areas or that are intended to be provided in the future. HLM Design believes its approach will be attractive to these large and small AEP Firms because it will provide these firms with economies of scale and the synergies that result from increased purchasing power, a greater breadth of services, an increased pool of professionals, and geographical diversity. Furthermore, this strategy will give these regional and local AEP Firms, as a part of the Company, the ability to provide services to existing and future clients with national operations that might otherwise have turned to "non-local" firms to service their needs. The goal is for the Company to be the single source provider for large national clients with geographically diverse operations.

     HLM Design generally expects that AEP Firms that sign Management and Services Agreements will retain existing high-quality professional staff and continue to operate in an effective and efficient manner with personnel who understand the local market. Additionally, management believes it is positioned to pursue larger, well established AEP Firms as a result of the depth of HLM Design's management team, its capital structure and the reputation of the management team in the design industry. Management also believes these goals can be achieved at less cost than that which would be incurred by AEP firms operating on a stand alone basis.

HLM DESIGN OPERATIONS

     Pursuant to its Management and Services Agreements, HLM Design manages all aspects of the Managed Firm other than the provision of professional architectural, engineering and planning services. The provision of these services is controlled by the Managed Firms themselves. HLM Design enhances firm growth by assisting in the recruitment of new professionals and by expanding and adding ancillary services.

     One of HLM Design's goals is to negotiate national arrangements and provide cost savings to Managed Firms through economies of scale in areas such as malpractice insurance, supplies, equipment and business functions.

  MANAGEMENT AND SERVICES AGREEMENTS

     The Management and Services Agreements with the Managed Firms are for a period of forty years. Although these agreements are terminable by HLM Design, with or without cause, upon 60 days' notice to the Managed Firms (with the approval of a majority of the Board of Directors and a majority of its independent directors), they cannot be terminated by the Managed Firms without a material default or bankruptcy. Under these agreements, HLM Design is appointed as the sole and exclusive manager and administrator of all of the Managed Firms' day-to-day business functions, including financial planning, facilities, equipment and supplies, and management and administrative services (including bookkeeping and accounts, general administration services, contract negotiation and administration for all non-architectural and non-engineering aspects of all agreements pertaining to the provision of architectural and engineering services by Managed Firms to third parties), personnel, security and maintenance, architectural and engineering recruiting and training, insurance, billing and collections and marketing support. HLM Design has no authority, directly or indirectly, to perform any function of the Managed Firm's operations pertaining to services which are required to be performed by duly licensed architects and engineers pursuant to any and all applicable laws, rules or regulations adopted by any authority regulating the licensing of architects or engineers. The Managed Firms will retain ownership of all contracts with clients. Additionally, HLM Design has the authority to approve or deny, on behalf of the Managed Firm, any and all proposals by stockholders of such firm to encumber, sell, pledge, give or otherwise transfer the capital stock of the Managed Firm, as well as the authority to approve issuance of common stock or incurrence of indebtedness.

     As compensation for the provision of its services under the Management and Services Agreement, HLM Design earns 99% of the net income of the Managed Firms, as determined in accordance with generally accepted accounting principles. However, for cash management purposes, the Management and Services Agreements state that HLM Design is to receive all but 1% of the positive cash flow (calculated as the change in the cash balances from the beginning of the period to the end of the period for the Managed Firms). As the management company, HLM Design will be responsible for the financing of working capital growth, capital growth and other cash needs. The Management and Services Agreements are structured so as not to force the Managed Firms to borrow money to satisfy their inter-company obligations for the management fee (defined as 99% of the net income of the Managed Firm). For the nine months ended January 30, 1998, HLM Design earned $1,034,008; however, due to cash requirements of the Managed Firms, the management fee required to be paid at January 30, 1998 was $450. The remaining balance of $1,033,558 has been recorded as a receivable by HLM Design, which will be paid with future positive cash flows. All significant balances and transactions between HLM Design and the Managed Firms have been eliminated in the combined financial statements included elsewhere herein.

     Effective January 1, 1998, all HLMI employees were transferred to HLM Design and now provide services to HLMI as HLM Design employees. From May 30, 1997 (the date of inception of the Management and Services Agreement), until December 31, 1997, HLMI accrued no compensation bonuses for HLMI stockholder officers.

  STOCKHOLDERS' AGREEMENTS

     Stockholders of Managed Firms have entered into a Stockholders' Agreement which generally restricts the ability of these stockholders to exercise certain rights commonly associated with ownership of common stock and effectively provides stockholders of such entities with nominee stockholder status. Generally, such Stockholders' Agreements provide that:

          (i) upon the death of a stockholder, the Managed Firm will purchase, and the personal representative of such stockholder's estate will sell to the Managed Firm, all the stock owned by such deceased stockholder; provided, however, in certain circumstances the sale of such stockholder's stock may be made to one or more third parties, subject to the approval of the Managed Firm;

          (ii) stockholders may not sell, pledge, give or otherwise transfer any or all of their stock to any third party, either voluntarily or involuntarily, without first obtaining the Managed Firm's written approval of such transfer, provided, that if the Managed Firm denies such approval, it shall purchase such stock;

          (iii) the Managed Firm has the right at any time to purchase all, but not less than all, of the stock then owned by any or all of the stockholders; and

          (iv) the stockholders agree that with respect to all matters which are submitted to stockholder vote (and, to the extent that all or any of the stockholders serve as a director of the Managed Firm, then also with respect to all matters which are submitted to a vote of the board of directors), the stockholders will, if not in unanimous agreement, follow specified procedures to achieve unity in voting among all stockholders.

     In addition, the Stockholders' Agreements contain an acknowledgment on the part of each stockholder that it is in the parties' best interest that certain of the Managed Firm's administrative and managerial functions be performed pursuant to a Management and Services Agreement with HLM Design and that in order to ensure consistency and continuity in the management of the firm's business and affairs, with respect to all matters pertaining to the initiation of stock "calls" and the approval or denial of proposed stock transfers, the Managed Firm will in all cases act in accordance with the written recommendation of HLM Design. The Stockholders' Agreements provide that they may be terminated upon the occurrence of any of the following events:

          (i) cessation of the Managed Firm's business,

          (ii) bankruptcy, receivership or dissolution of the Managed Firm, or

          (iii) the voluntary agreement of all parties bound by the terms of such Stockholders' Agreement.

     It is anticipated that Stockholders' Agreements among stockholders of the AEP Firms with whom HLM Design enters into Management and Services Agreements in the future will have similar terms.

PROPERTIES

     HLM Design's principal executive offices are located at 121 West Trade Street, Suite 2950, Charlotte, North Carolina and its telephone number is (704) 358-0779, where the Company leases 7,254 square feet. Its lease of such offices is for a term of 5 years and expires in 2000. The Company believes the office facility is adequate for its current uses and anticipated growth. In addition to HLM Design's principal executive offices, the Company leases office space in Sacramento, California, Denver, Colorado, Orlando, Florida, Atlanta, Georgia, Iowa City, Iowa, Chicago, Illinois, Bethesda, Maryland, Portland, Oregon and Philadelphia, Pennsylvania.

COMPETITION

     The business of providing architectural, engineering and planning services is highly competitive. Although HLM Design is not aware of any other company actively pursuing a strategy of consolidating firms' administrative and management functions, it believes that additional companies with similar objectives will be organized in the future. Potential sources of competition include larger, nationally known, multi-specialty professional groups or professional firms and others, a number of which may have significantly greater resources than those of the Company.

     The Managed Firms are in competition with many other AEP firms, including large, national firms as well as many small, local firms. The Managed Firms compete with these firms on the basis of technical capabilities, qualifications and availability of personnel, experience, reputation, quality performance and, to a lesser extent, price of services.

GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL MATTERS

     Each state has enacted legislation governing the registration of architects and engineers, and, in some cases, landscape architects, fire protection engineers and interior designers. These state laws impose licensing requirements upon individual design professionals and architectural-engineering firms and are implemented by a more detailed set of administrative rules and regulations overseen by a registration board. In general, the state laws define the practice of architecture and engineering, restrict the use of the titles ARCHITECT and ENGINEER to licensed individuals, establish rules for entry into the profession, explain how professionals licensed in other states may become reciprocally registered to practice in the jurisdiction and define and enforce standards of professional conduct and misconduct.

     The state laws, or the regulations established by a registration board, may also establish requirements for the practice of architecture or engineering by a corporation or partnership. A few states do not permit the practice of architecture or engineering in a corporate form. Some states require design professionals who want to incorporate to do so as a professional corporation authorized and certified by the secretary of state. Most states permit practice through either a professional corporation or a general business corporation. Even if a state permits practice in a corporate form, the state may require that a certain number of principals in the corporation must be registered architects or engineers. Some states specify that a certain percentage of the principals, directors or stockholders of a corporate entity must be registered architects or engineers in order to practice in the state. A corporation seeking to practice in a state other than that in which it is incorporated must register as a foreign corporation in the other state and satisfy all of the registration requirements.

     There can be no assurance that the regulatory environment in which the Company operates will not change significantly in the future. For additional information regarding uncertainties concerning governmental regulations relating to the practice of architecture and engineering in light of the relationship between HLM Design and the Managed Firms, see "Risk Factors -- Governmental Regulation."

     Federal, state and local environmental laws and regulations have not historically had a material impact on the operations of the Company; however, the Company cannot predict the effect on its operations of possible future environmental legislation or regulations.

EMPLOYEES

     Prior to January 1, 1998, all employees were employed with HLMI; however, under HLMI's Management and Services Agreement and consistent with HLM Design's strategy, all employees were transferred to HLM Design as of January 1, 1998. As of January 1, 1998, HLM Design employed approximately 246 persons of which approximately 92 were registered professionals (engineers, architects and others), approximately 102 were degreed professionals and approximately 52 were administrative personnel. None of HLM Design's employees or the Managed Firm's employees is represented by a labor union. HLM Design considers its relations with its employees and the employees of the Managed Firms to be satisfactory.

     The registered professional architects and engineers generally have degrees from accredited architecture or engineering schools, several years of work experience and have passed licensing examinations. Both registered and degreed architects have either a five year architectural degree or a four year degree and a two year advanced architectural degree. The Company's degreed professionals who are not registered have not yet passed the required licensing examinations.

LEGAL PROCEEDINGS

     From time to time HLM Design or one or more of the Managed Firms are named in claims involving contractual disputes or other matters arising in the ordinary course of business. Currently, no legal proceedings are pending against or involve HLM Design or the Managed Firms that, in the opinion of management, when considering insurance coverage, could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of HLM Design.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS; KEY PERSONNEL

     The executive officers, directors and key personnel of the Company, and their ages as of the date of this Prospectus, are as follows:

NAME                        AGE   POSITION(S) WITH THE COMPANY
-------------------------   ---   -------------------------------------------------------------------
Joseph M. Harris            53    President, Chairman of the Board and Director*
Vernon B. Brannon           54    Senior Vice President, Chief Financial Officer, Treasurer,
                                    Assistant Secretary and Director*
Clay R. Caroland III        43    Director
D. Shannon LeRoy            41    Director
Thomas G. Pinkerton, Sr.    53    Senior Vice President of HLMI
Bradley A. Earl             50    Vice President of HLMI
Viktor A. Lituczy           44    Vice President of HLMI
Frank E. Talbert            41    Vice President of HLMI
Robert P. Ludden            42    Vice President of HLMI

---------------

* Executive Officer

     JOSEPH M. HARRIS, AIA, RIBA, has been President, Chairman of the Board, and a Director of HLM Design since its organization in 1997. He has been President and Chief Executive Officer of HLMI for the past three years. Prior to joining HLMI in 1994, he served as President of Heery Architects and Engineers, Inc. and an Executive Vice President and Director of Technical Services of Heery International, Inc., one of the country's largest full-service multi-disciplinary professional service firms. Prior to that, Mr. Harris was one of the founders and served as President of Clark, Tribble, Harris and Li, Architects, P.A. a multi-service architectural firm. Mr. Harris has over 30 years of professional experience and is an architect licensed in 32 states and in the United Kingdom. It is expected that Mr. Harris' initial term as a director of HLM Design will expire at the third annual meeting of stockholders of HLM Design following classification of the Board of Directors pursuant to the Bylaws.

     VERNON B. BRANNON has been Senior Vice President, Chief Financial Officer, and a Director of HLM Design since its organization in 1997. Along with Mr. Harris, he is a stockholder of HLMI which he joined in 1994 as Chief Financial Officer and was appointed Senior Vice President soon after joining the firm. Prior to joining HLMI, from 1988 to 1994, Mr. Brannon was Chief Operating Officer of UAV Corporation, a video distribution firm, with responsibility for manufacturing, finance, accounting, and all other functions except sales. It is expected that Mr. Brannon's initial term as a director of HLM Design will expire at the third annual meeting of stockholders of HLM Design following Board classification.

     CLAY R. CAROLAND III has been a partner since 1987 in Health Investors, LP and its affiliates. From 1996 to 1997 he also served as President of the General Partner of Pacific Capital, L.P. Health Investors and Pacific are investment firms. In 1989, he, along with Health Investors, organized and capitalized ClinTrials, Inc., which grew to become a leading CRO. In 1981, he co-founded Liberty Street Capital, NY, a Wall Street investment boutique and was Managing Director there until 1987. Mr. Caroland has served on the boards of directors of a number of companies including EquiVision and ClinTrials. It is expected that Mr. Caroland's initial term as a director of HLM Design will expire at the second annual meeting of stockholders of HLM Design following Board classification.

     D. SHANNON LEROY currently serves as President of Tennessee Business Investments, Inc., the general partner of Equitas, L.P., a licensed Small Business Investment Company. From 1988 until 1994, Mr. LeRoy served as a Senior Vice President of First Union National Bank of Tennessee, where he managed commercial banking. Mr. LeRoy is a Director of Power Designs, Inc., a manufacturer of power supply and power line conditional products, and Laure Beverage Company, a consumer beverage company. It is expected that Mr. LeRoy's initial term as a director of HLM Design will expire at the first annual meeting of stockholders of HLM Design following Board classification.

     BRADLEY A. EARL is a Vice President managing the Philadelphia office of HLMI. He joined HLMI in 1996. Prior to that he served in various leadership positions in architectural firms and as an independent architect. He was Director of Architecture at The Klett Organization from 1994 to 1996 and Executive Architect to Children's Hospital of Philadelphia from 1992 to 1994. He is a registered architect with 21 years of experience.

     VIKTOR A. LITUCZY rejoined HLMI in 1996 as Vice President managing HLMI's Portland, Oregon office. Prior to leaving HLMI in 1989. Mr. Lituczy was Corporate Vice President for the Chicago office as well as director of high-tech laboratory projects firmwide. From 1992 until 1996 he had his own architectural practice in Portland and consulted with a number of healthcare clients and architects on projects. From 1989 until 1992 he was an Associate Principal for KMD Architects & Planners in Portland. He is a registered architect with 20 years of experience.

     ROBERT P. LUDDEN is a Vice President managing the Orlando office of HLMI. He joined HLMI in 1993. Prior to that, from 1986 to 1993, he was a Vice President at Cannon, a large architectural firm that focuses on healthcare architecture. Mr. Ludden's career has focused on the leadership and direction of significant architectural and engineering projects. His work spans a number of markets including justice, healthcare, research and commercial. He is a registered architect.

     THOMAS G. PINKERTON is a Senior Vice President of HLMI. He joined the firm in 1994 as National Director of Justice Architecture. Prior to joining HLMI he was an associate with Hellmuth, Obata & Kassabaum, Inc., one of the largest architectural firms in the country. A registered architect with 33 years of experience, he has devoted his practice exclusively to the design of justice facilities.

     FRANK E. TALBERT is a registered architect with 17 years experience. He joined HLMI in 1994 and is Vice President managing the Chicago office of HLMI. Prior to joining HLMI he was President of FibreCem Corporation from 1992 to 1994 where he led the successful turnaround of that company. His success was achieved with a combination of an intensive, hands-on sales effort, and a reorganization of operations. From 1990 to 1992 he managed the Carolinas office of Kajima International Inc., the world's largest turnkey developer/builder where he established a program for financial enhancements on free standing not leased retail projects. Mr. Talbert is a registered architect.

     After the Offering, HLM Design intends to maintain two individuals not employed by or affiliated with HLM Design to HLM Design's Board of Directors. These directors will have access to regular outside legal counsel of HLM Design, or independent counsel of their choosing, at the expense of the Company in either event.

     The Board of Directors of the Company is divided into three classes, each of which, after a transitional period, will serve for three years, with one class being elected each year. The executive officers are elected annually by, and serve at the discretion of, HLM Design's Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Since HLM Design's organization in March 1997, all matters concerning executive officer compensation have been addressed by the entire Board of Directors. Since HLM Design's organization, Vernon Brannon and Joseph Harris have been executive officers of HLM Design and, together with Clay R. Caroland III and Shannon LeRoy, who each represent creditors of HLM Design, have constituted the majority of the Board of Directors. As soon as practicable after the Offering, HLM Design intends to maintain two independent directors who will thereafter comprise its Compensation Committee.

LIMITATIONS OF DIRECTORS' LIABILITY

     HLM Design's Certificate of Incorporation includes a provision that effectively eliminates the liability of directors to HLM Design or to HLM Design's stockholders for monetary damages for breach of the fiduciary duties of a director, except for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, certain actions with respect to unlawful dividends, stock repurchases or redemptions and any transaction from which the director derived an improper personal benefit. This provision does not prevent stockholders from seeking nonmonetary remedies covering any such action, nor does it affect liabilities under the federal securities laws. HLM Design's Bylaws (as approved to become effective upon completion of this Offering) further provide that HLM Design shall indemnify each of its directors and officers, to the fullest extent authorized by Delaware law, with respect to any threatened, pending or completed action, suit or proceeding to which such person may be a party by reason of serving as a director or officer. Delaware law currently authorizes a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such officers or directors acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. Indemnification is permitted in more limited circumstances with respect to derivative actions. HLM Design believes that these provisions of its Certificate of Incorporation and Bylaws are necessary to attract and retain qualified persons to serve as directors and officers.

COMMITTEES OF THE BOARD

     The Board of Directors of HLM Design intends to establish a Compensation Committee and an Audit Committee consisting of independent directors. The Compensation Committee will review and unanimously approve compensation for the executive officers, and administer, and determine awards under, the Stock Option Plan and any other incentive compensation plan for employees of the Company. See " -- Stock Option Plan" and " -- Employee Stock Purchase Plan." The Audit Committee will recommend the selection of auditors for the Company and will review the results of the audit and other reports and services provided by the Company's independent auditors. HLM Design has not previously had either of these committees.

DIRECTOR COMPENSATION

     Members of the Board of Directors who are not employees of the Company will be compensated for their services in amounts to be determined. The Company will also reimburse all directors for their expenses incurred in connection with their activities as directors of the Company. Directors who are also employees of the Company receive no compensation for serving on the Board of Directors.

EXECUTIVE COMPENSATION

     Set forth below is information for the years ended April 1997, 1996 and 1995 with respect to compensation for services to the Managed Firms:

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM
                                                                                                 COMPENSATION
                                                                 ANNUAL COMPENSATION                AWARDS
                                                        --------------------------------------     NUMBER OF
                                                                                     OTHER          SHARES
                  NAME AND                                                          ANNUAL        UNDERLYING        ALL OTHER
            PRINCIPAL POSITION(S)               YEAR    SALARY(1)    BONUS(2)    COMPENSATION     OPTIONS(3)     COMPENSATION(4)
            ---------------------               ----    ---------    --------    -------------   -------------   ----------------
Joseph M. Harris                                1997    $ 230,878    $ 50,000         -0-             -0-              -0-
  Chairman, President                           1996      192,307           0
  and Director                                  1995      188,784      60,000
Vernon B. Brannon                               1997      178,847      50,000         -0-             -0-              -0-
  Senior Vice President                         1996      144,281           0
  Chief Financial Officer                       1995      117,614      30,000
  and Director

---------------

(1) For additional information, see " -- Employment Agreements." Does not include the dollar value of perquisites and other personal benefits.

(2) The amounts shown are cash bonuses earned in the specified year and paid in the first quarter of the following year.

(3) The Company's Stock Option Plan was adopted in February 1998. No options were granted to any of the Company's executive officers in the years ended April 1997, 1996 or 1995. See " -- Employment Agreements."

(4) The aggregate amount of perquisites and other personal benefits received did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such executive officer.

EMPLOYMENT AGREEMENTS

     HLM Design has entered into employment agreements with Messrs. Harris and Brannon (the "Employment Agreements"), which provide for an annual base salary and certain other benefits. Pursuant to the Employment Agreements, the base salaries of Messrs. Harris and Brannon will be $300,000 and $250,000, respectively (consistent with base salaries in effect since March 1997). Messrs. Harris and Brannon will also receive a monthly automobile allowance of $1,000 and such additional compensation as may be determined by the Board of Directors. Each of the Employment Agreements is for a term of three years and will automatically be renewed for successive periods of one year. Additionally, Messrs. Harris and Brannon each have been approved for grant of options pursuant to the Stock Option Plan (that will become effective immediately before completion of the Offering), for 57,954 shares of Common Stock, exercisable, in the case of incentive stock options, at 110% of the initial public offering price, and in the case of nonstatutory stock options, at $5.50 per share (but not less than 85% of the initial public offering price). See " -- Stock Option Plan."

     The Employment Agreements contain similar noncompetition provisions. These provisions, during the term of the Employment Agreement, (i) prohibit the disclosure or use of confidential Company information, and (ii) prohibit the solicitation of the Company's clients, the participation or operation in any business or service provided by the Company and, in the case of Mr. Harris, the lending of his name to any business which provides architectural and engineering services to persons who were clients or prospective clients of the Company. The provisions referred to in (ii) above shall also apply for a period of three years (with a corresponding severance arrangement tied to the foregoing base salaries upon a termination or non-renewal without cause) following the expiration or termination of an Employment Agreement.

STOCK OPTION PLAN

     In February 1998, the Board of Directors and stockholders of HLM Design adopted the HLM Design, Inc. 1998 Stock Option Plan (the "Stock Option Plan") in order to attract and retain key personnel. The following discussion of the material features of the Stock Option Plan is qualified by reference to the text of such plan filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Under the Stock Option Plan, options to purchase up to an aggregate of 159,955 shares of Common Stock may be granted to key employees of HLM Design and its Managed Firms and to officers, directors, consultants and other individuals providing services to the Company. Unless designated as "incentive stock options" ("ISOs") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), options granted under the Stock Option Plan are intended to be "nonstatutory stock options" ("NSOs").

     The Compensation Committee of the Board of Directors of HLM Design will administer the Stock Option Plan and will determine, among other things, the persons who are to receive options, the number of shares to be subject to each option, and the vesting schedule of options; provided, that the Board of Directors of HLM Design will make such determinations with respect to the initial grants made under the Stock Option Plan. Members of the Board of Directors who serve on the Compensation Committee must qualify as "non-employee directors," as that term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The Board of Directors of HLM Design will determine the terms and conditions upon which HLM Design may make loans to enable an optionee to pay the exercise price of an option. In selecting individuals for options and determining the terms thereof, the Compensation Committee may consider any factors it considers relevant, including present and potential contributions to the success of the Company. Options granted under the Stock Option Plan must be exercised within a period fixed by the Compensation Committee, which period, subject to early termination upon the occurrence of certain events, may not exceed ten years from the date of the grant of the option or, in the case of ISOs granted to any holder on the date of the grant of more than ten percent of the total combined voting power of all classes of stock of HLM Design and its affiliated firms, five years from the date of grant of the option. Options may be made exercisable in whole or in installments, as determined by the Compensation Committee. However, the aggregate market value of the Common Stock with respect to which ISOs are exercisable for the first time by the holder during any calendar year may not exceed the limitation set forth in Section 422(d) of the Code (currently $100,000). For this purpose, the market value shall be determined as of the time the ISOs are granted.

     Options generally may not be transferred other than by will or the laws of descent and distribution and during the lifetime of an optionee may be exercised only by the optionee. Notwithstanding the foregoing, the Compensation Committee, in its discretion, subject to certain limitations, may grant transferable options if such options are not ISOs. The exercise price of options that are NSOs will be determined at the discretion of the Compensation Committee, but will not be less than 85% of the market value of the Common Stock on the date of grant of the NSOs. The exercise price of ISOs may not be less than the market value of the Common Stock on the date of the grant of the option. In the case of ISOs granted to any holder on the date of grant of more than ten percent of the total combined voting power of all classes of stock of HLM Design and its affiliated firms, the exercise price may not be less than 110% of the market value of the Common Stock on the date of the grant of the ISOs. The exercise price may be paid in cash, in shares of Common Stock owned by the optionee, in NSOs granted under the Stock Option Plan (except that the exercise price of an ISO may not be paid in NSOs) or in any combination of cash, shares and NSOs.

     Options granted under the Stock Option Plan may include the right to acquire a "reload" option. In such case, if an optionee pays all or part of the exercise price of an option with shares of Common Stock held by the optionee for at least six months, then, upon exercise of the option, the optionee is granted a second option to purchase, at the fair market value as of the date of exercise of the original option, the number of whole shares used by the optionee in payment of the exercise price of the original option. A reload option is not exercisable until one year after the grant date of such reload option or the expiration date of the original option. If the exercise price of a reload option is paid for with shares of Common Stock that have been held by the Optionee for more than six (6) months, then another reload option will be issued. Shares of Common Stock covered by a reload option will not reduce the number of shares of Common Stock available under the Stock Option Plan.

     The Stock Option Plan provides that, in the event of changes in the corporate structure of HLM Design or certain events affecting the Common Stock, adjustments will automatically be made in the number and kind of shares available for issuance and in the number and kind of shares and option price thereof covered by outstanding options. It further provides that, in connection with any merger or consolidation in which HLM Design is not the surviving corporation and which results in the holders of the Common Stock owning less than a majority of the surviving corporation or any sale or transfer by HLM Design of all or substantially all its assets or any tender offer or exchange offer for or the acquisition, directly or indirectly, by any person or group of all or a majority of the then-outstanding voting securities of HLM Design, all outstanding options under the Stock Option Plan will become exercisable in full on and after (i) the 15th day prior to the effective date of such merger, consolidation, sale, transfer or acquisition or (ii) the date of commencement of such tender offer or exchange offer, as the case may be.

     The Board of Directors of HLM Design has approved the grant, effective on or before the consummation of the Offering, of NSOs to purchase 40,568 shares of Common Stock and ISOs to purchase 17,386 shares of Common Stock to each of Joseph Harris and Vernon Brannon. No other grants of ISOs or NSOs will be made on or before the consummation of the Offering.

     The issuance and exercise of ISOs have no federal income tax consequences to the Company. While the issuance and exercise of ISOs generally have no ordinary income tax consequences to the holder, upon the exercise of an ISO, the holder will treat the excess of the Common Stock's fair market value on the date of exercise over the exercise price as an item of tax adjustment for alternative minimum tax purposes. If the holder of Common Stock acquired upon the exercise of an ISO holds such stock until a date that is more than two years following the grant of the ISO and one year following the exercise of the ISO, the disposition of such Common Stock will ordinarily result in long-term capital gain or loss to the holder for federal income tax purposes equal to the difference between the amount realized on disposition of the Common Stock and the option exercise price. If the holding period requirements described above are not met, the holder will recognize ordinary income for federal income tax purposes upon disposition of the Common Stock in an amount equal to the lesser of (i) the excess of the Common Stock's fair market value on the date of exercise over the option exercise price, and (ii) the excess of the amount realized on disposition of the Common Stock over the option exercise price. Any additional gain upon the disposition will be taxed as capital gains. Any capital gain will be subject to reduced rates of tax if such shares were held more than twelve months, and will be subject to further reduced rates if such shares were held more than eighteen months. The Company will be entitled to a compensation expense deduction for the Company's taxable year in which the disposition occurs equal to the amount of ordinary income recognized by the holder.

     The issuance of NSOs has no federal income tax consequences to the Company or the holder. Upon the exercise of an NSO, NSO holders will recognize ordinary income for federal income tax purposes at the time of option exercise equal to the amount by which the fair market value of the underlying shares on the date of exercise exceeds the exercise price. The Company generally will be allowed a federal income tax deduction in the same amount. In the event of the disposition of shares acquired by exercise of a NSO, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss; provided, that any gain will be subject to reduced rates of tax if such shares were held for more than twelve months and will be subject to further reduced rates if such shares were held for more than eighteen months.

     If the option exercise price under any NSO is paid for by surrendering shares of Common Stock previously acquired, then the optionee will recognize ordinary income on the exercise as described above with respect to any shares acquired under the NSO in excess of the number of shares surrendered (such shares being treated as having been acquired without consideration), but will not recognize any taxable gain or loss on the difference between the optionee's basis in the surrendered shares and their current fair market value. For federal income tax purposes, the number of newly acquired shares equal to the number of shares surrendered will have the same basis and holding period as the surrendered shares. Any newly acquired shares in excess of the number of shares surrendered will have a tax basis equal to the amount of ordinary income recognized on such exercise (i.e., fair market value at exercise) and a holding period which begins on the date the optionee recognizes ordinary income for tax purposes.

     HLM Design intends to register the shares underlying the Stock Option Plan if required by the federal securities laws. If such registration is not required, such shares may be issued upon option exercise in reliance upon the private offering exemption codified in Section 4(2) of the Securities Act. Resale of such shares may be permitted subject to the limitations of Rule 144.

     Following the effective date of the Registration Statement of which this Prospectus is a part, the Company will not permit the total number of shares subject to outstanding warrants (exclusive of the Underwriters' Warrants (as defined herein)) and options granted or authorized to be granted to exceed 10% of all shares of Common Stock outstanding.

EMPLOYEE STOCK PURCHASE PLAN

     In February 1998, the Board of Directors and stockholders of HLM Design adopted the HLM Design, Inc. Employee Stock Purchase Plan (the "ESPP"). The ESPP is intended to promote the interests of the Company by providing employees of the Company the opportunity to acquire a proprietary interest in the Company through the purchase of Common Stock. The following discussion of the material features of the ESPP is qualified by reference to the text of such Plan filed in an exhibit to the Registration Statement of which this Prospectus is a part.

     The ESPP is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Code. The ESPP is administered by the Compensation Committee, which, subject to the terms of the ESPP, has plenary authority in its discretion to interpret and construe the ESPP. The Compensation Committee will construe the provisions of the ESPP so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code. A total of 57,954 shares of Common Stock has been reserved for purchase under the ESPP, provided that the number of shares issued or issuable under the ESPP and under the Stock Option Plan shall not at any time exceed in the aggregate 10% of the total number of shares of Common Stock outstanding.

     On January 1 of each year during the term of the ESPP (and also as soon as administratively practicable following the effective date of the ESPP) (the "Grant Date"), all eligible employees electing to participate in the ESPP ("Participating Employees") will be granted options to purchase shares of Common Stock. As of each Grant Date, each Participating Employee will be deemed to have been granted an option to purchase that number of shares of Common Stock that equals: (i) the Participating Employee's base pay (as defined in the ESPP) as of the Grant Date divided by 1000, with fractional amounts of .50 or more rounded up to the next dollar and fractional amounts of less than .50 disregarded, multiplied by (ii) two. No Participating Employee may be granted an option which would permit such employee to purchase stock under the ESPP and all other employee stock purchase plans of HLM Design and its subsidiaries at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

     A Participating Employee may elect to designate a limited percentage of such employee's base pay (as defined in the ESPP) to be deferred by payroll deduction as a contribution to the ESPP. To the extent a Participating Employee has accumulated enough funds, his or her contributions to the ESPP will be used to exercise the option granted under the ESPP through purchases of Common Stock on the last business day of March, June, September and December, on which the principal trading market for the Common Stock is open for trading and on any other interim dates during the year which the Compensation Committee designates for such purpose (the "Exercise Date"). Contributions which are not enough to purchase a whole share of Common Stock will be carried forward and applied on the next Exercise Date in that calendar year.

     The purchase price at which Common Stock will be purchased through the ESPP shall be eighty-five percent of the lesser of (i) the fair market value of the Common Stock on the applicable Grant Date, and (ii) the fair market value of the Common Stock on the applicable Exercise Date. Any option granted to a Participating Employee will be exercised automatically on each Exercise Date during the calendar year of the option's Grant Date in whole or in part such that the Participating Employee's accumulated contributions as of such Exercise Date will be applied to the purchase of the maximum number of whole shares of Common Stock that such contribution will permit at the applicable option price, limited to the number of shares available for purchase under the option.

     Any option granted to a Participating Employee will expire on the last Exercise Date of the calendar year in which granted. However, if a Participating Employee withdraws from the ESPP or terminates employment prior to such Exercise Date, the option may expire earlier.

     Upon termination of a Participating Employee's employment for any reason other than cause or death, such employee may, at his or her election, request the return of contributions not yet used to purchase Common Stock or continue participation in the ESPP until the Exercise Date next following the date of termination of employment such that any unexpired option held will be exercised automatically on such Exercise Date. If a Participating Employee dies while employed by the Company or prior to the Exercise Date next following the date of termination of employment, such employee's estate will have the right to elect to withdraw all contributions not yet used to purchase Common Stock or to exercise the Participating Employee's option for the purchase of Common Stock on the Exercise Date next following the date of such employee's death.

     The Board of Directors of HLM Design may at any time amend, suspend or terminate the ESPP; provided, however, that the ESPP may not be amended to increase the maximum number of shares of Common Stock for which options may be granted under the ESPP, other than in connection with a change in capitalization, without obtaining the approval of HLM Design stockholders.

     No federal taxable income will be recognized by Participating Employees upon the grant of an option to purchase Common Stock under the ESPP. In addition, a Participating Employee will not recognize federal taxable income on the exercise of an option granted under the ESPP.

     If the Participating Employee holds shares of Common Stock acquired upon the exercise of an option granted under the ESPP until a date that is more than two years from the Grant Date of the relevant option and one year from the date of option exercise (or dies while owning such shares), the employee must report as ordinary income in the year of disposition of the shares (or at death) the lesser of (a) the excess of the fair market value of the shares at the time of disposition (or death) over the option exercise price and (b) the excess of the fair market value of the shares on the date the relevant option was granted over the option exercise price. For this purpose, the option exercise price is 85% of the fair market value of the shares on the date the relevant option was granted (assuming the shares are offered at a 15% discount). Any additional income is treated as long-term capital gain. If these holding period requirements are met, the Company is not entitled to any deduction for income tax purposes. If the Participating Employee does not meet the holding period requirements, the employee recognizes at the time of disposition of the shares ordinary income equal to the amount by which the fair market value of the shares on the date of exercise exceeds the option exercise price for the shares, irrespective of the price at which the employee disposes of the shares, and an amount equal to such ordinary income is generally deductible by the Company. Any additional gain realized on the disposition of the shares will generally be capital gain or loss; provided that any gain will be subject to reduced rates of tax if the shares were held for more than twelve months and will be subject to further reduced rates if the shares were held for more than eighteen months.

     Because the ESPP is based on voluntary participation, benefits thereunder are not determinable.

     The Company intends to register the shares underlying the ESPP if required by the federal securities laws. If such registration is not required, such shares may be issued upon option exercise in reliance upon the private offering exemption codified in Section 4(2) of the Securities Act. Resale of such shares may be permitted subject to the limitations of Rule 144.

                              CERTAIN TRANSACTIONS

RELATIONSHIPS WITH MANAGED FIRMS

     Joseph Harris and Vernon Brannon, executive officers and principal stockholders of HLM Design, are also the principal stockholders and officers of the Managed Firms, HLMI, HLMNC and HLMO. As officers of the Managed Firms, they caused the Managed Firms to enter into Management and Services Agreements with HLM Design and as stockholders of each of the Managed Firms they entered into Stockholders' Agreements. The primary purpose of the Stockholders' Agreement is to restrict the ability of stockholders to exercise the rights commonly associated with ownership of common stock and to effectively provide stockholders of the Managed Firms with nominee stockholder status in order to facilitate the execution and operation of the Management and Services Agreements.

     For information concerning certain advances from Messrs. Harris and Brannon to HLMI, with respect to which there is a current aggregate outstanding balance due from the Company of $27,000, see Note 4 to the accompanying combined financial statements of HLM Design.

     HLMI is the tenant under a triple net lease of certain warehouse space in Charlotte, North Carolina entered into in December 1995 with a partnership of which Messrs. Harris and Brannon (and family members) are the partners, as landlord. Rental payments under such lease, which expires in 2005, are $3,500 per month.
     Future material transactions between HLM Design or any of the Managed Firms and any of the Company's officers, directors or controlling persons will be made or entered into on terms that are no less favorable to HLM Design than those that can be obtained from unaffiliated third parties. Additionally, any future material transactions between HLM Design and any of the Company's officers, directors or controlling persons or any of their affiliates (including affiliated Managed Firms) will be approved by a majority of HLM Design's directors and by a majority of its independent directors who do not have an interest in the transactions. Terminations by HLM Design of Management and Services Agreements with affiliated Managed Firms would also require such independent director approval.

MERGER TRANSACTION

     In April 1997, HLMI and BBH Corp., a Delaware corporation controlled by Joseph Harris and Vernon Brannon, entered into a Merger Agreement (the "Merger Agreement") whereby HLMI and BBH Corp. merged, with HLMI being the surviving corporation. Upon consummation of the transactions contemplated by the Merger Agreement each share of HLMI common stock (excluding shares of HLMI common stock held by BBH Corp., which were (i) contributed to BBH Corp. by Messrs. Harris and Brannon as their initial capital contribution to BBH Corp. and (ii) purchased from HLMI with the proceeds of a $3.2 million loan from HLM Design (the note evidencing such loan, bearing interest at a nominal rate of 13.5% per annum and maturing June 1, 2002, with monthly principal payments commencing June 1, 2000, referred to herein as the "HLMI Note")) was converted into the right to receive $64.00 in cash (the "Merger Consideration") and each share of BBH Corp. then outstanding was converted into one share of HLMI common stock. Following the consummation of the transactions contemplated by the Merger Agreement, Joseph Harris and Vernon Brannon owned all of the outstanding common stock of HLMI.

     The payment of the Merger Consideration was financed indirectly by the Pacific/Equitas Loan and the First Charter Loan through the purchase of additional HLMI capital stock by BBH Corp., effective simultaneously with the Merger. In connection with the Pacific/Equitas Loan, HLM Design issued the Pacific/Equitas Warrants to Pacific, Equitas and Messrs. Caroland and LeRoy and granted certain registration rights which begin in 2000, with respect to the Common Stock which underlies the Pacific/Equitas Warrants. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Description of Common
Stock -- Warrants." The Company intends to repay the outstanding balance on the Pacific/Equitas Loan from the proceeds of the Offering. Once such loan is repaid, Messrs. Harris and Brannon will be released from their personal guarantees of the Pacific/Equitas Loan, and agreements relating to the Pacific/Equitas Loan, subjecting the Company to certain affirmative and negative covenants and providing rights to each of Pacific and Equitas to have a representative on the HLM Design board and to each of Pacific and Equitas (and their representatives) to participate in any proposed sale of HLM Design stock by Messrs. Harris and Brannon, shall terminate.

BERTHEL LEASING LEASE FINANCING

     Berthel Leasing, an affiliate of Berthel Fisher & Company Financial Services, Inc., one of the Underwriters in the Offering, has entered into the Lease Financing with HLMI and has provided HLM Design with a $0.75 million term loan for working capital purposes. In addition, Berthel Leasing received the Berthel Warrants and received certain registration rights which begin in 2000, with respect to the Common Stock which underlies the Berthel Warrants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Common Stock -- Warrants." A portion of the proceeds of the Offering will be used to repay the $0.75 million term loan. The Company has also agreed, in connection with the Offering, to sell to the Underwriters, including Berthel Fisher & Company Financial Services, Inc., certain warrants. See "Underwriting."
                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of HLM Design's Common Stock as of March 27, 1998 by (i) each stockholder who is known by HLM Design to own beneficially more than five percent of the outstanding Common Stock, (ii) each director of HLM Design, (iii) each executive officer of HLM Design, and (iv) all directors and executive officers of HLM Design as a group, and as adjusted to reflect the sale by HLM Design of the shares of Common Stock in this Offering.

                                                                                                               PERCENTAGE OF ALL
                                                                                                                  OUTSTANDING
                                                                                                                 COMMON STOCK
                                                                                        NUMBER OF SHARES    -----------------------
                                                                                        OF COMMON STOCK      BEFORE        AFTER
NAME (1)                                                                                    OWNED(2)        OFFERING(   OFFERING(3)
-------------------------------------------------------------------------------------   ----------------    --------    -----------
Joseph M. Harris(4)(5)                                                                       367,142          39.3%         17.2%
Vernon B. Brannon(4)(5)                                                                      367,141          39.3%         17.2%
Clay R. Caroland III(4)                                                                       10,991           1.3%            *
D. Shannon LeRoy(4)(9)                                                                            --            --            --
Berthel Leasing(6)                                                                            43,631           5.0%          2.1%
Pacific(7)(8)                                                                                 98,953          10.2%          4.6%
Equitas(9)                                                                                    73,300           8.4%          3.5%
All directors and executive officers as a group (4 persons)                                  745,274          85.2%         35.9%

---------------
  * Less than one percent.

 (1) Unless otherwise noted, each person has sole voting and investment power over the shares listed opposite his name subject to community property laws where applicable.

 (2) After giving effect to the Stock Split.

 (3) If the Underwriters' over-allotment option is exercised in full, then after the Offering the percentages of shares outstanding would be as follows:
     Joseph Harris, 15.9%; Vernon Brannon, 15.9%; Clay Caroland III, less than 1%; Berthel Leasing, 1.9%; Pacific, 4.2%; Equitas, 3.3%; and all directors and executive officers as a group, 33.0%.

 (4) The address of such person is care of HLM Design at 121 West Trade Street, Suite 2950, Charlotte, North Carolina 28202.

 (5) Gives effect to options approved for grant under HLM Design's Stock Option Plan which will be exercisable upon consummation of the Offering. See "Management -- Stock Option Plan."

 (6) The address of such person is 100 Second Street Southeast, Cedar Rapids, Iowa 52407.

 (7) Includes shares of Common Stock which underlie currently exercisable Warrants held by such person to be exercised immediately prior to the effective date of the Registration Statement of which this Prospectus is a part.

 (8) The address of such person is Suite 1070, 3100 West End Avenue, Nashville, Tennessee 37203.

 (9) The address of such person is Suite 100, 2000 Glen Echo Road, Nashville, Tennessee 37215. Although he serves as president of its general partner, Mr. LeRoy disclaims beneficial ownership of shares held by Equitas.

                          DESCRIPTION OF CAPITAL STOCK

     HLM Design's authorized capital stock consists of (i) 9,000,000 shares of Common Stock, $.001 par value, and (ii) 1,000,000 shares of Preferred Stock, $.10 par value. Upon completion of this Offering, HLM Design will have 2,075,087 outstanding shares of Common Stock (giving effect to the Stock Split and the exercise by Pacific of its Warrants and not including Common Stock which underlies the options granted pursuant to the Stock Option Plan) and no shares of preferred stock.

     The following summary description of HLM Design's capital stock does not purport to be complete and is qualified in its entirety by reference to HLM Design's Certificate of Incorporation, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Delaware General Corporation Law (the "DGCL"). Reference is made to such exhibit and the DGCL for a detailed description of the provisions thereof summarized below.

COMMON STOCK

     The holders of validly issued and outstanding shares of Common Stock are entitled to one vote per share of record on all matters to be voted upon by stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or HLM Design's Certificate of Incorporation or Bylaws. There is no cumulative voting with respect to the election of directors (or any other matter), but HLM Design's Board of Directors is classified. The holders of a majority of the shares at a meeting at which a quorum is present can, therefore, elect all of the directors of the class then to be elected if they choose to do so, and, in such event, the holders of the remaining shares would not be able to elect any directors of that class.

     The holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.

     Subject to the rights of holders of Preferred Stock, if any, in the event of a liquidation, distribution, sale of assets, dissolution or winding up of HLM Design, holders of Common Stock are entitled to participate equally, share for share, in all assets remaining after payment of liabilities.

     The holders of Common Stock are entitled to receive ratably such dividends as the Board of Directors may declare out of funds legally available therefor, when and if so declared. The payment by HLM Design of dividends, if any, rests within the discretion of its Board of Directors and will depend upon HLM Design's results of operations, financial condition and capital expenditure plans, as well as other factors considered relevant by the Board of Directors. See "Dividends."

  TRANSFER AGENT AND REGISTRAR

     HLM Design has appointed First Union National Bank as the transfer agent and registrar for the Common Stock.

WARRANTS

     In May 1997, September 1997 and December 1997, HLM Design issued Warrants to purchase an aggregate of 226,875 shares of Common Stock at an exercise price of $.01 per share to Pacific, Equitas and Berthel Leasing and Messrs. Caroland and Leroy in connection with financing arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources." By their terms, the Pacific/Equitas Warrants expire in July 2002 and the Berthel Warrants expire in September of that year; however, for a period of 30 days prior to expiration the holder of any or all of the Warrants has the right and option to sell to HLM Design any or all of the Warrants at a purchase price equal to the Fair Market Value (as defined therein) of the shares of Common Stock issuable to the holder upon exercise of the Warrant less the exercise price. The kind of securities purchasable upon the exercise of the Warrants and the number of shares of Common Stock purchasable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events such as reclassification of securities, consolidation or merger of HLM Design, subdivision or combination of Common Stock or stock dividends. Additionally, if the indebtedness pursuant to which the Warrants were issued is not repaid in full on or before May 30, 1999, the number of shares of Common Stock each Warrant holder is able to purchase increase and further increase on each May 30 thereafter until such indebtedness is repaid in full. The Common Stock underlying the Berthel Warrants and the Pacific/Equitas Warrants are subject to certain registration rights which begin in 2000. Pursuant to the applicable registration rights agreement, upon the request of holders of at least 50% of Registrable Securities (as defined therein) HLM Design will, at its expense, within 90 days, effect registration under the Securities Act. Such holders may require that HLM Design effect two such requested registrations (which may be underwritten or non-underwritten). Additionally, such agreements provide Berthel Leasing, Pacific and Equitas with certain piggyback registration rights that permit them to have their shares of Common Stock, as selling security holders, included in any registration statements pertaining to the registration of Common Stock for issuance by the Company or for resale by other selling security holders. These registration rights will be limited or restricted to the extent an underwriter of an offering, if an underwritten offering, determines that marketing factors require a limitation of the number of shares to be underwritten.

     As of the date hereof, (i) all of the Warrants issued to Berthel Leasing, Equitas and Messrs. Caroland and Leroy have been exercised and the shares underlying such Warrants are included in the currently outstanding shares reflected elsewhere in this Prospectus, and (ii) Pacific has undertaken that it will exercise all of its Warrants immediately prior to the effective date of the Registration Statement of which this Prospectus is a part. Except as the context otherwise requires, the shares underlying the Warrants held by Pacific are included in the outstanding shares reflected elsewhere in this Prospectus.

     Following the effective date of the Registration Statement of which this Prospectus is a part, the Company will not permit the total number of shares subject to outstanding warrants (exclusive of the Underwriters' Warrants (as defined herein)) and options granted or authorized to be granted to exceed 10% of all shares of Common Stock outstanding.

PREFERRED STOCK

     No shares of Preferred Stock are outstanding. HLM Design's Certificate of Incorporation authorizes the Board of Directors to issue up to 1,000,000 shares of Preferred Stock in one or more series and to establish such designations and such relative voting, dividend, liquidation, conversion and other rights, preferences and limitations as the Board of Directors may determine without further approval of the stockholders of HLM Design. The issuance of Preferred Stock by the Board of Directors could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of HLM Design.

     The issuance of any series of Preferred Stock, and the relative designations, rights, preferences and limitations of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, the then-existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of Preferred Stock. As of the date of this Prospectus, there are no plans, agreements or understandings for the issuance of any shares of Preferred Stock. Any issue of Preferred Stock will be approved by the independent directors of HLM Design.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     Certain provisions of the DGCL and of HLM Design's Certificate of Incorporation and Bylaws (as approved to become effective upon completion of this Offering, summarized in the following paragraphs, may be considered to have an antitakeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

     DELAWARE ANTITAKEOVER LAW. HLM Design, a Delaware corporation, is subject to the provisions of the DGCL, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, HLM Design to date has not made this election.

     SPECIAL MEETINGS OF STOCKHOLDERS. HLM Design's Bylaws provide that special meetings of stockholders, unless otherwise prescribed by law or its Certificate of Incorporation, may be called only by the President at the request in writing of a majority of the Board of Directors of HLM Design. This provision may make it more difficult for stockholders to take action opposed by the Board of Directors.

     ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. HLM Design's Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of the Company, (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date, and, (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual meeting or from making nominations for directors at an annual or special meeting.

     CLASSIFIED BOARD OF DIRECTORS. HLM Design's Bylaws provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Classification of the Board of Directors, particularly coupled with the provision of the Bylaws authorizing only the Board of Directors to fill vacant directorships, generally expands the time required to change the composition of a majority of directors and may tend to discourage a takeover bid for HLM Design, provided, that under HLM Design's Certificate of Incorporation and Bylaws, notwithstanding the classified board of directors, the stockholders may, by the affirmative vote of a majority of the outstanding shares of Common Stock, remove a director with or without cause.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, HLM Design will have outstanding 2,075,087 shares of Common Stock (excluding shares of Common Stock which underlie options approved for grant under the Stock Option Plan (115,908 shares) and assuming no exercise of the Underwriters' over-allotment option). Of such amount, the 1,200,000 Shares sold in this Offering will be freely transferable and may be resold without further registration under the Securities Act, except for any shares purchased by an "affiliate" of HLM Design (as defined below), which shares will be subject to the resale limitations of Rule 144 under the Securities Act ("Rule 144"). The 745,274 shares of Common Stock currently held by affiliates of the Company or which underlie options approved for grant to affiliates are also subject to the resale limitations of Rule 144. The 245,721 shares of Common Stock, which are held by non-affiliates of the Company are also "restricted securities" within the meaning of Rule 144. Such "restricted securities" may be resold only pursuant to a registration statement under the Securities Act or applicable exemption from registration thereunder, such as an exemption provided by Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" for at least one year may, under certain circumstances, resell within any three-month period, such number of shares as does not exceed the greater of one percent of the then-outstanding shares of Common Stock or the average weekly trading volume of Common Stock during the four calendar weeks prior to such resale. Rule 144 also permits, under certain circumstances, the resale of shares without any quantity limitation by a person who has satisfied a two-year holding period and who is not, and has not been for the preceding three months, an affiliate of HLM Design. In addition, holding periods of successive non-affiliate owners are aggregated for purposes of determining compliance with these one-and two-year holding period requirements.

     Upon completion of this Offering, 618,375 of the 875,087 shares of Common Stock outstanding on the date of this Prospectus and not sold in the Offering will have been held for at least one year. The remaining 256,712 (including 10,991 shares held by an affiliate) shares are "restricted securities", and therefore may not be resold pursuant to Rule 144 upon completion of this Offering.

     The availability of shares for sale or actual sales under Rule 144 and the perception that such shares may be sold may have an adverse effect on the market price of the Common Stock. Sales under Rule 144 also could impair the Company's ability to market additional equity securities.

     HLM Design has agreed, subject to certain exceptions relating to the execution of new Management and Services Agreements, not to offer, sell or otherwise dispose of, and Messrs. Harris and Brannon have agreed not to offer or sell, any shares of Common Stock or other equity securities of HLM Design, for 365 days from the date of this Prospectus without the prior written consent of Berthel Fisher. Additionally, Messrs. Harris and Brannon and Berthel Leasing have agreed to escrow all Common Stock owned by each of them for a period of three years from the date of acquisition thereof, subject to prior release if
(i) the market price of the Common Stock exceeds 175% of the initial public offering price for at least 90 consecutive trading days after at least one year from the date of effectiveness of this Registration Statement, or (ii) the Company achieves certain earnings results for two consecutive fiscal years. Notwithstanding the foregoing, Messrs. Harris and Brannon and Berthel Leasing have agreed with HLM Design that such Common Stock shall not be released from escrow pursuant to (i) or (ii) above to the extent such release would result in the recognition of compensation expense to the Company in connection therewith.

                                  UNDERWRITING

     Each of the underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below. The nature of the obligations of the Underwriters is such that if any of such shares are purchased, all must be purchased.

                                                                                            NUMBER OF
UNDERWRITERS                                                                                 SHARES
-----------------------------------------------------------------------------------------   ---------
Berthel Fisher & Company Financial Services, Inc.........................................     402,000
Westport Resources Investment Services, Inc..............................................     333,000
Marion Bass Securities Corporation.......................................................     400,000
EBI Securities Corporation...............................................................      65,000
                                                                                            ---------
     Total...............................................................................   1,200,000
                                                                                            ---------

     The Underwriters have advised HLM Design that they propose initially to offer the Common Stock offered hereby to the public at the price to the public set forth on the cover page of this Prospectus. The Underwriters may allow a concession to selected dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") not in excess of $.30 per share, and the Underwriters may allow, and such dealers may reallow, to members of the NASD a concession not in excess of $.15 per share. After the public offering, the price to the public, the concession and the reallowance may be changed by the Underwriters.

     HLM Design has granted an option to the Underwriters, exercisable within 45 business days after the date of the Prospectus, to purchase up to an aggregate of 180,000 additional shares of Common Stock at the initial price to the public, less the underwriting discount, set forth on the cover page of this Prospectus. The Underwriters may exercise the option only for the purpose of covering over-allotments. To the extent that the Underwriters exercise such option, each Underwriter will be committed, subject to certain conditions, to purchase from HLM Design on a pro rata basis that number of additional shares of Common Stock which is proportionate to such Underwriters' initial commitment.

     HLM Design has agreed, subject to certain exceptions relating to the execution of new Management and Services Agreements, not to offer, sell or otherwise dispose of, and Messrs. Harris and Brannon have agreed not to offer or sell, any shares of Common Stock or other equity securities of HLM Design, without the prior written consent of Berthel Fisher, for a period of 365 days after the date of this Prospectus. Additionally, Messrs. Harris and Brannon and Berthel Leasing have agreed to escrow all Common Stock owned by each of them for a period of three years from the date of acquisition thereof, subject to prior release if (i) the market price of the Common Stock exceeds 175% of the initial public offering price for at least 90 consecutive trading days after at least one year from the date of effectiveness of this Registration Statement, or (ii) the Company achieves certain earnings results for two consecutive fiscal years. Notwithstanding the foregoing, Messrs. Harris and Brannon and Berthel Leasing have agreed with HLM Design that such Common Stock shall not be released from escrow pursuant to (i) or (ii) above to the extent such release would result in the recognition of compensation expense to the Company in connection therewith.

     At the request of HLM Design, the Underwriters have reserved up to 9,273 shares of the Common Stock for sale at the initial public offering price, and otherwise on the same terms as sales pursuant to the Offering, to persons designated by HLM Design. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

     Prior to this Offering, there has been no market for the Common Stock and there can be no assurance that a regular trading market will develop upon the completion of this Offering. The initial public offering price was determined by negotiations between the Company and the Underwriters. The primary factors considered in determining such offering price included the history of and prospects for the Company's business and the industry in which the Company competes, market valuation of comparable companies, market conditions for public offerings, the prospects for future earnings of the Company, an assessment of the Company's management, the general condition of the securities markets, the demand for similar securities of comparable companies and other relevant factors.

     HLM Design has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the Underwriter may be required to make in respect thereof. Generally, such indemnification or contribution rights relate to losses, claims, damages or liabilities resulting from untrue statements of material fact contained in the Registration Statement or any application or other document filed to qualify the Common Stock under "blue sky" or securities laws of any state, or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

     The Underwriters have advised HLM Design that they do not intend to confirm sales of Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriter and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offering, I.E., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Underwriters may reduce that short position by purchasing Common Stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Underwriters may also impose a penalty bid on certain members of the underwriting group and selling group members. This means that if an Underwriter purchases shares of Common Stock in the open market to reduce the Underwriter's short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the underwriting group and selling group members who sold those shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither HLM Design nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither HLM Design nor any of the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     HLM Design has agreed to reimburse the Underwriters for actual out of pocket expenses incurred by the Underwriters in connection with the Offering (up to a maximum of 1.365% of the gross proceeds of the Offering without giving effect to the Underwriters' over-allotment option), none of which has been paid as of the date of this Prospectus. HLM Design has also agreed to pay all expenses in connection with qualifying the Common Stock offered hereby for sale under the laws of such states as the Underwriters may designate, including filing fees and fees and expenses of counsel retained for such purposes by the Underwriters, and registering the Offering with the NASD.

     In connection with this Offering, HLM Design has agreed to sell to the Underwriters, for a price of $.01 per warrant, warrants (the "Underwriters' Warrants") to purchase shares of Common Stock equal to 10% of the total number of shares of Common Stock sold pursuant to this Offering, excluding shares subject to the over-allotment option. The Underwriters' Warrants are exercisable at a price equal to 120% of the initial public offering price ($6.00 per share as set forth on the cover of this Prospectus) for a period of four years commencing one year from the date of this Prospectus (the "Exercise Period") subject to customary terms and conditions including limitations on transfer, provisions relating to fundamental corporate changes and antidilution protection. HLM Design has also agreed that Berthel Fisher shall be entitled, for a period of three (3) years following consummation of the Offering to have a representative receive notice of, attend and observe, all Board meetings of HLM Design. Such representative shall not be a Board member and shall have no voting rights at any such meeting.

     Berthel Leasing, an affiliate of Berthel Fisher & Company Financial Services, Inc., provided lease financing to HLMI in an aggregate principal amount of $2.8 million under the Lease Financing and provided HLM Design with a $0.75 million term loan for working capital purposes. More than 10% of the net proceeds of the Offering will be received by Berthel Leasing, by reason of the use of such proceeds to repay a portion of such borrowings. In addition, the $0.75 million term loan constitutes more than 10% of the subordinated debt of the Company. Accordingly, the Offering will be conducted in accordance with NASD Conduct Rule 2720, which requires that the public offering price of the Common Stock be no higher than the price recommended by a Qualified Independent Underwriter which has participated in the preparation of the Registration Statement and performed its usual standard of due diligence with respect thereto. Westport Resources Investment Services,

Inc. will act as the Qualified Independent Underwriter for the Offering, and the public offering price will not be higher than the price recommended by Westport Resources Investment Services, Inc.

     California investors participating in the Offering or seeking to purchase shares of Common Stock in the secondary market must have a minimum net worth of $250,000, exclusive of home(s), home furnishings and automobiles, and gross income of $65,000, or, in the alternative, a minimum net worth of $500,000, exclusive of home(s), home furnishings and automobiles. The Shares have not been qualified for sales in California by dealers following the Offering.

                                 LEGAL MATTERS

     Parker, Poe, Adams & Bernstein L.L.P., Charlotte, North Carolina, counsel to the Company, will render an opinion that the Shares offered hereby, when issued and paid for in accordance with the terms of the Underwriting Agreement, will be duly authorized, validly issued, fully paid and nonassessable. Bradley & Riley, P.C., Cedar Rapids, Iowa, has served as counsel to the Underwriters in connection with this Offering.

                                    EXPERTS

     The audited financial statements of HLMI (Predecessor) as of April 25, 1997 and for each of the years in the three-year period ended April 25, 1997, and the audited financial statements of HLM Design, Inc. as of April 25, 1997 and from inception, March 6, 1997, to the period ended April 25, 1997, included in this Prospectus and elsewhere in the Registration Statement of which this Prospectus is a part, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-1 under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement, including the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or any other documents are not necessarily complete, and, in each such instance, reference is made to the copy of the contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference thereto. The Registration Statement, together with its exhibits and schedules, may be inspected at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of such materials may be obtained from any such office upon payment of the fees prescribed by the SEC. Such information may also be inspected and copied at the office of Nasdaq at 1735 K Street, NW Washington, DC 20006-1500. The Commission also maintains a Website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                         INDEX TO FINANCIAL INFORMATION

                                                                                                                          PAGE
                                                                                                                          -----
HLM DESIGN, INC. AND AFFILIATES:
  INDEPENDENT AUDITORS' REPORT.........................................................................................     F-2
  FINANCIAL STATEMENTS:
     Balance Sheet at April 25, 1997 and unaudited Combined Balance Sheet at January 30, 1998..........................     F-3
     Statements of Operations (unaudited) for the nine months ended January 24, 1997 (Predecessor), the one month ended
      May 30, 1997 (Predecessor) and the Combined Statements of Income for the nine months ended January 30, 1998 (HLM
      Design Inc.).....................................................................................................     F-4
     Statements of Stockholders' Equity for the period ended April 25, 1997 and (unaudited) Combined statement of
      stockholder's equity for the nine months ended January 30, 1998..................................................     F-5
     Statements of Cash Flows (unaudited) for the nine months ended January 24, 1997 (unaudited) (Predecessor), the one month ended May 30, 1997 (Predecessor) and Combined Statements of Cash Flows for the nine months ended January
      30, 1998 (HLM Design Inc.).......................................................................................     F-6
     Notes to Financial Statements.....................................................................................     F-7

HANSEN LIND MEYER, INC. ("HLMI")
  INDEPENDENT AUDITORS' REPORT.........................................................................................    F-15
  FINANCIAL STATEMENTS:
     Balance Sheets at April 26, 1996 and April 25, 1997...............................................................    F-16
     Statements of Operations for the years ended April 30, 1995, April 26, 1996 and April 25, 1997....................    F-17
     Statements of Stockholders' Equity for the years ended April 30, 1995, April 26, 1996 and April 25, 1997..........    F-18
     Statements of Cash Flows for the years ended April 30, 1995, April 26, 1996 and April 25, 1997....................    F-19
     Notes to Financial Statements.....................................................................................    F-20

                          INDEPENDENT AUDITORS' REPORT

BOARD OF DIRECTORS
HLM DESIGN, INC.
Charlotte, North Carolina

     We have audited the accompanying balance sheet of HLM Design, Inc. (the "Company") as of April 25, 1997, and the related statements of stockholders' equity, for the period from inception March 6, 1997 to April 25, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of April 25, 1997, and the changes in stockholders equity for the period from inception March 6, 1997 to April 25, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
November 11, 1997 (January 30, 1998, February 13, 1998 and February 27, 1998 as to the last paragraph in Note 1)
Charlotte, North Carolina

                        HLM DESIGN, INC. AND AFFILIATES

                                 BALANCE SHEETS

                      APRIL 25, 1997 AND JANUARY 30, 1998

                                                                                                          HLM
                                                                                                        DESIGN       COMBINED
                                                                                                       APRIL 25,    JANUARY 30,
                                                                                                         1997          1998
                                                                                                       ---------    -----------
                                                                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash..............................................................................................                $     2,771
  Trade and other receivables, less allowance for doubtful accounts of $150,000 at January 30,
     1998...........................................................................................                  6,338,342
  Costs and estimated earnings in excess of billings on uncompleted projects (Note 3)...............                  5,471,799
  Prepaid expenses..................................................................................                    591,819
                                                                                                                    -----------
       Total current assets.........................................................................                 12,404,731
                                                                                                                    -----------
OTHER ASSETS:
  Deferred income taxes (Note 8)....................................................................                    562,821
  Goodwill, less amortization of $114,549 at January 30, 1998 (Note 2)..............................                  2,467,513
  Other noncurrent assets...........................................................................                    774,950
                                                                                                                    -----------
       Total other assets...........................................................................                  3,805,284
                                                                                                                    -----------
PROPERTY AND EQUIPMENT:
  Leasehold improvements............................................................................                    701,119
  Furniture and fixtures............................................................................                  1,560,298
                                                                                                                    -----------
       Total property and equipment.................................................................                  2,261,417
                                                                                                                    -----------
  Less accumulated depreciation.....................................................................                   (427,877)
                                                                                                                    -----------
       Property and equipment, net..................................................................                  1,833,540
                                                                                                                    -----------
TOTAL ASSETS........................................................................................                $18,043,555
                                                                                                                    -----------
                                                                                                                    -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable (Note 4)............................................................................                $ 2,250,000
  Accounts payable..................................................................................                  3,547,171
  Accrued expenses..................................................................................                  1,444,022
  Income taxes payable..............................................................................                     19,353
  Billings in excess of costs and estimated earnings on uncompleted projects (Note 3)...............                  3,188,791
  Deferred income taxes (Note 8)....................................................................                  1,644,953
  Current maturities of long-term debt (Note 4).....................................................                    743,311
                                                                                                                    -----------
       Total current liabilities....................................................................                 12,837,601
                                                                                                                    -----------
LONG-TERM DEBT (Note 4).............................................................................                  4,357,057
                                                                                                                    -----------
TOTAL LIABILITIES...................................................................................                 17,194,658
                                                                                                                    -----------
COMMITMENTS AND CONTINGENCIES (Note 5, 6)
WARRANTS OUTSTANDING (Note 4).......................................................................                    200,068
                                                                                                                    -----------
STOCKHOLDERS' EQUITY:
  HLM Design, Inc. Capital Stock
     Common, $.001 par value, voting, authorized 9,000,000 shares; issued 618,375 and 702,834,
      respectively..................................................................................        618             703
     Preferred, $.10 par value, voting, authorized 1,000,000, no shares outstanding.................
  HLMNC and HLMO, Capital Stock, common, $.01 par value, authorized, outstanding 600................                          6
  Hansen Lind Meyer Inc. Capital stock, common, $.01 par value:
     Class A, voting, authorized 2,000,000 shares; issued 200.......................................                          2
     Class B, nonvoting, authorized 1,000,000 shares, no shares outstanding.........................         --              --
  Additional paid in capital........................................................................      2,382         101,031
  Retained earnings.................................................................................                    556,611
  Stock Subscription Receivable.....................................................................     (3,000)         (9,524)
                                                                                                       ---------    -----------
Total stockholders' equity..........................................................................                    648,829
                                                                                                       ---------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..........................................................    $           $18,043,555
                                                                                                       ---------    -----------
                                                                                                       ---------    -----------

                       See notes to financial statements.

                        HLM DESIGN, INC. AND AFFILIATES

                            STATEMENTS OF OPERATIONS

        ONE MONTH ENDED MAY 30, 1997 (PREDECESSOR) AND NINE MONTHS ENDED
         JANUARY 24, 1997 (PREDECESSOR) AND JANUARY 30, 1998 (COMBINED)

                                                                                                                    (HLM
                                                                                    (PREDECESSOR   (PREDECESSOR    DESIGN)
                                                                                     COMPANY)       COMPANY)      COMBINED
                                                                                    -----------    ----------    -----------
                                                                                    NINE MONTHS    ONE MONTH     NINE MONTHS
                                                                                       ENDED         ENDED          ENDED
                                                                                    -----------    ----------    -----------
                                                                                    JANUARY 24,     MAY 30,      JANUARY 30,
                                                                                       1997           1997          1998
                                                                                    -----------    ----------    -----------
                                                                                    (UNAUDITED)    (UNAUDITED)   (UNAUDITED)
REVENUES (Note 1):
  Fee income.....................................................................   $18,439,931    $1,998,611    $16,160,923
  Reimbursable income............................................................     1,002,349       234,425      5,382,493
                                                                                    -----------    ----------    -----------
       Total revenues............................................................    19,442,280     2,233,036     21,543,416
                                                                                    -----------    ----------    -----------
CONSULTANT EXPENSES..............................................................     3,573,159       192,862      3,802,734
                                                                                    -----------    ----------    -----------
PROJECT EXPENSES:
  Direct expenses................................................................       522,063        35,404        744,579
  Reimbursable expenses..........................................................       877,693        68,617        630,190
                                                                                    -----------    ----------    -----------
       Total project expenses....................................................     1,399,756       104,021      1,374,769
                                                                                    -----------    ----------    -----------
NET PRODUCTION INCOME............................................................    14,469,365     1,936,153     16,365,913
DIRECT LABOR.....................................................................     4,944,712       602,096      4,802,078
INDIRECT EXPENSES................................................................     9,848,192     1,172,712      9,744,540
                                                                                    -----------    ----------    -----------
OPERATING INCOME (LOSS)..........................................................      (323,539)      161,345      1,819,295
                                                                                    -----------    ----------    -----------
OTHER INCOME (EXPENSE):
  Interest income................................................................         3,575            54          1,888
  Interest expense...............................................................      (283,602)      (37,005)      (750,509)
                                                                                    -----------    ----------    -----------
       Total other income (expense), net.........................................      (280,027)      (36,951)      (748,621)
                                                                                    -----------    ----------    -----------
INCOME (LOSS) BEFORE TAXES.......................................................      (603,566)      124,394      1,070,674
INCOME TAXES (Note 8):
  Current tax expense (benefit)..................................................       (23,713)      (11,907)        58,000
  Deferred tax expense (benefit).................................................      (119,804)       54,907        456,063
                                                                                    -----------    ----------    -----------
       Total income tax expense (benefit)........................................      (143,517)       43,000        514,063
                                                                                    -----------    ----------    -----------
NET INCOME (LOSS)................................................................   $  (460,049)   $   81,394    $   556,611
                                                                                    -----------    ----------    -----------
                                                                                    -----------    ----------    -----------
PRO FORMA NET INCOME PER SHARE (NOTE 1)..........................................                                $       .65
                                                                                                                 -----------
                                                                                                                 -----------
PRO FORMA NUMBER OF SHARES USED TO COMPUTE PER SHARE DATA (NOTE 1)...............                                    859,973
                                                                                                                 -----------
                                                                                                                 -----------

                       See notes to financial statements.

                        HLM DESIGN, INC. AND AFFILIATES

                       STATEMENTS OF STOCKHOLDERS' EQUITY

               INCEPTION MARCH 6, 1997 TO APRIL 25, 1997 AND THE
                 NINE MONTHS ENDED JANUARY 30, 1998 (COMBINED)

                                                     COMMON STOCK                                         STOCK            TOTAL
                                                  ------------------      ADDITIONAL       RETAINED    SUBSCRIPTION    STOCKHOLDERS'
                                                   SHARES     AMOUNT    PAID-IN-CAPITAL    EARNINGS     RECEIVABLE        EQUITY
                                                  --------    ------    ---------------    --------    ------------    -------------
ORGANIZATION OF HLM DESIGN,
  MARCH 6, 1997................................               $            $               $             $               $
  Issuance of HLM Design, Inc. shares..........    618,375      618            2,382                       (3,000)
                                                  --------    ------    ---------------                ------------
BALANCE, APRIL 25, 1997........................    618,375      618            2,382                       (3,000)
                                                  --------    ------    ---------------    --------    ------------    -------------
  Equity of Combining Entities May 31, 1997
     (UNAUDITED):
       HLMI....................................        200        2                                                              2
       HLMNC...................................        300        3              297                         (300)
       HLMO....................................        300        3              297                         (300)
  Stock Issuance - HLM Design (unaudited)......     84,459       85           98,055                       (5,924)          92,216
  Net Income -- Combined (unaudited)...........                                             556,611                        556,611
                                                  --------    ------    ---------------    --------    ------------    -------------
BALANCE JANUARY 30, 1998 -- COMBINED
  (UNAUDITED)..................................    703,634    $ 711        $ 101,031       $556,611      $ (9,524)       $ 648,829
                                                  --------    ------    ---------------    --------    ------------    -------------
                                                  --------    ------    ---------------    --------    ------------    -------------

                       See notes to financial statements.

                        HLM DESIGN, INC. AND AFFILIATES

                            STATEMENTS OF CASH FLOWS

                  ONE MONTH ENDED MAY 30, 1997 (PREDECESSOR),
 AND THE NINE MONTHS ENDED JANUARY 24, 1997 (PREDECESSOR) AND JANUARY 30, 1998
                                   (COMBINED)

                                                                                       (PREDECESSOR COMPANY)          (HLM
                                                                                     --------------------------      DESIGN)
                                                                                                                    COMBINED
                                                                                     NINE MONTHS     ONE MONTH     NINE MONTHS
                                                                                        ENDED          ENDED          ENDED
                                                                                     -----------    -----------    -----------
                                                                                     JANUARY 29,      MAY 30,      JANUARY 30,
                                                                                        1997           1997           1998
                                                                                     -----------    -----------    -----------
                                                                                     (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...............................................................   $  (460,049)   $    81,394    $   556,611
  Adjustments to reconcile net income to net cash used in operating activities:
     Depreciation.................................................................       431,073         55,544        247,463
     Amortization of goodwill.....................................................        77,589          9,571        114,549
     Amortization of deferred loan fees...........................................                                     108,526
     Deferred rent................................................................         4,249
     Deferred income taxes........................................................      (110,228)        54,907        (17,844)
     Changes in certain working capital items:
       Increase in trade and other receivables....................................      (326,971)    (1,500,472)      (622,088)
       Increase in costs and estimated earnings compared to billings on
        uncompleted contracts, net................................................     1,162,905      1,199,028         38,310
       (Increase) decrease in refundable income taxes.............................       (42,465)       (11,157)       504,400
       Increase in prepaid expenses...............................................      (545,813)       (10,427)      (333,837)
       (Increase) decrease in other assets........................................       352,700         (1,152)      (170,668)
       Increase (decrease) in accounts payable....................................      (808,446)       233,659       (913,522)
       Increase (decrease) in accrued expenses....................................       718,998       (278,500)       643,475
       Increase (decrease) in other non-current liabilities.......................       (15,000)        15,000
                                                                                     -----------    -----------    -----------
          Net cash (used in) provided by operating activities.....................       438,542       (152,605)       155,375
                                                                                     -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.............................................      (600,377)        (2,023)      (549,848)
  Note receivable from officer....................................................      (130,000)                       30,000
                                                                                     -----------    -----------    -----------
          Net cash used in investing activities...................................      (730,377)        (2,023)      (519,848)
                                                                                     -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment on line of credit.......................................................       400,000     (2,360,000)
  Proceeds from long-term borrowings..............................................       100,000      2,800,000      6,712,307
  Payments on long-term borrowings................................................      (216,974)      (285,372)    (3,305,100)
  Payment of deferred loan fees...................................................                                     (56,300)
  Payment on ESOP buyback.........................................................                                  (3,221,824)
  Proceeds from issuance of notes payable to shareholders.........................                                     182,308
  Proceeds from the issuance of warrants..........................................                                      24,757
  Proceeds from exercise of warrants..............................................                                        (135)
  Proceeds from issuance of common stock..........................................                                      28,910
                                                                                     -----------    -----------    -----------
          Net cash provided by financing activities...............................       283,026        154,628        364,923
                                                                                     -----------    -----------    -----------
INCREASE (DECREASE) in Cash.......................................................        (8,809)                          450
CASH BALANCE:
  Beginning of year...............................................................        11,130          2,321          2,321
                                                                                     -----------    -----------    -----------
  End of year.....................................................................   $     2,321    $     2,321    $     2,771
                                                                                     -----------    -----------    -----------
                                                                                     -----------    -----------    -----------
SUPPLEMENTAL DISCLOSURES:
  Cash paid (received) during the year for:
     Interest.....................................................................   $   280,042    $     6,827    $   584,695
     Income tax payments (refunds)................................................   $    18,752    $      (750)   $    21,244
  Noncash investing and financing transactions:
     Retirement of common stock through issuance of note payable..................   $    36,047
     Reduction of ESOP debt.......................................................   $   336,231
     Issuance of warrants to certain debtholders..................................                                 $   238,752

                       See notes to financial statements.

                        HLM DESIGN, INC. AND AFFILIATES

                         NOTES TO FINANCIAL STATEMENTS

INCEPTION MARCH 6, 1997 TO APRIL 25, 1997 AND THE NINE MONTHS ENDED JANUARY 24,
                                      1997
      (PREDECESSOR -- UNAUDITED), THE ONE MONTH PERIOD ENDED MAY 30, 1997 (PREDECESSOR -- UNAUDITED) AND THE NINE MONTHS ENDED JANUARY 30, 1998
                             COMBINED -- UNAUDITED

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND BUSINESS -- HLM Design, Inc. ("Design") is a Management Services Company incorporated March 6, 1997 for the purpose of providing management and services to architectural, engineering and planning design entities under long term management services agreement.

     In May 1997, Design executed long term management and services agreements with Hansen Lind Meyer Inc. ("HLMI"), HLM of North Carolina, P.C. ("HLMNC") and HLM of Oregon, Architecture and Planning, P.C. ("HLMO"). HLMNC and HLMO, organized in 1996 and have had no operations as of January 30, 1998 (HLMI, HLMNC and HLMO are referred to herein collectively as "AEP"). Design and AEP are referred to herein collectively as "the Company". In May 1997, HLMI entered into a merger agreement with BBH Corp., a newly formed entity controlled by the principal shareholders of Design, whereby Design loaned BBH Corp $3.2 million which BBH Corp utilized to buy common stock in HLMI. Under the merger agreement, BBH Corp merged into HLMI with HLMI being the surviving entity. As a part of the merger agreement, HLMI redeemed previously outstanding common stock of HLMI, from its' employee Stock Ownership Plan ("ESOP") and other shareholders, except the shareholders of BBH Corp. the shares redeemed represented over 90% of the pre-merger voting interest. As a result of the change in control, the assets and liabilities of HLMI were fair valued using purchase accounting principles and the excess of the fair value over the identified tangible net assets was reflected as goodwill.

     The management and service agreements are for 40 years. HLM Design is the sole and exclusive manager and administrator of all of the Managed Firm's day-to-day business functions including financial planning, facilities, equipment and supplies, and management and administrative services (bookkeeping and accounts, general administration services, contract negotiation and administration for all non-architectural and non-engineering aspects of all agreements (pertaining to the provision of architectural and engineering services by Managed Firms to third parties), personnel, security and maintenance, architectural and engineering recruiting and training, insurance, issuance of debt and capital stock, billing and collections). For these services, HLM Design receives all but 1% of the firm's positive cash flow (as determined in accordance with generally accepted accounting principles applied on a consistent basis) following the payment by the Managed Firm of all such firm's expenses.

     In addition, as a result of the consummation of the Management and Services Agreements and the stockholders' agreements with the AEP's, the financial statements of Design and the managed firm's are presented on a Combined basis from May 31, 1997.

  FINANCIAL STATEMENT PRESENTATION

     The financial statements included herein reflect the following:

     (Bullet) HLM Design, Inc. as of April 25, 1997, HLM Design, Inc. had no operations or cash flows from March 6, 1997, date of inception, to April 25, 1997

     (Bullet) Hansen Lind Meyer Inc. (Predecessor Company) for the one month ended May 30, 1997 (unaudited) and for the nine months ended January 24, 1997 (unaudited)

     (Bullet) HLM Design, Inc. combined with HLMI, HLMNC and HLMO, all from May
              31, 1997 the effective date of the Management Services Agreements a shareholders agreements, as of January 30, 1998 and for the nine months then ended (unaudited). All significant balances and transactions between HLM Design and HLMI, HLMNC and HLMO have been eliminated in the combined financial statements.

     HLMI provides architectural and engineering consulting and design services, which constitutes one business segment nationally from offices in Iowa City, Chicago, Denver, Orlando, Atlanta, Bethesda, Philadelphia, Portland and Sacramento.

     PROPOSED STOCK OFFERING -- HLM Design intends to undertake an initial public offering of HLM Design's Common Stock (the "Offering"). In connection with the anticipated Offering, HLM Design intends to issue shares of its common stock.

                        HLM DESIGN, INC. AND AFFILIATES

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES -- Continued
     FISCAL YEAR-END POLICY -- The Company uses a 52-53 week fiscal year for accounting purposes which defines the fiscal year-end date as the last Friday in April. Thus, the current fiscal year-end is April 25, 1997. In fiscal 1998, the Company changed its year-end to the Friday nearest the end of April.

     OPERATING CYCLE -- Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying balance sheets, as they will be liquidated in the normal course of contract completion, although this may require more than one year.

     REVENUE RECOGNITION -- Revenue is recognized, at estimated collectible amounts, in the period the services are performed. More specifically, the Company recognizes revenues either on the percentage-of-completion method measured by the percentage of cost incurred to date to estimated total cost for each contract, or based upon a fixed hourly rate. Consultant expenses, project expenses, direct labor and indirect expenses are charged to expense as incurred. Provisions for estimated losses on uncompleted projects are made in the period in which such losses are first subject to reasonable estimation. Unanticipated changes in project performance, project conditions and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

     The asset "costs and estimated earnings in excess of billings on uncompleted projects" represents revenues recognized in excess of amounts billed. The liability "billings in excess of costs and estimated earnings on uncompleted projects" represents billings in excess of revenues recognized.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimate impacting the accompanying financial statements relates to revenue recognition.

     PROPERTY AND EQUIPMENT -- Leasehold improvements and equipment are stated at cost. Depreciation is computed using the double-declining balance or straight-line method over the estimated useful lives of the assets or the lease term, including anticipated renewals. The estimated useful lives are as follows:

                                           PREDECESSOR                      COMBINED
                                  -----------------------------   -----------------------------
Computer equipment and
  software.....................                         5 years                         5 years
Furniture......................                         7 years                         5 years
                                      Lease term, not to exceed       Lease term, not to exceed
Leasehold improvements.........    the useful life of the asset    the useful life of the asset

     GOODWILL -- Goodwill represents the excess of purchase price over the estimated fair value of the net assets acquired (HLMI) and is being amortized over a fifteen-year period (Combined) and over a four year period for predecessor acquisition of MPB Architects.

     DEFERRED INCOME TAXES -- Deferred income tax assets and liabilities are calculated based upon differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset or liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income.

     FINANCIAL INSTRUMENTS -- The carrying amount of cash, accounts receivable, accounts payable and accrued liabilities approximates fair value because of the short maturities of these instruments. The Company's bank borrowings approximate fair value because their interest rates are based on variable reference rates.

     PREFERRED STOCK -- HLM Design's Certificate of Incorporation authorizes the Board of Directors of HLM Design to issue 1,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely effect the voting power or

                        HLM DESIGN, INC. AND AFFILIATES

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES -- Continued
other rights of the holders of HLM Design's Common Stock. As of January 30, 1998 there were no preferred shares outstanding.

     STOCK SUBSCRIPTIONS RECEIVABLE -- The amount due from shareholders for outstanding Common Stock.

     NEW ACCOUNTING STANDARD -- Effective April 27, 1996, HLMI adopted Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, during the year. It requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management has reviewed all long-lived assets and intangible assets as of January 24, 1997 and January 30, 1998 and believes that the carrying amounts reported in the balance sheet will be recovered over the remaining useful lives of those assets.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Standards No. 128, "Earnings Per Share." This Statement specifies the computation, presentation and disclosure requirements for earnings per share. It will be effective for periods ending December 15, 1997. The Company believes that the adoption of such statement would not result in earnings materially different than pro forma earnings per share presented in accompanying statements of income.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This Standard establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This Statement will be effective for the Company's fiscal year ending May 1, 1998, and the Company does not intend to adopt this Statement prior to the effective date.

     On November 20, 1997, EITF 97-2, "Application of FASB Statement No. 94, CONSOLIDATION OF ALL MAJORITY-OWNED SUBSIDIARIES, and APB Opinion No. 16, BUSINESS COMBINATIONS, to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements", was issued which reached a consensus that arrangements similar to HLM Design and the Managed Firms should be accounted for on a consolidated basis. The Company intends to reflect this change prospectively in the fiscal year ended May 1, 1998 financial statements. If the change had been effected for the nine months ended January 30, 1998, the effect would have been a reduction to Stockholder's Equity by approximately $10,511, an increase in minority interest by approximately $10,511 and a decrease in Net Income of approximately $10,509.

     INTERIM FINANCIAL INFORMATION -- The accompanying unaudited financial information for the nine months ended January 24, 1997 (Predecessor) and January 30, 1998 (Combined) has been prepared on substantially the same basis as the audited financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The results for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year.

     STOCK SPLIT AND PRO FORMA NET INCOME PER SHARE -- All share and per share amounts included in the accompanying financial statements for all periods presented have been adjusted to reflect an 11 for 1 stock split of the HLM Design Common Stock effective as of January 30, 1998 and a 1.75 for 1 stock split effective as of February 13, 1998, and a reverse stock split of .66 for 1 effective as of February 27, 1998 for an effective 12.75 for 1 stock split ("Stock Split"). In addition, there was a reduction in Common Stock par value to $.001 effective as of February 13, 1998. Pro forma net income per share in the accompanying financial statements has been prepared based upon the shares outstanding without giving effect to the issuance of common stock related to the offering.

                        HLM DESIGN, INC. AND AFFILIATES

2. BUSINESS ACQUISITION

     Effective May 23, 1997, HLMI sold 50,000 newly issued shares to BBH Corp., a Delaware corporation, for approximately $3.2 million. On May 23, 1997, BBH Corp. merged into HLMI and each BBH Corp. share outstanding at the time of merger was converted into one share of HLMI's stock. All HLMI shares held by BBH Corp. were canceled and retired.

     Effective as of May 31, 1997, HLMI repurchased all 46,858 shares from the ESOP for $64 per share as part of a merger agreement with BBH Corp. As a result of this transaction, the ESOP will effectively cease once the proceeds of the sale have been distributed by the Trustee to the ESOP's participants following IRS approval of the ESOP's termination.

     The total purchase price as well as acquisition costs has been allocated to the assets and liabilities acquired at their estimated fair market value at acquisition date as follows:

Accounts receivable........................................................   $ 5,716,254
Property and equipment.....................................................     1,531,155
Other assets...............................................................     6,320,087
Liabilities assumed........................................................   (12,761,346)
Goodwill...................................................................     2,573,867
                                                                              -----------
Total......................................................................   $ 3,380,017
                                                                              -----------
                                                                              -----------

     The following unaudited pro forma financial data is presented as if the transaction had occured at the beginning of the respective nine month periods.

                                                              9 MONTHS ENDED JANUARY 30,
                                                              --------------------------
                                                                 1997           1998
                                                              -----------    -----------
Revenues...................................................   $19,442,280    $23,776,453
                                                              -----------    -----------
                                                              -----------    -----------
Net Income (loss)..........................................   $  (397,590)   $   617,655
                                                              -----------    -----------
                                                              -----------    -----------

     The pro forma information presented above is not necessarily indicative of the operating results that would have occurred had the transaction occurred at the beginning of the respective nine month periods. These results are also not necessarily indicative of the results of future operations.

3. CONTRACTS IN PROGRESS

     Information relative to contracts in progress at January 30, 1998 is as follows:

                                                                                                                  JANAURY 30,
                                                                                                                     1998
                                                                                                                  -----------
Costs incurred on uncompleted projects (excluding overhead)....................................................   $35,988,413
Estimated earnings thereon.....................................................................................    38,170,640
                                                                                                                  -----------
Total..........................................................................................................    74,159,053
Less billings to date..........................................................................................    71,876,045
                                                                                                                  -----------
Net underbillings..............................................................................................   $ 2,283,008
                                                                                                                  -----------
                                                                                                                  -----------

     Net underbillings are included in the accompanying balance sheet as follows:

                                                                                                                  JANUARY 30,
                                                                                                                     1998
                                                                                                                  -----------
Costs and estimated earnings in excess of billings on
  uncompleted projects.........................................................................................   $ 5,471,799
Billings in excess of costs and estimated earnings on
  uncompleted projects.........................................................................................    (3,188,791)
                                                                                                                  -----------
Net underbillings..............................................................................................   $ 2,283,008
                                                                                                                  -----------
                                                                                                                  -----------

                        HLM DESIGN, INC. AND AFFILIATES

4. FINANCING ARRANGEMENTS

     A summary of notes payable at January 30, 1998 is as follows:

     In September 1996, the Company entered into a financing facility with First Charter National Bank which provides a line of credit of up to $500,000. Interest is charged at the bank's prime rate plus 1.5% and principal payments are to be made at the Company's discretion. The loan has an annual maturity date which is subject to review.

     In May 1997, the Company entered into a financing facility with First Charter National Bank which provides a line of credit of up to $1,000,000. Interest is charged at the bank's prime rate plus 1.5% and principal payments are to be made at the Company's discretion. The loan has maturity date of May 1998.

     In September 1997, the Company entered into debt agreements with Berthel Fisher, a planned Underwriter of the Offering, of $250,000 and $500,000. Interest is charged at 12%, and monthly interest payments are due through May 1, 1998. The final payment for all accrued interest and principal is due on May 1, 1998.

     A summary of long-term debt at January 30, 1998 is as follows:

                                                                                                                    1/30/98
                                                                                                                   ----------
Notes payable to Messrs. Harris and Brannon at 15%, with a final payment due July 31, 1998 in full..............   $  125,000
Notes payable to a former stockholder, due in annual payments of $49,522, plus interest at the prime interest rate of Chase Manhattan Bank as of the date each installment is due (8.25% at April 25, 1997 and April 26,
  1996); collateralized by 3,088 shares of the Company's unissued common stock, with a final payment due April
  2000..........................................................................................................      148,567
Notes payable to former stockholders, due in installments plus interest at prime plus 1% at various dates to
  October 1999..................................................................................................       13,594
Notes payable, MPB Architects, due in annual payments, including interest at a rate of 10.5%, with a final
  payment due April 1, 1998.....................................................................................      114,850
Notes payable to Pacific Capital/Equitas, payable June 1, 2002 including interest of 13.5% due in monthly
  payments......................................................................................................    1,980,000
Notes payable to shareholders at 6% with final payment due at various dates to August 2002......................      182,308
Lease financing with Berthel Fisher, due in monthly payments of $64,501, including interest at 14.07%, with
  final lease and interest payments made on 4/30/2002...........................................................    2,536,049
                                                                                                                   ----------
Total long-term debt............................................................................................    5,100,368
                                                                                                                   ----------
Less current maturities (based on refinanced terms).............................................................      743,311
                                                                                                                   ----------
Long-term portion...............................................................................................   $4,357,057
                                                                                                                   ----------
                                                                                                                   ----------

     In May 1997 HLMI entered into a financing arrangement, in the form of a capital lease agreement, with Berthel Fisher Leasing, a subsidiary of Berthel Fisher, the proposed underwriter, for $2.8 million. The substance of such agreement is a financing arrangement and has been presented as such in the financial statements.

     Substantially all assets are pledged under lending agreements.

     Under certain of the lending arrangements the company is restricted from paying cash dividends. Certain of the financing agreements contain debt service coverage ratios. As of January 30, 1998 the Company was in compliance with such covenants.

     Repayment of the various financing agreements are as follows:

Three months ended May 1, 1998..................................   $  401,675
Fiscal 1999.....................................................      517,255
Fiscal 2000.....................................................      579,679
Fiscal 2001.....................................................      976,438
Fiscal 2002.....................................................    2,463,660
Thereafter......................................................      161,661
                                                                   ----------
  Total.........................................................   $5,100,368
                                                                   ----------
                                                                   ----------

                        HLM DESIGN, INC. AND AFFILIATES

     In May 1997, warrants to purchase 14,372 shares of common stock (183,244 shares after giving effect to the Stock Split) were attached to the notes issued to Pacific Capital and Equitas. In addition, warrants to purchase 3,422 shares of common stock (43,630 shares after giving effect to the Stock Split) were attached to the notes issued to Berthel Fisher in September 1997 and in December 1997. Each warrant allows holders to purchase a share of stock for $.01 a share for a five year period. At January 30, 1998, all of the warrants held by Berthel Fisher were exercised. All other warrants issued with debt were outstanding at January 30, 1998.

     In the event that the indebtedness owed by HLM Design to the Holder pursuant to that Note issued to Holder from HLM Design is not repaid in full on or before the two year anniversary of the issuance then the number of shares of HLM Design's Common Stock that may be purchased by the Holder of this Warrant shall increase by a predetermined amount on each annual anniversary thereafter, until the indebtedness is paid in full.

     HLM Design issued to the Holders the right and option to sell to HLM Design this warrant for a period of 30 days immediately prior to the expiration at a purchase price equal to the fair market value of the shares of common stock issuable to the Holder upon exercise of this warrant less the exercise price.

     The Company obtained, as of May 1997, a valuation of the Company as a basis for assigning value to the warrants. The portion of such determined value in excess of the amounts paid for the warrants was $238,753 and has been reflected as deferred financing fees and is being amortized over the respective loan terms using an effective yield method.

     See Note 9 for discussion of warrant activity subsequent to January 30, 1998.

5. LEASE COMMITMENTS

     The total minimum rental commitment under non-cancellable operating leases at January 30, 1998, which has been reduced by minimum rentals to be received under subleases, are as follows:

3 months ended May 1, 1998.............................................................   $   531,441
Fiscal 1999............................................................................     1,960,201
Fiscal 2000............................................................................     1,939,163
Fiscal 2001............................................................................     1,852,952
Fiscal 2002............................................................................     1,714,856
Thereafter.............................................................................     6,539,818
                                                                                          -----------
Total                                                                                     $14,538,431
                                                                                          -----------
                                                                                          -----------

6. CONTINGENCIES

     The Company is involved in various disputes and legal actions related to contract operations. In the opinion of Company management, the ultimate resolution of these actions will not have a material effect on the Company's financial position or future results of operations.

7. RELATED PARTY TRANSACTIONS

     During the nine months ended January 30, 1998, the Company incurred $22,911 in financing advisory fees related to debt financings, for services provided by a director. Such director resigned effective October 1997.

     See Note 4 for related party transactions with respect to debt financing.

8. INCOME TAXES

     The provision for income taxes is as follows:

                        HLM DESIGN, INC. AND AFFILIATES

                                                                            NINE MONTHS     NINE MONTHS
                                                                               ENDED           ENDED
                                                                            JANUARY 24,     JANUARY 30,
                                                                                1997           1998
                                                                            ------------    -----------
Current:
  Federal................................................................    $  (20,749)     $  50,750
  State..................................................................        (2,964)         7,250
Deferred.................................................................      (119,804)       456,063
                                                                            ------------    -----------
Provision for Income Taxes...............................................    $ (143,517)     $ 514,063
                                                                            ------------    -----------
                                                                            ------------    -----------

     The reconciliation of the statutory federal income tax rate with the Company's federal and state overall effective income rate is as follows:

                                                                               NINE MONTHS    NINE MONTHS
                                                                                  ENDED          ENDED
                                                                               JANUARY 24,    JANUARY 30,
                                                                                  1997           1998
                                                                               -----------    -----------
Statutory federal rate......................................................      (35.0)%         35.0%
State Income Taxes, net of federal benefit..................................       (3.3)           3.3
Penalties...................................................................        9.8            2.7
Meals and Entertainment.....................................................        4.6            2.7
Other.......................................................................        0.1            4.3
                                                                               -----------    -----------
  Effective Tax Rates.......................................................      (23.8)%         48.0%
                                                                               -----------    -----------
                                                                               -----------    -----------

     The tax effect of temporary differences giving rise to deferred income tax assets and liabilities as of January 30, 1998 is as follows:

                                                                                          JANUARY 30,
                                                                                             1998
                                                                                          -----------
Deferred income tax liabilities -- difference between the accrual basis and cash basis
  of accounting related to certain assets and liabilities..............................   $(1,644,953)
                                                                                          -----------
Deferred income tax assets:
  Contribution carryforwards...........................................................        46,410
  Property and equipment...............................................................       257,598
  Net operating loss carryforward......................................................       258,812
                                                                                          -----------
Total deferred income tax assets.......................................................       562,820
                                                                                          -----------
Deferred income tax liabilities, net...................................................   $(1,082,133)
                                                                                          -----------
                                                                                          -----------

     Management believes it is probable that the Company will realize the tax benefits of these deductible differences that were available as of January 30, 1998.

     At January 30, 1998, the Company has federal net operating loss carryforwards of approximately $677,000 expiring in various amounts beginning in 2012; however, net operating loss carryforwards are subject to restriction under
Section 382 and the separate return limitation year rules of the Internal Revenue Code due to the merger transaction.

     HLM Design, Inc. and its Affiliates will file separate company federal and state income tax returns.

9. SUBSEQUENT EVENTS (UNAUDITED)

     In February 1998, 3,422 warrants were exercised resulting in the issuance of 3,422 shares of common stock (43,630 shares after giving effect to the stock split).

                        HLM DESIGN, INC. AND AFFILIATES

10. HLM DESIGN FINANCIAL INFORMATION (UNAUDITED)

     HLM Design's balance sheet and income statement for the nine months ended January 30, 1998 are as follows:

BALANCE SHEET
Current assets...........................................................................      42,561
                                                                                            ---------
Non-current assets.......................................................................   5,141,018
                                                                                            ---------
Total assets.............................................................................   5,183,579
                                                                                            ---------
                                                                                            ---------
Current liabilities......................................................................   2,182,886
                                                                                            ---------
Non-current liabilities..................................................................   2,162,307
                                                                                            ---------
Total liabilities........................................................................   4,345,193
                                                                                            ---------
                                                                                            ---------
Total stockholders equity................................................................     838,386
                                                                                            ---------
Total liabilities & S/E..................................................................   5,183,579
                                                                                            ---------
                                                                                            ---------
INCOME STATEMENT
Equity in Earnings of Affiliate..........................................................   1,034,008
Net interest, tax and other expense......................................................     487,906
                                                                                            ---------
Net income...............................................................................     546,102
                                                                                            ---------
                                                                                            ---------

                          INDEPENDENT AUDITORS' REPORT

BOARD OF DIRECTORS
HANSEN LIND MEYER INC.
Charlotte, North Carolina

     We have audited the accompanying balance sheets of Hansen Lind Meyer Inc. ("HLMI") as of April 25, 1997 and April 26, 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended April 25, 1997. These financial statements are the responsibility of HLMI's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HLMI as of April 25, 1997 and April 26, 1996, and the results of its operations and its cash flows for each of the three years in the period ended April 25, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
October 31, 1997
Charlotte, North Carolina

                                      HLMI

                                 BALANCE SHEETS

                       APRIL 26, 1996 AND APRIL 25, 1997

                                                                                                   APRIL 26,      APRIL 25,
                                                                                                     1996           1997
                                                                                                  -----------    -----------
ASSETS
CURRENT ASSETS:
  Cash.........................................................................................   $    11,130    $     2,321
  Trade and other receivables, less allowance for doubtful accounts of $399,000 at April 26,
     1996; $111,000 at April 25, 1997..........................................................     5,559,290      4,215,782
  Costs and estimated earnings in excess of billings on uncompleted projects (Note 3)..........     3,512,711      5,181,432
  Refundable income taxes......................................................................       141,521         59,891
  Prepaid expenses.............................................................................       106,250        205,381
                                                                                                  -----------    -----------
       Total current assets....................................................................     9,330,902      9,664,807
                                                                                                  -----------    -----------
OTHER ASSETS:
  Deferred income taxes (Note 8)...............................................................       492,505        464,694
  Goodwill, less amortization of $93,193 at April 26, 1996; $196,646 at April 25, 1997.........       345,807        242,354
  Other noncurrent assets......................................................................       352,700        511,972
                                                                                                  -----------    -----------
       Total other assets......................................................................     1,191,012      1,219,020
                                                                                                  -----------    -----------
PROPERTY AND EQUIPMENT:
  Leasehold improvements.......................................................................     2,153,312      2,307,040
  Furniture and fixtures.......................................................................     6,953,360      7,365,909
  Automobiles..................................................................................        16,813         16,813
  Construction in progress.....................................................................        28,309
                                                                                                  -----------    -----------
       Total property and equipment............................................................     9,151,794      9,689,762
                                                                                                  -----------    -----------
  Less accumulated depreciation................................................................    (7,095,716)    (7,699,086)
                                                                                                  -----------    -----------
       Property and equipment, net.............................................................     2,056,078      1,990,676
                                                                                                  -----------    -----------
TOTAL ASSETS...................................................................................   $12,577,992    $12,874,503
                                                                                                  -----------    -----------
                                                                                                  -----------    -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable (Note 4).......................................................................   $ 2,450,000    $ 2,860,000
  Current maturities of long-term debt (Note 4)................................................       778,392        642,432
  Accounts payable.............................................................................     4,579,651      4,227,034
  Accrued expenses.............................................................................     1,139,812        920,853
  Billings in excess of costs and estimated earnings on uncompleted projects (Note 3)..........       876,245      1,661,086
  Deferred income taxes (Note 8)...............................................................     1,059,316      1,255,765
  Deferred rent (Note 5).......................................................................        67,974
                                                                                                  -----------    -----------
       Total current liabilities...............................................................    10,951,390     11,567,170
                                                                                                  -----------    -----------
LONG-TERM DEBT (Note 4)........................................................................       564,577        103,792
                                                                                                  -----------    -----------
DEFERRED RENT (Note 5).........................................................................       288,829
                                                                                                  -----------    -----------
OTHER NONCURRENT LIABILITIES...................................................................        15,000
                                                                                                  -----------    -----------
COMMITMENTS AND CONTINGENCIES (Notes 5, 7, 9 and 10)
STOCKHOLDERS' EQUITY:
  Capital stock, common, $.01 par value (Note 6):
     Class A, voting, authorized 2,000,000 shares; issued 55,998 and 54,700, respectively......           560            547
     Class B, nonvoting, authorized 1,000,000 shares; issued 740 and 1,111, respectively.......             7             11
     Retained earnings.........................................................................     1,140,403      1,202,983
                                                                                                  -----------    -----------
                                                                                                    1,140,970      1,203,541
Less ESOP debt guarantee (Notes 4 and 9).......................................................      (382,774)
                                                                                                  -----------    -----------
       Total stockholders' equity..............................................................       758,196      1,203,541
                                                                                                  -----------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....................................................   $12,577,992    $12,874,503
                                                                                                  -----------    -----------
                                                                                                  -----------    -----------

                       See notes to financial statements.

                                      HLMI

                            STATEMENTS OF OPERATIONS

         YEARS ENDED APRIL 30, 1995, APRIL 26, 1996 AND APRIL 25, 1997

                                                                                                  YEAR ENDED
                                                                                   -----------------------------------------
                                                                                    APRIL 30,      APRIL 26,      APRIL 25,
                                                                                      1995           1996           1997
                                                                                   -----------    -----------    -----------
REVENUES:
  Fee income....................................................................   $27,388,379    $27,206,637    $24,839,560
  Reimbursable income...........................................................     1,734,178      1,347,787      1,915,150
                                                                                   -----------    -----------    -----------
       Total revenues...........................................................    29,122,557     28,554,424     26,754,710
                                                                                   -----------    -----------    -----------
CONSULTANT EXPENSES.............................................................     5,351,073      4,782,482      4,857,891
                                                                                   -----------    -----------    -----------
PROJECT EXPENSES:
  Direct expenses...............................................................       854,540        936,962        716,449
  Reimbursable expenses.........................................................     1,529,272        928,479      1,183,618
                                                                                   -----------    -----------    -----------
       Total project expenses...................................................     2,383,812      1,865,441      1,900,067
                                                                                   -----------    -----------    -----------
NET PRODUCTION INCOME...........................................................    21,387,672     21,906,501     19,996,752
DIRECT LABOR....................................................................     7,950,786      7,614,029      6,618,293
INDIRECT EXPENSES...............................................................    14,678,518     13,787,625     12,931,174
                                                                                   -----------    -----------    -----------
OPERATING INCOME (LOSS).........................................................    (1,241,632)       504,847        447,285
                                                                                   -----------    -----------    -----------
OTHER INCOME (EXPENSE):
  Interest income...............................................................        13,936         10,516          6,502
  Interest expense..............................................................      (156,680)      (394,068)      (402,509)
  Gain on lease termination (Note 5)............................................                      841,809        344,059
  Gain (loss) on sale of property...............................................       428,475          8,464        (58,424)
                                                                                   -----------    -----------    -----------
       Total other income (expense), net........................................       285,731        466,721       (110,372)
                                                                                   -----------    -----------    -----------
INCOME (LOSS) BEFORE TAXES......................................................      (955,901)       971,568        336,913
INCOME TAXES (Note 8):
  Current tax benefit...........................................................        (3,080)      (114,560)        (4,461)
  Deferred tax expense (benefit)................................................      (357,000)       550,019        224,260
                                                                                   -----------    -----------    -----------
       Total income tax expense (benefit).......................................      (360,080)       435,459        219,799
                                                                                   -----------    -----------    -----------
NET INCOME (LOSS)...............................................................   $  (595,821)   $   536,109    $   117,114
                                                                                   -----------    -----------    -----------
                                                                                   -----------    -----------    -----------

                       See notes to financial statements.

                                      HLMI

                       STATEMENTS OF STOCKHOLDERS' EQUITY

         YEARS ENDED APRIL 30, 1995, APRIL 26, 1996 AND APRIL 25, 1997

                                                                    COMMON STOCK                        ESOP DEBT
                                                                 ------------------     RETAINED        GUARANTEE
                                                                 CLASS A    CLASS B     EARNINGS     (NOTES 4 AND 9)
                                                                 -------    -------    ----------    ---------------
BALANCE, APRIL 30, 1994.......................................    $ 638       $ 3      $1,693,915      $(1,260,925)
  Net Loss....................................................                           (595,821)
  Issuance of 2,119 shares of common stock....................       21                   135,616
  Retirement of 7,782 shares of common stock..................      (75)       (3)       (528,185)
  Class A common stock exchanged for Class B
     common stock.............................................      (11)       11
  Proceeds on Employee Stock Ownership Plan debt..............                                            (106,000)
  Payments on Employee Stock Ownership Plan debt..............                                             490,603
                                                                 -------    -------    ----------    ---------------
BALANCE, APRIL 30, 1995.......................................      573        11         705,525         (876,322)
  Net income..................................................                            536,109
  Issuance of 44 shares of common stock.......................                              2,489
  Retirement of 1,743 shares of common stock..................      (10)       (7)       (103,720)
  Payments on Employee Stock Ownership Plan debt..............                                             493,548
  Class A common stock exchanged for Class B
     common stock.............................................       (3)        3
                                                                 -------    -------    ----------    ---------------
BALANCE, APRIL 26, 1996.......................................      560         7       1,140,403         (382,774)
  Net income..................................................                            117,114
  Retirement of 927 shares of common stock....................                 (9)        (54,534)
  Payments on Employee Stock Ownership Plan debt..............                                             382,774
  Class A common stock exchanged for Class B
     common stock.............................................      (13)       13
                                                                 -------    -------    ----------    ---------------
BALANCE, APRIL 25, 1997.......................................    $ 547       $11      $1,202,983      $
                                                                 -------    -------    ----------    ---------------
                                                                 -------    -------    ----------    ---------------

                                                                    TOTAL
                                                                STOCKHOLDERS'
                                                                   EQUITY
                                                                -------------
BALANCE, APRIL 30, 1994.......................................   $   433,631
  Net Loss....................................................      (595,821)
  Issuance of 2,119 shares of common stock....................       135,637
  Retirement of 7,782 shares of common stock..................      (528,263)
  Class A common stock exchanged for Class B
     common stock.............................................
  Proceeds on Employee Stock Ownership Plan debt..............      (106,000)
  Payments on Employee Stock Ownership Plan debt..............       490,603
                                                                -------------
BALANCE, APRIL 30, 1995.......................................      (170,213)
  Net income..................................................       536,109
  Issuance of 44 shares of common stock.......................         2,489
  Retirement of 1,743 shares of common stock..................      (103,737)
  Payments on Employee Stock Ownership Plan debt..............       493,548
  Class A common stock exchanged for Class B
     common stock.............................................
                                                                -------------
BALANCE, APRIL 26, 1996.......................................       758,196
  Net income..................................................       117,114
  Retirement of 927 shares of common stock....................       (54,543)
  Payments on Employee Stock Ownership Plan debt..............       382,774
  Class A common stock exchanged for Class B
     common stock.............................................
                                                                -------------
BALANCE, APRIL 25, 1997.......................................   $ 1,203,541
                                                                -------------
                                                                -------------

                       See notes to financial statements.

                                      HLMI

                            STATEMENTS OF CASH FLOWS

         YEARS ENDED APRIL 30, 1995, APRIL 26, 1996 AND APRIL 25, 1997

                                                                                                    YEAR ENDED
                                                                                     ----------------------------------------
                                                                                      APRIL 30,      APRIL 26,     APRIL 25,
                                                                                        1995           1996           1997
                                                                                     -----------    -----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...............................................................   $  (595,821)   $   536,109    $  117,114
  Adjustments to reconcile net income to net cash used in operating activities:
     Depreciation.................................................................       515,636        680,779       671,877
     Amortization.................................................................         5,952         99,145       107,670
     Deferred rent................................................................      (384,644)    (1,093,278)     (356,803)
     Loss (gain) on sale of property..............................................      (428,475)        (8,464)       58,424
     Deferred income taxes........................................................      (357,000)       550,019       224,260
     Other, net...................................................................         3,229        (49,345)      (15,000)
     Changes in certain working capital items:
       (Increase) decrease in trade and other receivables.........................       990,949     (1,181,640)    1,343,508
       Increase in costs and estimated earnings compared to billings on
        uncompleted contracts, net................................................    (1,540,637)    (1,857,829)     (883,880)
       (Increase) decrease in refundable income taxes.............................       144,707         87,777        72,056
       (Increase) decrease in prepaid expenses....................................       160,417       (176,989)      (99,131)
       Increase in other assets...................................................                                   (159,272)
       Increase (decrease) in accounts payable....................................       401,561      2,642,228      (352,617)
       Increase (decrease) in accrued expenses....................................       410,559       (455,379)     (218,959)
                                                                                     -----------    -----------    ----------
          Net cash (used in) provided by operating activities.....................      (673,567)      (226,867)      509,247
                                                                                     -----------    -----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of business............................................................      (206,500)
  Proceeds from sale of equipment.................................................       600,000         12,084         2,635
  Purchases of property and equipment.............................................      (882,719)      (708,479)     (662,179)
  Note receivable from officer....................................................                      (30,000)
                                                                                     -----------    -----------    ----------
          Net cash used in investing activities...................................      (489,219)      (726,395)     (659,544)
                                                                                     -----------    -----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings on line of credit................................................     1,600,000        700,000       410,000
  Proceeds from long-term borrowings..............................................                      500,000       145,000
  Payments on long-term borrowings................................................       (90,189)      (238,134)     (410,952)
  Proceeds from issuance of common stock..........................................       135,616          2,489
  Retirement of common stock......................................................      (528,185)        (5,650)       (2,560)
                                                                                     -----------    -----------    ----------
          Net cash provided by financing activities...............................     1,117,242        958,705       141,488
                                                                                     -----------    -----------    ----------
(DECREASE) INCREASE IN CASH.......................................................       (45,544)         5,443        (8,809)
CASH BALANCE:
  Beginning of year...............................................................        51,231          5,687        11,130
                                                                                     -----------    -----------    ----------
  End of year.....................................................................   $     5,687    $    11,130    $    2,321
                                                                                     -----------    -----------    ----------
                                                                                     -----------    -----------    ----------
SUPPLEMENTAL DISCLOSURES:
  Cash paid (received) during the year for:
     Interest.....................................................................   $   138,783    $   392,292    $  370,167
     Interest on Employee Stock Ownership Plan debt...............................   $    82,459    $    55,199    $   24,243
     Income tax refunds...........................................................   $  (150,867)   $  (280,466)   $  (86,091)
  Noncash investing and financing transactions:
     Retirement of common stock through issuance of note payable..................   $              $    98,087    $   51,983
     Reduction of ESOP debt.......................................................   $   384,603    $   493,548    $  382,774
     Purchase of business financed through issuance of note payable...............   $   311,500

                       See notes to financial statements.

                                      HLMI

                         NOTES TO FINANCIAL STATEMENTS

                 YEARS ENDED APRIL 25, 1997 AND APRIL 26, 1996

1. DESCRIPTION OF BUSINESS AND SUMMARY OF

     Significant Accounting Policies NATURE OF BUSINESS -- Hansen Lind Meyer Inc. ("HLMI") provides architectural and engineering consulting and design services nationally from offices in Iowa City, Chicago, Denver, Orlando, Philadelphia, Atlanta, Bethesda, Sacramento and Portland. Approximately 75%, 70% and 73% of HLMI's 1997, 1996 and 1995 revenues, respectively, are related to health care projects and approximately 25%, 30% and 27% are from criminal justice and other projects. The Company operates in one business segment.

     FISCAL YEAR-END POLICY -- HLMI uses a 52-53 week fiscal year for accounting purposes which defines the fiscal year-end date as the last Friday in April. Thus, the current fiscal year-end is April 25, 1997. There were 52 weeks in this fiscal year.

     OPERATING CYCLE -- Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying balance sheets, as they will be liquidated in the normal course of contract completion, although this may require more than one year.

     REVENUE RECOGNITION -- Revenue is recognized, at estimated collectible amounts, in the period the services are performed. More specifically, HLMI recognizes revenues either on the percentage-of-completion method measured by the percentage of cost incurred to date to estimated total cost for each contract, or based upon a fixed hourly rate. Consultant expenses, project expenses, direct labor and indirect expenses are charged to expense as incurred. Provisions for estimated losses on uncompleted projects are made in the period in which such losses are first subject to reasonable estimation. Unanticipated changes in project performance, project conditions and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

     The asset "costs and estimated earnings in excess of billings on uncompleted projects" represents revenues recognized in excess of amounts billed. The liability "billings in excess of costs and estimated earnings on uncompleted projects" represents billings in excess of revenues recognized.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimate impacting the accompanying financial statements relates to revenue recognition.

     PROPERTY AND EQUIPMENT -- Leasehold improvements and equipment are stated at cost. Depreciation is computed using the double-declining balance or straight-line method over the estimated useful lives of the assets or the lease term, including anticipated renewals. The estimated useful lives are as follows:

Computer equipment and software.........................                                                   5 years
Furniture...............................................                                                   7 years
Leasehold improvements..................................    Lease term, not to exceed the useful life of the asset

     GOODWILL -- Goodwill represents the excess of purchase price over the estimated fair value of the net assets acquired from MPB Architects and is being amortized over a four-year period.

     DEFERRED INCOME TAXES -- Deferred income tax assets and liabilities are calculated based upon differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset or liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income.

     FINANCIAL INSTRUMENTS -- The carrying amount of cash, accounts receivable, accounts payable and accrued liabilities approximates fair value because of the short maturities of these instruments. HLMI's bank borrowings approximate fair value because their interest rates are based on variable reference rates.

                                      HLMI

1. DESCRIPTION OF BUSINESS AND SUMMARY OF  -- Continued
     RECLASSIFICATION -- Certain amounts in the 1996 financial statements have been reclassified to conform with the 1997 financial statement presentation.

     NEW ACCOUNTING STANDARD -- Effective April 27, 1996, HLMI adopted Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, during the year. It requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management has reviewed all long-lived assets and intangible assets as of April 25, 1997 and April 26, 1996 and believes that the carrying amounts reported in the balance sheet will be recovered over the remaining useful lives of those assets.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This Standard establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This Statement will be effective for HLMI's fiscal year ending April 24, 1998, and HLMI does not intend to adopt this Statement prior to the effective date.

2. BUSINESS ACQUISITIONS

     On April 1, 1995, HLMI acquired MPB Architects, Inc., an architectural firm located in Philadelphia, Pennsylvania, for a total purchase price of $518,000. The acquisition has been accounted for as a purchase and the results of operations of MPB Architects, Inc., have been included in the accompanying financial statements from the date of acquisition. The total purchase price has been allocated to the assets acquired at their estimated fair market value at acquisition date as follows:

Property and equipment........................................................   $ 79,000
Goodwill......................................................................    439,000
                                                                                 --------
Total.........................................................................   $518,000
                                                                                 --------
                                                                                 --------

     The following unaudited pro forma financial data is presented as if MPB Architects, Inc. was acquired on May 1, 1994.

                                                                    YEAR ENDED APRIL 30, 1995
                                                                    -------------------------
Revenues.........................................................          $31,743,366
                                                                    -------------------------
Net Loss.........................................................          $  (782,024)
                                                                    -------------------------
                                                                    -------------------------

     The pro forma information presented above is not necessarily indicative of the operating results that would have occurred had MPB Architects, Inc. been acquired on May 1, 1994. These results are also not necessarily indicative of the results of future operations.

3. CONTRACTS IN PROGRESS

     Information relative to contracts in progress at April 30, 1995, April 26, 1996 and April 25, 1997 is as follows:

                                                                                 APRIL 30,       APRIL 26,       APRIL 25,
                                                                                    1995            1996           1997
                                                                                ------------    ------------    -----------
Costs incurred on uncompleted projects.......................................   $ 77,486,548    $ 67,612,169    $53,448,215
Estimated earnings thereon...................................................     46,358,806      42,252,119     33,500,189
                                                                                ------------    ------------    -----------
Total........................................................................    123,845,354     109,864,288     86,948,404
Less billings to date........................................................    123,066,717     107,227,822     83,428,058
                                                                                ------------    ------------    -----------
Net underbillings............................................................   $    778,637    $  2,636,466    $ 3,520,346
                                                                                ------------    ------------    -----------
                                                                                ------------    ------------    -----------

                                      HLMI

3. CONTRACTS IN PROGRESS -- Continued
     Net underbillings are included in the accompanying balance sheet as follows:

                                                                                      APRIL 30,     APRIL 26,      APRIL 25,
                                                                                        1995           1996          1997
                                                                                     -----------    ----------    -----------
Costs and estimated earnings in excess of billings on
  uncompleted projects............................................................   $ 2,571,447    $3,512,711    $ 5,181,432
Billings in excess of costs and estimated earnings on
  uncompleted projects............................................................    (1,792,810)     (876,245)    (1,661,086)
                                                                                     -----------    ----------    -----------
Net underbillings.................................................................   $   778,637    $2,636,466    $ 3,520,346
                                                                                     -----------    ----------    -----------
                                                                                     -----------    ----------    -----------

4. FINANCING ARRANGEMENTS

     Effective October 14, 1996, HLMI entered into a new financing arrangement with Firstar Bank Iowa, N.A. ("Firstar"). In connection with this new financing arrangement, two previous lines of credit, with a combined balance outstanding at April 26, 1996 of $2,450,000, were consolidated into one revolving line of credit providing for availability up to the lesser of $2,450,000 or 80% of eligible accounts receivable through March 1, 1997. The line of credit will be payable in full on May 1, 1998. Interest is payable monthly at Firstar's prime rate plus 3% (11.5% at April 25, 1997).

     Three term loans payable to Firstar with a combined amount outstanding at April 26, 1996 of $423,903 were consolidated into one new term loan. Interest is charged at the bank's prime rate plus 2%, and monthly principal and interest payments of $45,000 are payable through February 1, 1997. The original loans were made to enable the Company's ESOP (see Note 8) to acquire common stock from certain stockholders.

     This financing facility is collateralized by substantially all of HLMI's assets.

     In September 1996, HLMI entered into a financing facility with First Charter National Bank which provides a line of credit of up to $500,000. Interest is charged at the bank's prime rate plus 1.5% and principal payments are to be made at HLMI's discretion. The loan has an annual maturity date which is subject to review.

     See Note 12 for financing events occurring subsequent to April 25, 1997.

     A summary of notes payable at April 26, 1996 and April 25, 1997 is as follows:

                                                                                                        1996          1997
                                                                                                     ----------    ----------
Line of credit -- Firstar.........................................................................   $$2,450,000   $2,360,000
Line of credit -- First Charter...................................................................                    500,000
                                                                                                     ----------    ----------
Total.............................................................................................   $2,450,000    $2,860,000
                                                                                                     ----------    ----------
                                                                                                     ----------    ----------

                                      HLMI

     A summary of long-term debt at April 25, 1997 and April 26, 1996 is as follows:

                                                                                                          1996         1997
                                                                                                       ----------    --------
Term loan payable to Firstar, due in monthly payments of $45,000, including interest at 2% over the
  Bank's prime rate.................................................................................   $  423,903    $
Note payable to Firstar, due in monthly payments of $16,405, including interest at 2.5% over the
  Bank's prime rate.................................................................................      428,399     271,134
Notes payable to Messrs. Harris and Brannon at 15%, with a final payment due December 31, 1997 in
  full..............................................................................................                  145,000
Notes payable to a former stockholder, due in annual payments of $49,522, plus interest at the prime interest rate of Chase Manhattan Bank as of the date each installment is due (8.25% at April 25,
  1997 and April 26, 1996); collateralized by 3,088 shares of the Company's unissued common stock,
  with a final payment due April 2000...............................................................      198,090     148,567
Notes payable to former stockholders, due in installments plus interest at prime plus 1% at various
  dates to October 1999.............................................................................       74,270      66,673
Notes payable, MPB Architects, due in annual payments of $127,500, including interest at a rate of
  10.5%, with a final payment due April 1, 1998.....................................................      218,307     114,850
                                                                                                       ----------    --------
Total long-term debt................................................................................    1,342,969     746,224
Less current maturities (based on refinanced terms).................................................      778,392     642,432
                                                                                                       ----------    --------
Long-term portion...................................................................................   $  564,577    $103,792
                                                                                                       ----------    --------
                                                                                                       ----------    --------

     Scheduled maturities of long-term debt based on refinanced terms are as follows:

Fiscal Year:
  1999...........................................................................   $642,432
  2000...........................................................................     49,522
  Thereafter.....................................................................     54,270
                                                                                    --------
Total............................................................................   $746,224
                                                                                    --------
                                                                                    --------

     Borrowings from Firstar are subject to certain restrictive covenants. At April 25, 1997, HLMI was in violation of the negative working capital and the current ratio requirements. As set forth in Note 12, all outstanding debt due to Firstar has been repaid subsequent to April 25, 1997.

     On May 30, 1997, HLMI entered into financing arrangement in the form of a sale-leaseback agreement. Under this arrangement, HLMI sold all of its property, excluding leasehold improvements, for $2.8 million. This property is being leased back over 60 months. The proceeds of this transaction were used to repay the line of credit and the note payable due to Firstar.

     Under certain of the lending arrangements the Company is restricted from paying cash dividends.

5. LEASE COMMITMENTS

     At April 26, 1996, rent payments due under certain leases were less than the amount of rent expense computed on a straight-line basis. The deferred rent liability at April 26, 1996 was $356,803. There was no deferred rent liability as of April 25, 1997.

     In 1996, and 1997, HLMI terminated facility leases which were being accounted for as operating leases, resulting in a gain of $841,809 and $344,059, respectively. There were no facility lease terminations in 1995 which resulted in a gain. The recorded gains represent the cumulative excess of lease expense over the lease payments made as of the termination dates.

     The Iowa City, Orlando, McLean and Charlotte facilities require the payment of certain operating expenses in addition to the base rents.

                                      HLMI

5. LEASE COMMITMENTS -- Continued
     Rent expense of $2,946,542 $1,112,562 and $1,606,678 as of April 30, 1995,
April 26, 1996 and April 25, 1997 is included in indirect expenses.

     The total minimum rental commitment under non-cancellable operating leases, at April 25, 1997, which has been reduced by minimum rentals to be received under subleases, are as follows:

Fiscal Year:
  1998.....................................................................   $ 2,172,403
  1999.....................................................................     1,899,397
  2000.....................................................................     1,881,442
  2001.....................................................................     1,798,392
  2002.....................................................................     1,721,236
  Thereafter...............................................................     6,664,881
                                                                              -----------
Total......................................................................   $16,137,751
                                                                              -----------
                                                                              -----------

6. CAPITAL STOCK

     HLMI's authorized capital consists of 3,000,000 shares of $.01 par value common stock, consisting of two classes, 2,000,000 shares of Class A voting and 1,000,000 shares of Class B nonvoting. Class A stock may only be owned by employees of the Company. Class A stock will be immediately converted to Class B stock following the termination of a shareholder's employment with the Company. See Note 12 for subsequent events regarding HLMI's ESOP.

7. RESTRICTIONS OF TRANSFER OF COMMON STOCK

     The bylaws of HLMI contain certain restrictions on transfer of common stock. Upon the death, disability or retirement of a stockholder, HLMI is obligated to purchase the common stock if the estate of the stockholder or the stockholder offers to sell. The stockholder's estate or the stockholder has the right to offer the shares to the Employee Stock Ownership Plan which has the right of first refusal with regard to this stock. The sale price shall be based upon the most recent appraised value of HLMI stock. If a stockholder voluntarily terminates employment, the employee shall sell, and the ESOP may acquire the shares, or HLMI shall purchase all of the stockholder's stock based on the most recent appraisal. If a stockholder is involuntarily terminated, the stockholder may offer his stock to the ESOP or HLMI, and the ESOP may, or HLMI shall purchase all of the shares based on the most recent appraisal. A stockholder who is terminated from employment for cause shall sell, and the ESOP may, or HLMI shall purchase all of the stockholder's shares at a price equal to 80% of the most recent appraisal. The purchase price of any purchase will be paid by first applying life insurance proceeds, if any, with the balance being paid in a single payment or installments depending upon the circumstances of the sale and upon the amount of the purchase price. If the aggregate of principal payments for the purchase of stock shall exceed $120,000 within any six-month period, HLMI may adjust downward all current payments proportionately to limit the payments to the $120,000 amount. Transfers of shares of HLMI's stock to or from the Employee Stock Ownership Plan Trust are exempt from the provisions of the bylaws on restrictions of transfer.

8. INCOME TAXES

     The provision for income taxes is as follows:

                                                                                             1995         1996         1997
                                                                                           ---------    ---------    --------
Current:
  Federal...............................................................................   $  (2,695)   $(100,240)   $ (3,903)
  State.................................................................................        (385)     (14,320)       (558)
Deferred................................................................................    (357,000)     550,019     224,260
                                                                                           ---------    ---------    --------
Provision for income taxes..............................................................   $(360,080)   $ 435,459    $219,799
                                                                                           ---------    ---------    --------
                                                                                           ---------    ---------    --------

                                      HLMI

8. INCOME TAXES -- Continued
     The reconciliation of the statutory federal income tax rate with the Company's federal and state overall effective income rate is as follows:

                                                                                                        1995     1996     1997
                                                                                                       ------    -----    -----
Statutory federal rate..............................................................................    (35.0)%   35.0%    35.0%
State Income Taxes..................................................................................     (2.0)     3.3      3.3
Penalties...........................................................................................       .2       .4     17.4
Meals and Entertainment.............................................................................      4.3      4.4      9.3
Other...............................................................................................     (5.1)     1.8       .3
                                                                                                       ------    -----    -----
  Effective Tax rates...............................................................................    (37.6)%   44.9%    65.3%
                                                                                                       ------    -----    -----
                                                                                                       ------    -----    -----

     The tax effect of temporary differences giving rise to deferred income tax assets and liabilities as of April 25, 1997 and April 26, 1996 is as follows:

                                                                                                      1996           1997
                                                                                                   -----------    -----------
Deferred income tax liabilities -- difference between the accrual basis and cash basis of
  accounting related to certain assets and liabilities..........................................   $(1,059,316)   $(1,255,765)
                                                                                                   -----------    -----------
Deferred income tax assets:
  Contribution carryforwards....................................................................        52,892         64,361
  Property and equipment........................................................................        63,368         96,177
  Deferred rent liability.......................................................................       136,477             --
  Net operating loss carryforward...............................................................       239,768        304,156
                                                                                                   -----------    -----------
Total deferred income tax assets................................................................       492,505        464,694
                                                                                                   -----------    -----------
Deferred income tax liabilities, net............................................................   $  (566,811)   $  (791,071)
                                                                                                   -----------    -----------
                                                                                                   -----------    -----------

     As of April 26, 1996 and April 25, 1997, HLMI had approximately $627,000 and $795,000 of net operating loss carryforwards, respectively, for federal tax purposes and no loss carryforwards for financial reporting purposes. These tax net operating losses will respectively expire in fiscal years 2012 and 2011.

9. EMPLOYEE STOCK OWNERSHIP PLAN

     In September 1987, HLMI established an Employee Stock Ownership Plan to provide retirement benefits to its employees. In October 1987, the Plan obtained a $4,800,000 bank loan, the proceeds of which were used to purchase 32,000 shares of common stock from certain stockholders. During the year ended April 30, 1991, the Plan acquired 11,597 shares of common stock from a shareholder at a cost of $1,054,389, a portion of which was financed by borrowings from a bank in the amount of $687,389. During the year ended April 30, 1995, the Plan acquired 2,000 shares of common stock from a shareholder at a cost of $106,000, which was financed by borrowings from a bank. HLMI is committed to make cash payments to the Plan in an amount sufficient for the Plan to meet the debt service requirements of these three notes. Accordingly, the debt was recorded in the accompanying financial statements with a corresponding deduction from stockholders' equity. The debt and the deduction from stockholders' equity are reduced as principal payments are made on the loans. The terms of the notes payable are disclosed in Note 4. These notes were repaid in full during the year ended April 25, 1997.

     Subject to certain provisions of the Plan, in the event a terminated plan participant desires to sell his or her shares of HLMI's stock, or for certain employees who elect to diversify their account balances, HLMI may be required to purchase the shares from the participant at their fair market value. During the year ended April 26, 1996, HLMI had stock purchases of 557 shares from plan participants. As of April 26, 1996, 43,343 shares were allocated to participant accounts and the fair value per share was $56.50 based on an April 30, 1995 valuation.

     During the year ended April 25, 1997, HLMI did not purchase any shares from plan participants and as of April 25, 1997, 46,858 shares were allocated to participant accounts.

                                      HLMI

10. CONTINGENCIES

     HLMI is involved in various disputes and legal actions related to contract operations. In the opinion of HLMI management, the ultimate resolution of these actions will not have a material effect on HLMI's financial position or future results of operations.

11. RELATED PARTY TRANSACTIONS

     During the years ended April 26, 1996 and April 25, 1997, HLMI incurred $254,137 and $257,017, respectively, in financing advisory fees related to debt financings, for services provided by a director.

12. OTHER MATTERS

     On May 29, 1997, HLMI executed a Management and Services Agreement with HLM Design Inc ("HLM, Design"). The majority shareholders of Design are officers of HLMI and own 100% of the common stock of HLMI. Under the Management and Services Agreement, Design will manage all functions of HLMI except for architectural services regulated by the various states in which HLMI operates. As compensation for such management services, Design will be entitled to substantially all the net cash flow generated by HLMI. In addition, HLM, Design and the shareholders of HLMI have entered into agreements that provide HLM Design with the right of first refusal, by selection of qualified individuals, for any purchase or sale of shares of HLMI's stock.

     Effective May 23, 1997, HLMI sold 50,000 newly issued shares to BBH Corp., a Delaware corporation, purchased 50,000 shares in HLMI for $3.2 million. On May 23, 1997, BBH Corp. merged into HLMI and each BBH Corp. share outstanding at the time of merger was converted into one share of HLMI's stock. All of HLMI's shares held by BBH Corp. were canceled and retired.

     Effective as of May 31, 1997, HLMI repurchased all 46,858 shares from the ESOP for $64 per share as part of a merger agreement with BBH Corp. As a result of this transaction, the ESOP will effectively cease once the proceeds of the sale have been distributed by the Trustee to the ESOP's participants following IRS approval of the ESOP's termination.

================================================================================
  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HLM DESIGN OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                                        PAGE
                                                        ----
Prospectus Summary...................................     3
Risk Factors.........................................     7
Use of Proceeds......................................    12
Dividend Policy......................................    12
Capitalization.......................................    13
Dilution.............................................    14
Selected Financial Data..............................    15
Management's Discussion and Analysis of Financial
  Condition and Results of Operations................    19
Business.............................................    24
Management...........................................    29
Certain Transactions.................................    35
Principal Stockholders...............................    36
Description of Capital Stock.........................    36
Shares Eligible for Future Sale......................    39
Underwriting.........................................    40
Legal Matters........................................    42
Experts..............................................    42
Additional Information...............................    42
Index to Financial Statements........................   F-1

                               ------------------

  UNTIL JULY 7, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,200,000 SHARES

                                  COMMON STOCK
                                ----------------
                                   PROSPECTUS
                                ----------------
                            BERTHEL FISHER & COMPANY
                            FINANCIAL SERVICES, INC.

                               WESTPORT RESOURCES
                           INVESTMENT SERVICES, INC.

                                  MARION BASS
                             SECURITIES CORPORATION
                                 JUNE 12, 1998

================================================================================